Filed with the SEC on April 16, 1997                Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                          -------------------------

                                    FORM S-4
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933

                          -------------------------

                             DEPOSIT GUARANTY CORP.
             (Exact name of registrant as specified in its charter)

     MISSISSIPPI                                6711                                64-072169
(State or other jurisdiction         (Primary Standard Industrial               (IRS Employer Identi-
  of incorporation or                  Classification Code Number)                fication Number)
    organization)

                                             ARLEN L. MCDONALD
 210 EAST CAPITOL STREET                     210 EAST CAPITOL STREET
 POST OFFICE BOX 730                         POST OFFICE BOX 730
 JACKSON, MISSISSIPPI 39205                  JACKSON, MISSISSIPPI 39205
 TELEPHONE NUMBER: (601) 354-8497            TELEPHONE NUMBER: (601) 354-8497
 (Address, including zip code,               (Name, address, including zip
 and telephone number, including             code, and telephone number,
 area code of registrant's                   including area code of agent
 principal executive offices)                for service)

                                   Copies to:

 L. Keith Parsons, Esq.                      Bob D. Tucker, Esq.
 Watkins Ludlam & Stennis, P.A.              Kantrow, Spaht, Weaver & Blitzer
 633 North State Street                      (APLC)
 Post Office Box 427                         445 North Boulevard
 Jackson, Mississippi 39205-0427             Post Office Box 2997
 Telephone Number: (601) 949-4701            Baton Rouge, Louisiana 70821
                                             Telephone Number: (504) 383-4703

Approximate date of commencement of proposed sale of securities to the public:
The Effective Date of the merger of NBC Financial Corporation into Deposit Guaranty Corp. as described in the attached Proxy Statement/Prospectus.

If the securities being registered on this form are being offered in conjunction with the formation of a holding company and there is compliance with General Instruction G, check the following box. /__/

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                        Proposed Maximum      Proposed Maximum
Title of Each Class of Securities    Amount to be         Offering Price     Aggregate Offering Price(2)       Amount of
to be Registered                     Registered(1)          Per Unit                                        Registration Fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value              422,581              NA                    $5,619,974               $1,703.02
====================================================================================================================================

        (1) Plus such additional shares as may be issued as a result of the adjustment provisions contained in the Agreement and Plan of Merger. Based upon the anticipated maximum number of shares to be issued in connection with the transaction described herein.

         (2) Estimated in accordance with Rule 457(f)(2) solely for the purpose of calculating the registration fee on the basis of the book value of the outstanding shares of NBC Financial Corporation common stock as of March 31, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

                            DEPOSIT GUARANTY CORP.

                            CROSS REFERENCE SHEET
                  PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                      Caption or Location
                                                                           in Proxy
Items in Form S-4                                                     Statement/Prospectus
-----------------                                                     --------------------
1.       Forepart of Registration Statement
         and Outside Front Cover Page of
         Prospectus.......................                            Cover Page of
                                                                      Registration Statement;
                                                                      Cross Reference Sheet;
                                                                      Cover Page of the Proxy
                                                                      Statement/Prospectus

2.       Inside Front and Outside Back
         Cover Pages of Prospectus........                            Available Information;
                                                                      Incorporation of
                                                                      Certain Documents by
                                                                      Reference

3.       Risk Factors, Ratio of Earnings
         to Fixed Charges and Other
         Information......................                            Summary

4.       Terms of the Transaction.........                            Summary; The Mergers; Comparative Rights of
                                                                      Shareholders

5.       Pro Forma Financial Information..                            Not Applicable

6.       Material Contracts with the
         Company Being Acquired...........                            Not Applicable

7.       Additional Information Required
         for Reoffering by Persons and
         Parties Deemed to be Under-
         writers..........................                            Not Applicable

8.       Interest of Named Experts and
         Counsel..........................                            Legal Opinion; Experts

9.       Disclosure of Commission
         Position on Indemnification
         for Securities Act Liabilities...                            Not Applicable

10.      Information with Respect to
         S-3 Registrants..................                            Available Information;
                                                                      Incorporation of
                                                                      Certain Documents by
                                                                      Reference

11.      Incorporation of Certain Infor-
         mation by Reference..............                            Available Information;
                                                                      Incorporation of
                                                                      Certain Documents by
                                                                      Reference

12.      Information with Respect to S-2
         or S-3 Registrants...............                            Not Applicable

13.      Incorporation of Certain Infor-
         mation by Reference..............                            Not Applicable

14.      Information with Respect to
         Registrants Other Than S-2 or
         S-3 Registrants..................                            Not Applicable

15.      Information with Respect to S-3
         Companies........................                            Not Applicable

16.      Information with Respect to S-2
         or S-3 Companies.................                            Not Applicable

17.      Information with Respect to
         Companies Other Than S-2 or
         S-3 Companies....................                            Information Concerning NBC Financial Corporation;
                                                                      NBC Financial Corporation Management's Discussion
                                                                      and Analysis of Financial Condition and Results of
                                                                      Operations; Index to NBC Financial Corporation
                                                                      Financial Statements

18.      Information if Proxies, Consents
         or Authorizations Are to be
         Solicited........................                            Incorporation of Certain Documents by Reference;
                                                                      Summary; Introduction; The Mergers--Interests of
                                                                      Certain Persons in the Mergers; Dissenters' Rights;
                                                                      Security Ownership of Principal Shareholders and
                                                                      Management; Experts

19.      Information if Proxies, Consents
         or Authorizations Are Not to be
         Solicited or in an Exchange
         Offer............................                            Not Applicable

                          NBC FINANCIAL CORPORATION
                            7777 JEFFERSON HIGHWAY
                         BATON ROUGE, LOUISIANA 70809

                                                                          , 1997
                                                           ---------------

To Our Shareholders:

         You are cordially invited to attend a Special Meeting (the "Meeting") of Shareholders of NBC Financial Corporation ("NBC Financial Corporation") to be held at 5:00 p.m. local time, on June 17, 1997 at the main office of NBC Financial Corporation, 7777 Jefferson Highway, Baton Rouge, Louisiana.

         At the Meeting, you will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 20, 1997, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, Deposit Guaranty National Bank of Louisiana ("DGNB Louisiana"), a national bank and a wholly-owned subsidiary of Deposit Guaranty, on the one hand, and NBC Financial Corporation and its wholly-owned subsidiary, Bank of Commerce (the "Bank"), on the other hand, pursuant to which (a) NBC Financial Corporation will merge into Deposit Guaranty (the "Holding Company Merger"), and (b) based on the number of shares of common stock and options to acquire shares of common stock presently outstanding and assuming all options are exercised, each outstanding share of NBC Financial Corporation common stock will be converted into .75808 shares of Deposit Guaranty common stock as determined pursuant to the Merger Agreement. Based on the closing sales price of Deposit Guaranty common stock on the New York Stock Exchange on ____________, 1997 of $_________, the value of .75808 shares of Deposit
Guaranty common stock was $_________. Details of the proposal are set forth in the accompanying Proxy Statement/Prospectus, which you should read carefully.

         AFTER CAREFUL CONSIDERATION, THE MERGER AGREEMENT HAS BEEN UNANIMOUSLY APPROVED BY YOUR BOARD OF DIRECTORS. THE BOARD BELIEVES THE MERGERS ARE IN THE BEST INTERESTS OF NBC FINANCIAL CORPORATION AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE MERGER AGREEMENT. THE REASONS FOR SUCH RECOMMENDATION ARE SET FORTH IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. FURTHERMORE, NBC FINANCIAL CORPORATION'S FINANCIAL ADVISOR, NATIONAL CAPITAL CORPORATION, HAS ISSUED ITS OPINION TO THE EFFECT THAT, AS OF THE DATE OF SUCH OPINION AND BASED UPON THE CONSIDERATIONS DESCRIBED THEREIN, THE CONSIDERATION TO BE RECEIVED BY THE HOLDERS OF NBC FINANCIAL CORPORATION COMMON STOCK PURSUANT TO THE HOLDING COMPANY MERGER IS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH SHAREHOLDERS.

         The Mergers present an exceptional opportunity for holders of NBC Financial Corporation common stock to join on favorable terms in a combined enterprise with greater financial resources and a more geographically diversified business. As a result of the proposed Mergers, you, as a shareholder of Deposit Guaranty, will own common stock in a bank holding company whose shares are actively traded on the New York Stock Exchange.

         We urge you to read the enclosed materials carefully so that you can evaluate the Mergers for yourself.

         All shareholders are invited to attend the Meeting in person. However, in order to ensure that your shares will be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the Meeting. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.

                                            Very truly yours,

                                            Thomas A. Boone
                                            President


                             YOUR VOTE IS IMPORTANT
                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                           NBC FINANCIAL CORPORATION
                             7777 JEFFERSON HIGHWAY
                          BATON ROUGE, LOUISIANA 70809

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To the Shareholders of NBC Financial Corporation:

         Notice is hereby given that a Special Meeting (the "Meeting") of Shareholders of NBC Financial Corporation ("NBC Financial Corporation") will be held at the main office of NBC Financial Corporation, 7777 Jefferson Highway, Baton Rouge, Louisiana on June 17, 1997 at 5:00 p.m. local time, for the purpose of considering and voting upon the following matters:

         1. To consider and vote upon a proposal to approve an Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 20, 1997, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, Deposit Guaranty National Bank of Louisiana ("DGNB Louisiana"), a national bank and a wholly-owned subsidiary of Deposit Guaranty, on the one hand, and NBC Financial Corporation, and its wholly-owned subsidiary, Bank of Commerce (the "Bank"), a Louisiana state bank, on the other hand, pursuant to which (a) NBC Financial Corporation will merge into Deposit Guaranty (the "Holding Company Merger") and (b) based on the number of shares of common stock and options to acquire shares of common stock presently outstanding and assuming all options are exercised, each outstanding share of NBC Financial Corporation common stock will be converted into .75808 shares of Deposit Guaranty common stock in accordance with the terms of the Merger Agreement; and

         2. To transact such other business as may lawfully come before the meeting or any adjournment or postponement thereof.

         DISSENTING SHAREHOLDERS WHO COMPLY WITH THE PROCEDURAL REQUIREMENTS OF THE BUSINESS CORPORATION LAW OF LOUISIANA WILL BE ENTITLED TO RECEIVE PAYMENT OF THE FAIR CASH VALUE OF THEIR SHARES IF THE HOLDING COMPANY MERGER IS EFFECTED UPON APPROVAL BY LESS THAN EIGHTY PERCENT (80%) OF THE TOTAL VOTING POWER OF NBC FINANCIAL CORPORATION.

         Two-thirds of the voting power present at the Meeting must approve the Merger Agreement. Only shareholders of record of NBC Financial Corporation common stock as of the close of business on April 28, 1997, are entitled to vote at the Meeting. All shareholders are invited to attend the Meeting in person. However, in order to ensure that your shares will be represented at the Meeting, please date, sign and promptly return the enclosed proxy card in the enclosed postage-paid envelope, whether or not you plan to attend the Meeting. Your proxy may be revoked by appropriate notice to the Secretary of NBC Financial Corporation at any time prior to the voting thereof or by delivery of a later-dated proxy. If you attend the Meeting in person, you may, if you wish, vote personally on all matters brought before the Meeting.

                       By Order of the Board of Directors


                                                   ----------------------------
                                                   Richard F. Norem, Sr.
                                                   Secretary

                 ,1997
-----------------
Baton Rouge, Louisiana

PROSPECTUS                                        PROXY STATEMENT

DEPOSIT GUARANTY CORP.                            NBC FINANCIAL CORPORATION

--------------------                              --------------------

422,581 SHARES OF                                 SPECIAL MEETING OF
COMMON STOCK, NO PAR VALUE                        SHAREHOLDERS TO BE HELD
                                                  JUNE 17, 1997


         This Proxy Statement/Prospectus is being furnished to holders of the common stock of NBC Financial Corporation ("NBC Financial Corporation") in connection with the solicitation of proxies by the Board of Directors of NBC Financial Corporation for use at its Special Meeting (the "Meeting") of Shareholders to be held on June 17, 1997. This Proxy Statement/Prospectus and accompanying proxy cards were first mailed to shareholders of NBC Financial Corporation on or about ________________, 1997.

         At the Meeting, the holders of NBC Financial Corporation common stock, $1.00 par value ("NBC Financial Corporation Common Stock"), will be asked to approve the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 20, 1997, by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, Deposit Guaranty National Bank of Louisiana ("DGNB Louisiana"), a wholly-owned subsidiary of Deposit Guaranty, on the one hand, and NBC Financial Corporation and its wholly-owned subsidiary, Bank of Commerce (the "Bank"), a Louisiana state bank, on the other hand, pursuant to which NBC Financial Corporation will merge into Deposit Guaranty (the "Holding Company Merger") and the Bank will merge into DGNB Louisiana (the "Bank Merger", and together with the Holding Company Merger, the "Mergers"). Upon consummation of the Mergers, based on the number of shares of common stock and options presently outstanding each outstanding share of NBC Financial Corporation
Common Stock, other than shares held by NBC Financial Corporation's shareholders who perfect dissenters' rights, will be converted into .75808 shares of Deposit Guaranty common stock, no par value per share ("Deposit Guaranty Common Stock"), and cash in lieu of any fractional shares, all in accordance with the terms of the Merger Agreement. For a more complete description of the Merger Agreement and the terms of the Mergers, see "The Mergers." Based on the closing sales price of Deposit Guaranty Common Stock on the New York Stock Exchange on ____________, 1997 of $_________, the value of
 .75808 shares of Deposit Guaranty Common Stock was $_________. A conformed copy of the Merger Agreement is attached to this Proxy Statement/Prospectus as Exhibit A. For a more complete description of dissenters' rights, see "Dissenters' Rights."

         Deposit Guaranty has filed a Registration Statement on Form S-4 with the Securities and Exchange Commission (the "Commission"), pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering up to 422,581 shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers. This document constitutes a Proxy Statement of NBC Financial Corporation in connection with the Meeting and a Prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued upon consummation of the Mergers. Each of Deposit Guaranty and NBC Financial Corporation has furnished all information included herein with respect to it and its consolidated subsidiaries.

         No person is authorized to give any information or to make any representation concerning the Mergers not contained in this Proxy Statement/Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Proxy Statement/Prospectus, or the solicitation of a proxy, in any jurisdiction, to or from any person to whom it is unlawful to make such offer or solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this Proxy Statement/Prospectus nor any distribution of the securities made under this Proxy Statement/Prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth herein since the date of this Proxy Statement/Prospectus.

         This Proxy Statement/Prospectus does not cover any resales of Deposit Guaranty Common Stock to be received by NBC Financial Corporation's shareholders upon consummation of the Holding Company Merger, and no person is authorized to make use of this Proxy Statement/Prospectus in connection with any such resale.

                          --------------------------

THE SECURITIES TO BE ISSUED PURSUANT TO THIS PROXY STATEMENT/PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                          --------------------------


      The date of this Proxy Statement/Prospectus is ______________, 1997.

                             AVAILABLE INFORMATION

         Deposit Guaranty is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files periodic reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information filed by Deposit Guaranty can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549 and at the Commission's Regional Offices located in the Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661 and Seven World Trade Center, 13th Floor, New York, New York 10048 and they are also available to the public at the web site maintained by the Commission at "http://www.sec.gov." Copies of such material can also be obtained from the Commission's Public Reference Section, Judiciary Plaza, 450 Fifth Street NW, Washington, D.C. 20549, at prescribed rates. In addition, material filed by Deposit Guaranty can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which the Deposit Guaranty Common Stock is listed (symbol: DEP).

         Deposit Guaranty has filed with the Commission a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to the common stock offered by this Proxy Statement/Prospectus. This Proxy Statement/Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the Rules and Regulations of the Commission, and to which portions reference is hereby made for further information with respect to Deposit Guaranty and the securities offered hereby.

         AS INDICATED BELOW, THIS PROXY STATEMENT/PROSPECTUS INCORPORATES BY REFERENCE CERTAIN INFORMATION WITH RESPECT TO DEPOSIT GUARANTY, WHICH IS NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF ANY SUCH INFORMATION OR DOCUMENTS, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN, ARE AVAILABLE WITHOUT CHARGE, UPON THE WRITTEN OR ORAL REQUEST OF ANY PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED. IN ORDER TO ENSURE TIMELY DELIVERY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY ______________, 1997, AND SUCH REQUESTS SHOULD BE DIRECTED TO DEPOSIT GUARANTY'S PRINCIPAL EXECUTIVE OFFICES AT 210 EAST CAPITOL STREET, JACKSON, MISSISSIPPI 39201, ATTENTION:
ARLEN L. MCDONALD, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER, TELEPHONE NUMBER (601) 354-8497.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by Deposit Guaranty with the Commission are hereby incorporated by reference:

         (1) Deposit Guaranty's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

         (2) The description of capital stock contained in Item 14 of Deposit Guaranty's Registration Statement on Form 10 filed April 21, 1970, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1982, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1986, Item 4 of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1987, and Item 3a of Deposit Guaranty's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996, relating to the description of Deposit Guaranty's Common Stock.

         All documents filed by Deposit Guaranty pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the date of the Meeting of shareholders of NBC Financial Corporation are hereby incorporated by reference into this Proxy Statement/Prospectus and shall be deemed a part hereof from the date of filing of such documents.

         Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

                               TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----
SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Purpose of the Meeting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Date, Time and Place of the Meeting; Record Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         The Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
         Recommendation of the Boards of Directors; Reasons for the Mergers . . . . . . . . . . . . . . . . . . . . . . 2
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Regulatory Approvals   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Other Conditions to Consummation of the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Exchange of NBC Financial Corporation Certificates; No Fractional Shares   . . . . . . . . . . . . . . . . . . 3
         Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
         Interests of Certain Persons in the Merger   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Accounting Treatment   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Dissenters' Rights   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Recent Market Prices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         NBC Financial Corporation and Subsidiary-Selected Financial Data . . . . . . . . . . . . . . . . . . . . . . . 6
         Deposit Guaranty Corp. and Subsidiaries - Selected Financial Data  . . . . . . . . . . . . . . . . . . . . . . 7
         Comparative Per Share Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

INTRODUCTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         Record Date; Voting Rights; Proxies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9

THE MERGERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Structure and Terms of the Mergers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  10
         Background of and Reasons for the Mergers - NBC Financial Corporation  . . . . . . . . . . . . . . . . . . .  11
         Reasons for the Mergers - Deposit Guaranty   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         Effective Date   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
         Regulatory Approvals . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Other Conditions to the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Interests of Certain Persons in the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
         Exchange of NBC Financial Corporation Certificates   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Amendment; Waiver; Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         Conduct of Business Pending the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Resales of Deposit Guaranty Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         Expenses and Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Accounting Treatment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         Certain Federal Income Tax Consequences  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18

DISSENTERS' RIGHTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         Filing Written Objection and Vote Against the Mergers  . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Notice of the Effective Date . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Written Demand . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Appraisal  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
         Payment and Costs  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

COMPARATIVE RIGHTS OF SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Cumulative Voting Rights . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         Limitations on Directors' and Officers' Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Supermajority Voting Requirements; Business Combinations . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         Removal of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         Board of Directors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Vacancies in the Board of Directors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Amendment of the Articles of Incorporation or Bylaws . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         Special Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Shareholder Proposals and Nominations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Authorized Capital . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

INFORMATION CONCERNING NBC FINANCIAL CORPORATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Description of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Competition  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Market Prices and Dividends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         Legal Proceedings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         Supervision and Regulation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

SUPPLEMENTAL FINANCIAL INFORMATION OF NBC FINANCIAL CORPORATION . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Investment Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Risk Elements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Deposits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
         Earning Asset/Interest Bearing Liabilities Yields and Rates  . . . . . . . . . . . . . . . . . . . . . . . .  32
         Volume/Rate Analysis . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         Return on Equity and Assets  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Loan Portfolio . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
         Summary of Loan Loss Experience  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Ownership of Principal Shareholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         Ownership of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

NBC FINANCIAL CORPORATION MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Balance Sheet  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Net Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Net Interest Income  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Provision for Possible Loan Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         Noninterest Income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         Noninterest Expense  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

LEGAL OPINION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

OTHER MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37

INDEX TO NBC FINANCIAL CORPORATION FINANCIAL STATEMENTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . F-1

Exhibit A - Agreement and Plan of Merger
Exhibit B - Fairness Opinion of National Capital Corporation
Exhibit C - Section 131 of the Louisiana Business Corporation Law

                                    SUMMARY

         The following is a brief summary of certain information contained elsewhere in this Proxy Statement/Prospectus and the documents incorporated herein by reference. This summary is necessarily incomplete and is subject to and qualified in its entirety by reference to the more detailed information and financial statements contained elsewhere in this Proxy Statement/Prospectus, including the Exhibits and the documents incorporated in this Proxy Statement/Prospectus by reference. Certain capitalized terms used in this summary are defined elsewhere in this Proxy Statement/Prospectus.

PURPOSE OF THE MEETING

         The purpose of the Meeting is to consider and vote upon a proposal to approve an Agreement and Plan of Merger, dated February 20, 1997 (the "Merger Agreement"), by and among Deposit Guaranty Corp. ("Deposit Guaranty"), a Mississippi corporation, Deposit Guaranty National Bank of Louisiana ("DGNB Louisiana"), a national banking association, on the one hand, and NBC Financial Corporation ("NBC Financial Corporation"), a Louisiana corporation and its wholly- owned subsidiary, Bank of Commerce (the "Bank"), a Louisiana state bank, on the other hand, pursuant to which, among other things, (a) NBC Financial Corporation will be merged into Deposit Guaranty (the "Holding Company Merger"), (b) the Bank will be merged into DGNB Louisiana (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), and (c) on the effective date of the Mergers (the "Effective Date"), each outstanding share of NBC Financial Corporation common stock, $1.00 par value per share ("NBC Financial Corporation Common Stock"), will be converted into a number of shares of common stock, no par value per share, of Deposit Guaranty ("Deposit Guaranty Common Stock") determined by dividing 422,581 by the number of shares of NBC Financial Corporation Common Stock outstanding on the date immediately preceding the Effective Date. Based on the number of shares of NBC Financial Corporation Common Stock and options to acquire shares of NBC Financial Corporation Common Stock outstanding on ___________, 1997, and assuming all options are exercised, NBC Financial Corporation shareholders will receive
 .75808 shares of Deposit Guaranty Common Stock for each share of NBC Financial Corporation Common Stock. Based on the closing sales price of Deposit Guaranty Common Stock on the New York Stock Exchange on ____________, 1997 of $_________, the value of .75808 shares of Deposit Guaranty Common Stock was $_________. As a result of the Mergers, the business and properties of NBC Financial Corporation will become the business and properties of Deposit Guaranty, the business and properties of the Bank will become the business and properties of DGNB Louisiana, and holders of NBC Financial Corporation Common Stock will become shareholders of Deposit Guaranty, except for any such holders who perfect dissenters' rights.

DATE, TIME AND PLACE OF THE MEETING; RECORD DATE

         A Special Meeting (the "Meeting") of the Shareholders of NBC Financial Corporation will be held on June 17, 1997, at 5:00 p.m. at the main office of NBC Financial Corporation, 7777 Jefferson Highway, Baton Rouge, Louisiana. The Board of Directors of NBC Financial Corporation has fixed the close of business on April 28, 1997, as the record date (the "Record Date") for determining holders of outstanding shares of NBC Financial Corporation Common Stock entitled to notice of and to vote at the Meeting. Only holders of NBC Financial Corporation Common Stock of record on the books of NBC Financial Corporation at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. As of the Record Date, there were 469,660 shares of NBC Financial Corporation Financial Common Stock issued and outstanding, each of which is entitled to one vote. See "Introduction -- General" and "Introduction -- Record Date; Voting Rights; Proxies."

VOTE REQUIRED

         Two-thirds of the total voting power of NBC Financial Corporation present at the Meeting must approve the Merger Agreement. As of the Record Date, the executive officers and directors of NBC Financial Corporation as a group had the power to vote approximately 238,157 shares of NBC Financial Corporation Common Stock, representing approximately 43% of the outstanding shares, all of which are expected to be voted in favor of approval of the Merger Agreement.

THE PARTIES

         Deposit Guaranty Corp. Deposit Guaranty is a bank holding company headquartered at 210 East Capitol Street, Jackson, Mississippi 39201, telephone
(601) 354-8497. Its principal subsidiaries are Deposit Guaranty National Bank, a national banking association with its principal office in Jackson, Mississippi; Commercial National Bank, a national banking association with its principal office in Shreveport, Louisiana; Deposit Guaranty National Bank of Louisiana, a national banking association with its principal office in Hammond, Louisiana; Merchants National Bank, a national banking association with its principal office in Fort Smith, Arkansas; and three (3) full-service mortgage banking firms, Deposit Guaranty Mortgage Company, headquartered in Jackson, Mississippi, McAfee Mortgage Company, headquartered in Lubbock, Texas and First Mortgage Corp., headquartered in Omaha, Nebraska. Deposit Guaranty, through its subsidiaries, provides comprehensive corporate, commercial, correspondent and individual banking services, mortgage loan servicing, and personal and corporate trust services.

         As of December 31, 1996, Deposit Guaranty had total assets of $6.4 billion, total deposits of $5.0 billion, total loans of $4.0 billion and shareholders' equity of $581 million. Based on total assets at December 31, 1996, Deposit Guaranty ranked first among Mississippi-based bank holding companies.

         Deposit Guaranty National Bank of Louisiana. DGNB Louisiana is a national bank headquartered at 201 NW Railroad Ave., Hammond, Louisiana. DGNB Louisiana provides a full complement of consumer and commercial banking services in Tangipahoa, Livingston, Morehouse, Madison, Ascension, Jefferson, Richland, St. Tammany, Orleans and Ouachita Parishes in Louisiana.

         NBC Financial Corporation. NBC Financial Corporation is a Louisiana bank holding company headquartered at 7777 Jefferson Highway, Baton Rouge, Louisiana 70809, telephone number (504) 234-7777. Through its sole bank subsidiary, the Bank, NBC Financial Corporation provides various consumer and commercial banking services in East Baton Rouge Parish in the State of Louisiana.

         Bank of Commerce. The Bank is a Louisiana state bank, which offers consumer and commercial banking services through its main office at 7777 Jefferson Highway and its branch office at 300 N. Lobdell Avenue in Baton Rouge, East Baton Rouge Parish, Louisiana. The Bank offers an array of deposit services, including demand accounts, NOW accounts, certificates of deposit and money market accounts, and provides safe deposit boxes, night depository, individual retirement accounts and electronic and drive-in banking services. The lending activities of the Bank consist principally of real estate, consumer and commercial loans. As of December 31, 1996, the Bank had total assets of $69.3 million, total deposits of $63.4 million, total loans of $42.7 million and shareholders' equity of $5.5 million.

RECOMMENDATION OF THE BOARDS OF DIRECTORS; REASONS FOR THE MERGERS

         THE BOARD OF DIRECTORS OF NBC FINANCIAL CORPORATION (THE "NBC FINANCIAL CORPORATION BOARD") HAS DETERMINED THAT THE MERGERS ARE IN THE BEST INTERESTS OF NBC FINANCIAL CORPORATION AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF NBC FINANCIAL CORPORATION COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT. The NBC Financial Corporation Board believes that the Mergers provide significant value to the holders of NBC Financial Corporation Common Stock and enables the shareholders to participate in opportunities for growth that the Mergers make possible.

         In recommending approval of the Merger Agreement to the holders of NBC Financial Corporation Common Stock, the NBC Financial Corporation Board considered, among other factors, the financial terms of the Merger Agreement; the financial condition and results of operations of, and prospects for, each of NBC Financial Corporation and Deposit Guaranty; the likelihood that NBC Financial Corporation will experience significantly increased competitive pressures in its market area from larger banking and other financial institutions; the liquidity that the mergers will afford holders of NBC Financial Corporation Common Stock; the respective dividend policies of Deposit Guaranty and NBC Financial Corporation; the tax-free nature of the Mergers to the NBC Financial Corporation shareholders for federal and state income tax purposes; and certain non-financial factors. See "The Mergers -- Background of and Reasons for the Mergers - NBC Financial Corporation."

         In addition, the NBC Financial Corporation Board has received the opinion of National Capital ("National Capital") that the Exchange Ratio under the Merger Agreement is fair from a financial point of view to the holders of NBC Financial Corporation Common Stock. The opinion of National Capital is attached as Exhibit B and should be read in its entirety. See "The Mergers -- Opinion of Financial Advisor."

         The Board of Directors of Deposit Guaranty has approved the Merger Agreement because it believes that the Merger will enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to a larger geographic customer base and that the combination of Deposit Guaranty and NBC Financial Corporation can take advantage of increased overall efficiencies and economies of scale. See "The Mergers -- Reasons for the Mergers - Deposit Guaranty."

OPINION OF FINANCIAL ADVISOR

         National Capital, NBC Financial Corporation's financial advisor, has rendered its opinion that the consideration to be received by the shareholders of NBC Financial Corporation pursuant to the Merger Agreement, when taken as a whole, is fair to NBC Financial Corporation and its shareholders from a financial point of view. The opinion of National Capital is attached hereto as Exhibit B, and should be read in its entirety with respect to the assumptions made therein and other matters considered. See "The Mergers -- Opinion of Financial Advisor" for further information regarding, among other things, the selection of National Capital and its compensation arrangement in connection with the Merger Agreement.

REGULATORY APPROVALS

         It is a condition to the consummation of the Mergers that all required regulatory approvals, including the approval of the Office of the Comptroller of the Currency (the "OCC"), be obtained. OCC approval is anticipated in May, 1997, although there can be no assurance that such approval will be forthcoming or as to the conditions to or timing of such approval. See "The Mergers -- Regulatory Approvals."

OTHER CONDITIONS TO CONSUMMATION OF THE MERGERS

         In addition to regulatory approvals and the approval of the Merger Agreement by the requisite vote of the holders of NBC Financial Corporation Common Stock, the respective obligations of each party under the Merger Agreement are subject, among other conditions, to receipt of an opinion of Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by the Merger Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986 (the "Code"), and the absence of a material adverse change in the financial condition, results of operations or business of the other party's consolidated group. See "The Mergers -- Other Conditions to the Mergers" for additional information concerning the conditions to consummation of the Mergers.

EXCHANGE OF NBC FINANCIAL CORPORATION CERTIFICATES; NO FRACTIONAL SHARES

         As soon as practicable after the Effective Date, Deposit Guaranty National Bank (the "Exchange Agent") will mail to each holder of record of NBC Financial Corporation Common Stock, a letter of transmittal and instructions for use in effecting the surrender of the certificates which, immediately prior to the Effective Date, represented issued and outstanding shares of NBC Financial Corporation Common Stock in exchange for certificates representing Deposit Guaranty Common Stock. See "The Mergers -- Exchange of NBC Financial Corporation Certificates." Cash will be paid in lieu of any fractional shares of Deposit Guaranty Common Stock. See "The Mergers -- Structure and Terms of the Mergers." Certificates representing NBC Financial Corporation Common Stock should not be surrendered until the letter of transmittal is received.

EFFECTIVE DATE

         If the Merger Agreement is approved by the requisite vote of the holders of NBC Financial Corporation Common Stock, the Mergers are approved by all required regulatory agencies and the other conditions to the Mergers are satisfied or waived (where permissible), the Mergers will become effective at the date (the "Effective Date") a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Louisiana, or as of such later date to which Deposit Guaranty and NBC Financial Corporation agree, which may be specified in the Certificate of Merger to be filed with the Louisiana Secretary of State pursuant to the Business Corporation Law of the State of Louisiana (the "Louisiana BCL"). It is expected that the Effective Date will occur in mid-1997; however, there can be no assurance that the conditions to the

Mergers will be satisfied or waived so that the Mergers can be consummated.
See "The Mergers -- Effective Date" and "The Mergers -- Other Conditions to the Mergers."

INTERESTS OF CERTAIN PERSONS IN THE MERGER

         Certain members of NBC Financial Corporation's management and Board of Directors have interests in the Mergers in addition to their interests as shareholders of NBC Financial Corporation generally. Those interests include, among others, provisions in the Merger Agreement regarding indemnification and insurance and eligibility to participate in certain Deposit Guaranty employee benefit plans. See "The Mergers -- Interests of Certain Persons in the Mergers."

TERMINATION

         Among other reasons, the Merger Agreement may be terminated at any time prior to the Effective Date (i) in the event the Merger Agreement is not approved by the shareholders of NBC Financial Corporation at the Meeting, (ii) if the number of shares of NBC Financial Corporation Common Stock, the holders of which perfect dissenters' rights, exceeds ten percent (10%) of the outstanding shares of NBC Financial Corporation Common Stock, or (iii) if the Closing has not occurred by December 31, 1997. The Merger Agreement may also be terminated by mutual consent. See "The Mergers -- Amendment; Waiver; Termination."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         Consummation of the Mergers is conditioned upon receipt by each of the parties to the Merger Agreement of an opinion of counsel substantially to the effect that the Mergers will be treated, for federal income tax purposes, as tax-free reorganizations, with the result that no gain or loss will be recognized by NBC Financial Corporation or by holders of NBC Financial Corporation Common Stock who exchange all of their NBC Financial Corporation Common Stock solely for Deposit Guaranty Common Stock pursuant to the Mergers (except with respect to cash, if any, received in lieu of fractional shares). NBC Financial Corporation's shareholders are urged to consult their own tax advisors as to the specific tax consequences to them of the Mergers. See "The Mergers -- Certain Federal Income Tax Consequences."

ACCOUNTING TREATMENT

         Deposit Guaranty intends to use the purchase method of accounting to account for the Mergers upon consummation. See "The Mergers -- Accounting Treatment."

DISSENTERS' RIGHTS

         Unless the Merger Agreement is approved at the Meeting by the affirmative vote of 80% or more of the total voting power of NBC Financial Corporation, by complying with the specific procedures required by Louisiana law and described herein, holders of NBC Financial Corporation Common Stock will have the right to dissent from the Holding Company Merger, in which event, if the Holding Company Merger is consummated, such shareholders may be entitled to receive in cash the fair value of their shares of NBC Financial Corporation Common Stock, in lieu of shares of Deposit Guaranty Common Stock issuable under the Merger Agreement. See "Dissenters' Rights" and Exhibit C hereto.

RECENT MARKET PRICES

         On February 19, 1997, the business day preceding the date that Deposit Guaranty, DGNB Louisiana, NBC Financial Corporation and the Bank entered into the Merger Agreement, the closing sales price for a share of Deposit Guaranty Common Stock, as quoted on the New York Stock Exchange, was $_____. No assurance can be given as to the market price of Deposit Guaranty Common Stock on the Effective Date. On __________, 1997, the closing sales price for a share of Deposit Guaranty Common Stock was $________.

         NBC Financial Corporation Common Stock is not actively traded, and there is no established market for NBC Financial Corporation Common Stock. On the Record Date, there were approximately 110 holders of record of NBC Financial Corporation Common Stock, and an additional 6 holders of options to purchase NBC Financial Corporation Common Stock.

SELECTED FINANCIAL DATA

         The following selected financial data for Deposit Guaranty and NBC Financial Corporation has been derived from the consolidated financial statements of Deposit Guaranty and NBC Financial Corporation. The information set forth below should be read in conjunction with the consolidated financial statements of Deposit Guaranty and NBC Financial Corporation incorporated by reference or included elsewhere herein, and NBC Financial Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

NBC FINANCIAL CORPORATION AND SUBSIDIARY-SELECTED FINANCIAL DATA
(IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                                                    Years Ended December 31,
                                             -----------------------------------------------------------
                                                  1996         1995        1994         1993        1992
                                             -----------------------------------------------------------
STATEMENT OF EARNINGS
Interest income                                 $4,896       $4,427      $3,196       $2,825      $3,060
Interest Expense                                 2,376        2,033       1,215        1,191       1,395
                                             -----------------------------------------------------------
Net interest income                              2,520        2,394       1,981        1,634       1,665
Provision for possible loan losses                 168           65          --          (60)       (575)
                                             -----------------------------------------------------------
Net interest income after provision for
  possible loan losses                           2,352        2,329       1,981        1,694       2,240
Other operating income                             321          233         (72)         135         162
Other operating expenses                         1,988        1,844       1,618        1,387       1,590
                                             -----------------------------------------------------------
Income before income taxes and cumulative
  effect of change in accounting principle         685          718         291          442         812

Income tax expense (benefit)                       226           71         (77)          43          --
                                             -----------------------------------------------------------
Income before cumulative effect of change
  in accounting principle                          459          647         368          399         812
Cumulative effect of change in accounting
  principle                                         --           --          --          102          --
                                             -----------------------------------------------------------
Net income                                        $459         $647        $368         $501        $812
                                             ===========================================================

NET INCOME PER COMMON SHARE (1)
Income before cumulative effect of change
  in accounting principle                         $.85        $1.22        $.68         $.80       $1.75
Cumulative effect of change in accounting
  principle                                         --           --          --          .23          --
                                             -----------------------------------------------------------
Net income per common share                       $.85        $1.22        $.68        $1.03       $1.75
                                             ===========================================================

WEIGHTED AVERAGE SHARES OUTSTANDING            523,997      502,200     488,000      453,332     445,952
CASH DIVIDENDS PER SHARE                          $.12         $.12        $.03           --          --

STATEMENTS OF CONDITION - AVERAGES
Total assets                                   $62,283      $53,445     $43,941      $41,611     $42,077
Earning assets                                  57,127       47,997      40,569       38,505      38,476
Securities                                      15,860       13,534      13,136       14,244      14,057
Loans                                           39,520       34,180      26,817       23,196      22,481
Deposits                                        57,156       49,185      40,673       37,584      38,721
Total stockholders' equity                       5,125        4,629       4,149        3,870       3,191

SELECTED RATIOS
Return on average assets                          .74%        1.21%        .84%        1.20%       1.93%

Return on average equity                          8.96        13.98        8.87        12.95       25.45
Net interest margin - tax equivalent              4.43         4.99        4.88         4.24        4.33
Loans to deposits                                69.14        69.49       65.93        61.72       58.06
Allowance for possible loan losses to loans       1.51         1.45        1.57         1.97        2.45
Net charge-offs (recoveries) to average loans      .19         (.03)       (.01)         .05        (.19)
Dividend payout                                  14.12         9.84        4.41           --          --
Average equity to average assets                  8.23         8.66        9.44         9.30        7.58
Leverage ratio                                    8.54         9.42        9.18         9.91        8.60

(1) Net income is adjusted for the current year's 8% cumulative dividend payable to preferred shareholders in calculating net income per common share.

All share data reflects a 4 for 1 stock split declared in 1995.

        DEPOSIT GUARANTY CORP. AND SUBSIDIARIES - SELECTED FINANCIAL DATA (In Thousands Except Per Share
        Amounts)

                                                                            Year Ended December 31,
                                           ------------------------------------------------------------------------------
                                                 1996            1995           1994              1993             1992
                                           ------------------------------------------------------------------------------
STATEMENTS OF EARNINGS
Interest income                            $    432,222    $    402,704    $    307,272     $    299,327     $    322,114
Interest expense                                182,688         173,432         125,881          124,687          155,459
                                           ------------------------------------------------------------------------------
Net interest income                             249,534         229,272         181,391          174,640          166,655
Provision for possible loan losses                5,340           2,160          (4,750)         (16,000)          10,378
                                           ------------------------------------------------------------------------------
Net interest income after provision
 for possible loan losses                       244,194         227,112         186,141          190,640          156,277
Other operating income                          117,245          91,989          93,499           74,781           67,977
Other operating expense                         237,208         211,452         180,047          171,567          164,470
                                           ------------------------------------------------------------------------------

Income before income taxes                      124,231         107,649          99,593           93,854           59,784
Income tax expense                               40,621          35,029          32,463           27,302           14,270
                                           ------------------------------------------------------------------------------
Net income                                 $     83,610    $     72,620    $     67,130     $     66,552     $     45,514
                                           ==============================================================================


NET INCOME PER SHARE
Primary                                    $       2.16    $       1.89    $       1.90     $       1.89     $       1.34
Fully diluted                                      2.16            1.89            1.90             1.89             1.30

WEIGHTED AVERAGE SHARES OUTSTANDING
Primary                                      38,760,192      38,431,162      35,336,124       35,299,704       34,067,328
Fully diluted                                38,760,192      38,431,162      35,336,124       35,299,704       34,930,564

CASH DIVIDENDS PER SHARE                   $        .72    $        .61    $        .53     $        .47     $        .40

STATEMENTS OF CONDITION - AVERAGES
Total assets                               $  6,026,548    $  5,571,697    $  4,940,977     $  4,826,726     $  4,777,596
Earning assets                                5,395,343       4,961,261       4,413,938        4,333,740        4,275,345
Securities available for sale                 1,293,830         186,194         712,184        1,308,634             --
Investment securities                           130,255       1,365,070         718,891          396,011        1,616,658
Loans                                         3,774,490       3,273,408       2,581,724        2,293,416        2,261,034
Deposits                                      4,750,894       4,438,797       3,997,038        3,867,669        3,876,927
Long-term debt                                   67,888            --              --               --              6,320
Total stockholders' equity                      551,754         498,023         429,967          367,592          315,833

SELECTED RATIOS
Return on average assets                           1.39%           1.30%           1.36%            1.38%             .95%
Return on average equity                          15.15           14.58           15.61            18.10            14.41
Net interest margin-tax equivalent                 4.77            4.75            4.24             4.18             4.12
Allowance for possible loan
 losses to loans                                   1.56            1.64            1.95             2.56             3.30
Net charge-offs (recoveries) to
 average loans                                      .10             .12             .10             (.14)            1.02
Dividend payout                                   33.10           32.01           27.89            24.67            29.96
Average equity to average assets                   9.15            8.94            8.70             7.62             6.61
Leverage ratio                                     8.23            7.87            8.43             8.13             6.80
Tier I risk-based capital                         11.42           11.05           12.49            13.28            12.00
Total risk-based capital                          12.67           12.30           13.75            14.54            13.27

 All share data reflects a 2 for 1 stock split declared in 1996.

         COMPARATIVE PER SHARE INFORMATION

         The following table sets forth certain historical comparative information and certain pro forma and equivalent pro forma information with respect to income per share, book value per share and cash dividends per share for the Deposit Guaranty Common Stock and the NBC Financial Corporation Common Stock. The information that follows should be read in conjunction with the audited historical financial statements and notes thereto of Deposit Guaranty incorporated by reference herein and the audited historical financial statements and notes thereto of NBC Financial Corporation included in this Proxy Statement/Prospectus. The comparative pro forma and equivalent pro forma data have been included herein for comparative purposes only and do not purport to be indicative of the results of operations or financial condition that actually would have resulted had the Holding Company Merger occurred at the beginning of the period or the results of operations or financial condition that may be obtained in the future.

                                                                           Pro Forma
                                                                  -------------------------------
                                                                    Deposit
                                                                  Guaranty and
                                              Historical          NBC Financial    NBC Financial
                                   ---------------------------    Corporation     Corporation
                                   Deposit       NBC Financial     Pro Forma        Pro Forma
Per Common Share                   Guaranty      Corporation      Combined (a)    Equivalent(b)
----------------                   --------      -------------    -------------  ----------------
NET INCOME (c)
  For the year ended
  December 31,
  1996                             $ 2.16        $  .85           $ 2.15            $ 1.63
  1995                               1.89          1.22             1.89              1.43

CASH DIVIDENDS (d)
  For the year ended
  December 31,
  1996                             $  .72        $  .12           $  .72            $  .54
  1995                                .61           .12              .61               .46

BOOK VALUE (e)
  As of December 31, 1996          $14.83        $11.71           $14.83            $11.25
  As of December 31, 1995           13.91         11.02            13.91             10.54

(a) In accordance with Generally Accepted Accounting Principles, Deposit Guaranty will account for the Holding Company Merger using the purchase method of accounting. Deposit Guaranty has been authorized by its Board of Directors to repurchase up to 100% of the Deposit Guaranty Common Stock to be issued in the Holding Company Merger. The pro forma calculations assume a 100% repurchase.

(b) NBC Financial Corporation pro forma equivalent amounts are computed by multiplying the pro forma combined amounts by the Exchange Ratio of .75808.

(c) Net income per common share is based on weighted average common shares outstanding, adjusted for stock split.

(d) Pro forma cash dividends represent historical cash dividends of Deposit Guaranty, adjusted for stock split.

(e) Book value per common share, adjusted for stock split, is based on total period-end shareholders' equity.

                                  INTRODUCTION

GENERAL

         This Proxy Statement/Prospectus is being furnished to holders of NBC Financial Corporation Common Stock in connection with the solicitation by the Board of Directors of NBC Financial Corporation of proxies for use at the Meeting of Shareholders to be held at 5:00 p.m. local time, on June 17, 1997 at the main office of NBC Financial Corporation, 7777 Jefferson Highway, Baton Rouge, Louisiana, and at any adjournment or postponement thereof.

         At the Meeting, shareholders will consider and vote upon a proposal to approve the Merger Agreement, by and among Deposit Guaranty, DGNB Louisiana, NBC Financial Corporation and the Bank, pursuant to which NBC Financial Corporation will merge into Deposit Guaranty, the Bank will merge into DGNB Louisiana and each share of NBC Financial Corporation Common Stock issued and outstanding immediately prior to the Effective Date of the Mergers (except Dissenting Shares, as hereinafter defined) will be converted into and exchangeable for a number of shares of Deposit Guaranty Common Stock, as determined pursuant to the Merger Agreement. As a result of the Mergers, the holders of NBC Financial Corporation Common Stock (other than holders of Dissenting Shares) will become shareholders of Deposit Guaranty.

         This Proxy Statement/Prospectus constitutes a Proxy Statement of NBC Financial Corporation with respect to the Meeting and a Prospectus of Deposit Guaranty with respect to the shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers. The information in this Proxy Statement/Prospectus concerning Deposit Guaranty and its subsidiaries and NBC Financial Corporation and its subsidiary has been furnished by each of such entities, respectively.

         The principal executive office of Deposit Guaranty is located at 210 East Capitol Street, Jackson, Mississippi 39201, and its telephone number is
(601) 354-8497. The principal executive office of NBC Financial Corporation is located at 7777 Jefferson Highway, Baton Rouge, Louisiana 70809, and its telephone number is (504) 234-7777.

         This Proxy Statement/Prospectus is first being mailed to holders of NBC Financial Corporation Common Stock on or about _______________, 1997.

RECORD DATE; VOTING RIGHTS; PROXIES

         The Board of Directors of NBC Financial Corporation has fixed the close of business on April 28, 1997 as the Record Date for determining holders of outstanding shares of NBC Financial Corporation Common Stock entitled to notice of and to vote at the Meeting. Only holders of NBC Financial Corporation Common Stock of record on the books of NBC Financial Corporation at the close of business on the Record Date are entitled to vote at the Meeting or at any adjournment or postponement thereof. Shares of NBC Financial Corporation Preferred Stock are not entitled to vote on the Mergers. As of the Record Date, there were 469,660 shares of NBC Financial Corporation Common Stock issued and outstanding, each of which is entitled to one vote. The presence, in person or by proxy, of a majority of the total voting power of NBC Financial Corporation is necessary to constitute a quorum of the shareholders to take action at the Meeting. Shares of NBC Financial Corporation Common Stock represented by properly executed proxies will be voted in accordance with the instructions indicated on the proxies or, if no instructions are indicated, will be voted FOR the proposal to approve the Merger Agreement and in the discretion of the proxy holders as to any other matter which may properly come before the Meeting or any adjournment or postponement thereof. A shareholder who has given a proxy may revoke it at any time before it is voted by (a) filing with the Secretary of NBC Financial Corporation (i) a notice in writing revoking it, or (ii) a duly executed proxy bearing a later date or (b) voting in person at the Meeting.

         Approval of the Merger Agreement requires the approval of two-thirds of the voting power present at the Meeting. An abstention by a shareholder present at the Meeting in person or by proxy will have the same effect as a vote against the Merger Agreement, but failure to return a properly executed proxy, or a broker submitting a proxy without exercising discretionary authority with respect to approval of the Merger Agreement will not. As of the Record Date, the executive officers and directors of NBC Financial Corporation as a group had the power to vote approximately 238,157 shares of NBC Financial Corporation Common Stock, representing approximately 43% of the outstanding shares, all of which are expected to be voted in favor of approval of the Merger Agreement.

         Deposit Guaranty's shareholders are not required to approve the Merger Agreement or the issuance of shares of Deposit Guaranty Common Stock.

         NBC Financial Corporation will bear the costs of soliciting proxies from its shareholders. In addition to the use of the mail, proxies may be solicited by the directors, officers and employees of NBC Financial Corporation in person, or by telephone, telecopier or telegram. Such directors, officers and employees will not be additionally compensated for such solicitation but may be reimbursed for out-of-pocket expenses incurred in connection therewith. Arrangements will also be made with custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of NBC Financial Corporation Common Stock held of record by such persons, and NBC Financial Corporation may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in connection therewith.

                                  THE MERGERS

GENERAL

         The Merger Agreement provides that, subject to the satisfaction or waiver (where permissible) of certain conditions, including, among other things, the receipt of all necessary regulatory approvals, the expiration of all related waiting periods and the approval of the holders of NBC Financial Corporation Common Stock, NBC Financial Corporation will be merged with and into Deposit Guaranty, and the Bank will be merged with and into DGNB Louisiana. As a result of the Mergers, the separate corporate existence of NBC Financial Corporation and the Bank will cease and the holders of NBC Financial Corporation Common Stock (other than holders of Dissenting Shares) will become shareholders of Deposit Guaranty. The date on which the Mergers will be consummated is herein referred to as the "Effective Date." See "The Mergers -- Effective Date."

         The description of the Merger Agreement included in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference and a copy of which is attached hereto as Exhibit A.

STRUCTURE AND TERMS OF THE MERGERS

         Upon consummation of the Mergers, NBC Financial Corporation will be merged with and into Deposit Guaranty and the NBC Financial Corporation Common Stock issued and outstanding at the Effective Date (other than shares owned by shareholders who, pursuant to the Louisiana BCL, perfect any right to receive the fair value of such shares ("Dissenting Shares")) will be converted into and exchangeable for a number of shares of Deposit Guaranty Common Stock determined by dividing 422,581 by the number of shares of NBC Financial Corporation Common Stock outstanding on the date immediately preceding the Effective Date (the "Exchange Ratio"). Based on the number of shares of NBC Financial Corporation Common Stock and options to acquire shares of NBC Financial Corporation Common Stock outstanding, and assuming all options are exercised, on ________________, 1997, NBC Financial Corporation shareholders will receive .75808 shares of Deposit Guaranty Common Stock for each share of NBC Financial Corporation Common Stock. Based on the closing sales price of Deposit Guaranty Common Stock on the New York Stock Exchange on ____________, 1997 of $_________, the value of .75808 shares of Deposit Guaranty Common Stock was $_________. If prior to the Effective Date Deposit Guaranty should split or combine Deposit Guaranty Common Stock, or pay a dividend or other distribution in Deposit Guaranty Common Stock, then the Exchange Ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

         The Exchange Ratio was determined by a process of arm's length negotiations involving the managements of NBC Financial Corporation and Deposit Guaranty and their respective financial advisors. The maximum number of shares of Deposit Guaranty Common Stock which may be issued upon consummation of the Mergers (422,581 shares) would constitute approximately ___% of the shares of Deposit Guaranty Common Stock outstanding immediately after the Effective Date. This calculation does not make any adjustment for fractional shares or Dissenting Shares and is based upon the number of shares of NBC Financial Corporation Common Stock and Deposit Guaranty Common Stock outstanding on the Record Date.

         No fractional shares of Deposit Guaranty Common Stock will be issued in the Mergers. Any shareholder otherwise entitled to receive a fractional share of Deposit Guaranty Common Stock will be paid a cash amount in lieu of any such fractional share determined by multiplying (i) the closing sale price of a share of Deposit Guaranty Common Stock on the date immediately preceding the Effective Date as quoted on the National Association of Securities Dealers Automated Quotation System, by (ii) the fraction of a share of Deposit Guaranty Common Stock to which such holder would otherwise be entitled.

BACKGROUND OF AND REASONS FOR THE MERGERS - NBC FINANCIAL CORPORATION

         BACKGROUND. During the past several years, there has been a sharp increase in the level of interest in and the number of acquisitions of financial institutions in Louisiana. One of the responsibilities of the NBC Financial Corporation Board is to consider various strategic alternatives, including whether to affiliate with a larger, more diversified financial organization, as viable opportunities might arise.

         Through 1995 and 1996, a mutual interest developed between the Bank and DGNB Louisiana in establishing a bank correspondent relationship. In the course of developing that relationship, during the third quarter of 1996 Deposit Guaranty informally discussed with Thomas A. Boone the possibility of a business combination between NBC Financial Corporation and Deposit Guaranty. Following additional, preliminary discussions between representatives of NBC Financial Corporation and Deposit Guaranty, NBC Financial Corporation engaged National Capital for advice and assistance in evaluating and negotiating the possible sale of NBC Financial Corporation to Deposit Guaranty. On December 4, 1996, NBC Financial Corporation and Deposit Guaranty entered into a confidentiality agreement, and pursuant thereto NBC Financial Corporation provided certain confidential information concerning its business to Deposit Guaranty as part of the process of exploring a possible business combination.

         Thereafter, in December, 1996, Deposit Guaranty made a proposal to acquire NBC Financial Corporation. Over the next few weeks the parties engaged in negotiations concerning the terms of a business combination. On January 24, 1997, representatives of Deposit Guaranty and NBC Financial Corporation reached a preliminary agreement on the terms of a business combination, including specification of the consideration to be received by the shareholders of NBC Financial Corporation, subject to Deposit Guaranty's completion of due diligence, approval by NBC Financial Corporation's and Deposit Guaranty's respective boards of directors, and execution of a definitive agreement among the parties. After reaching the preliminary agreement, Deposit Guaranty conducted a review of the books and records of NBC Financial Corporation and the Bank, and representatives of NBC Financial Corporation and Deposit Guaranty negotiated the terms of the definitive Merger Agreement, subject to approval by each party's board of directors.

         The Mergers and the Merger Agreement were considered by the Boards of Directors of NBC Financial Corporation and the Bank at meetings held for that purpose on February 18, 1997. At those meetings, a representative of National Capital advised the Boards regarding the proposed Mergers. Based on that advice, and on review of the Mergers and Merger Agreement, the Boards of Directors of NBC Financial Corporation and the Bank determined that the Mergers were in the best interest of NBC Financial Corporation and the Bank and their respective shareholders and approved the Merger Agreement.

         REASONS FOR THE MERGERS. In reaching its decision that the Mergers are in the best interest of NBC Financial Corporation and its shareholders, the NBC Financial Corporation Board consulted with its financial advisor and NBC Financial Corporation's management, and considered a number of factors, including without limitation, the following:

         (a) the financial condition and results of operations of, and prospects for, each of NBC Financial Corporation and Deposit Guaranty;

         (b) the likelihood that NBC Financial Corporation will experience significant, increased competitive pressures in its market from larger banking and other financial institutions capable of offering a broader array of technologically advanced financial services and products;

         (c) the lack of marketability of NBC Financial Corporation Common Stock, the liquidity that would be offered to NBC Financial Corporation's shareholders through the ownership of securities of a publicly traded company such as Deposit Guaranty, and the possibility of long-term appreciation in the value of Deposit Guaranty Common Stock;

         (d) the financial terms of the Holding Company Merger, including the relationship of the value of the Deposit Guaranty Common Stock issuable in the Holding Company Merger to the market value, book value, and earnings per share of NBC Financial Corporation Common Stock;

         (e) the respective dividend policies of Deposit Guaranty and NBC Financial Corporation;

         (f) the nonfinancial terms of the Holding Company Merger, including the treatment of the Holding Company Merger as a tax-free exchange of NBC Financial Corporation Common Stock for Deposit Guaranty Common Stock for federal and state income tax purposes;

         (g) the likelihood of the Mergers being approved by applicable regulatory authorities without undue conditions or delay;

         (h) the risk of Deposit Guaranty's withdrawing its offer if NBC Financial Corporation decided to negotiate with other institutions; and

         (i) the opinion rendered by National Capital, NBC Financial Corporation's financial advisor, to the effect that the terms of the Holding Company Merger, as provided in the Merger Agreement, are fair from a financial point of view to the holders of NBC Financial Corporation Common Stock.

         The NBC Financial Corporation Board did not assign any specific or relative weight to the foregoing factors in its considerations. The NBC Financial Corporation Board believes that the Holding Company Merger will provide its shareholders with significant value and opportunities for growth.

         BASED ON THE FOREGOING, THE NBC FINANCIAL CORPORATION BOARD UNANIMOUSLY APPROVED THE MERGER AGREEMENT, AND UNANIMOUSLY RECOMMENDS THAT THE HOLDERS OF NBC FINANCIAL CORPORATION COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

REASONS FOR THE MERGERS - DEPOSIT GUARANTY

         The Deposit Guaranty Board of Directors believes that by expanding Deposit Guaranty's customer base into the Baton Rouge, Louisiana market area, the Mergers should enhance Deposit Guaranty's earnings capacity by enabling it to deliver products and provide services to that enlarged customer base, and by permitting cost savings through consolidation of operations. In addition, the Deposit Guaranty Board of Directors believes that the combination of Deposit Guaranty and NBC Financial Corporation will allow Deposit Guaranty and NBC Financial Corporation to increase overall efficiency and take advantage of economies of scale in several areas. In evaluating the Mergers, the Deposit Guaranty Board of Directors considered a variety of factors, including the respective results of operations, financial condition and prospects of Deposit Guaranty and NBC Financial Corporation; the compatibility and complimentary nature of the respective businesses and managerial philosophies of Deposit Guaranty and NBC Financial Corporation; and the relative prices paid in recent acquisitions of financial institutions.

OPINION OF FINANCIAL ADVISOR

         GENERAL. Pursuant to an engagement letter dated December 6, 1996, (the "Engagement Letter"), NBC Financial Corporation engaged National Capital to render its opinion that the consideration to be received by the shareholders of NBC Financial Corporation pursuant to the Holding Company Merger, when taken as a whole, is fair to NBC Financial Corporation and its shareholders from a financial point of view. National Capital has extensive experience in investment analysis and the valuation of bank and bank holding company securities in connection with acquisitions and mergers, and valuations for various other purposes. NBC Financial Corporation selected National Capital as its financial advisor on the basis of its experience and expertise in merger and acquisition transactions, and its reputation in the commercial banking and investment banking communities.

         Subsequent to the execution of the Merger Agreement and prior to regulatory filings, National Capital delivered its formal written opinion that the consideration to be received by the shareholders of NBC Financial Corporation pursuant to the Merger Agreement, when taken as a whole, is fair to NBC Financial Corporation and its shareholders from a financial point of view, as of the date thereof. No limitations were imposed by NBC Financial Corporation on National Capital with respect to the investigations made or the procedures followed in rendering its opinions. The full text of National Capital's written opinion to the NBC Financial Corporation Board of Directors, which sets forth the assumptions made, matters considered, and limitations of the review by National Capital, is attached hereto as Exhibit B and is incorporated herein by reference and should be read carefully and in its entirety in connection with this Proxy Statement/Prospectus. The following summary of National Capital's opinion is qualified in its entirety by reference to the full text of the opinion. National Capital's opinion is addressed to the NBC Financial Corporation Board of Directors only and does not constitute a recommendation to any shareholder of NBC Financial Corporation as to how such shareholder should vote at the Meeting.

         In connection with its written opinion, National Capital, among other things: (i) met with officers of NBC Financial Corporation to discuss their businesses, reserves, earnings, properties and prospects; (ii) reviewed certain public financial information, and other data with respect to both Deposit Guaranty and NBC Financial Corporation. This data includes consolidated financial statements for recent years and interim periods through September 30, 1996, as well as other relevant financial and operating data furnished by NBC Financial Corporation to National Capital; (iii) reviewed the Merger Agreement;
(iv) reviewed certain historical market prices and trading volumes of Deposit Guaranty Common Stock; (v) analyzed market volatility studies of Deposit Guaranty Common Stock; (vi) made inquiries regarding, and discussed the Merger Agreement and other matters related thereto with NBC Financial Corporation's counsel; and (vii) performed such other analyses and examinations as National Capital deemed appropriate.

         In connection with its review, National Capital did not independently verify any of the foregoing information, and relied on such information and assumed such information was complete and accurate in all material respects. With respect to the financial forecasts for NBC Financial Corporation provided to National Capital by NBC Financial Corporation's management, National Capital assumed for purposes of its opinion that such forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of NBC Financial Corporation's management at the time of preparation as to the projected financial performance of NBC Financial Corporation and provided a reasonable basis upon which National Capital could form its opinion. National Capital also assumed that there were no material changes in NBC Financial Corporation's or Deposit Guaranty's assets, financial condition, results of operations, business or prospects since the respective dates of the last financial statements made available to National Capital. National Capital relied on advice of counsel to NBC Financial Corporation as to all legal matters with respect to NBC Financial Corporation and the Merger Agreement. National Capital is not expert in the evaluation of loan portfolios for purposes of assessing the adequacy of the allowance for losses with respect thereto and assumed for purposes of its opinion that such allowances for each of NBC Financial Corporation and Deposit Guaranty are in the aggregate adequate to cover such losses. In addition, National Capital did not review any individual credit files, did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of NBC Financial Corporation or Deposit Guaranty, and was not furnished with any such appraisals. Further, National Capital's opinion was based on economic, monetary and market conditions existing as of the date of the Merger Agreement, and on the assumption that the Merger Agreement will be consummated in accordance with its terms, without any amendment thereto and without waiver by NBC Financial Corporation of any of the conditions to its obligations thereunder.

         Set forth below is a brief summary of the analysis performed by National Capital in connection with its opinion.

         ANALYSIS OF SELECTED BANK MERGER TRANSACTIONS. National Capital reviewed the consideration paid in recently announced transactions whereby certain banks were acquired. Specifically, National Capital reviewed transactions involving acquisitions of banks in the United States announced or to be acquired in such transactions since January 1, 1995 (the "National Acquisitions") and acquisitions of selected Louisiana banks announced since January 1, 1995 (the "Louisiana Acquisitions"). National Capital compiled figures illustrating, among other things, the ratio of the premium (i.e. purchase price in excess of book value) to core deposits, purchase price to deposits, purchase price to book value and purchase price to last twelve-months ("LTM") earnings.

         The figures for the National Acquisitions and the Louisiana Acquisitions produced: (i) average percentage of premium (purchase price in excess of book value) to core deposits of 11.2% and 10.8%, respectively; (ii) average purchase price to deposits of 20.9% and 19.8%, respectively; (iii) average multiple of purchase price to book value of 1.95x and 1.96x, respectively; and (iv) average multiple of purchase price to LTM earnings of 17.6x and 14.4x, respectively.

         In comparison, assuming the price of Deposit Guaranty common stock is $31.00 per share, National Capital determined that the consideration to be received by the holders of NBC Financial Corporation Common Stock in the Holding Company Merger represented a percentage of premium to core deposits of 14.4%, a percentage of price to deposits of 21.0%, a multiple of price to book value of 2.42x and a multiple of price to NBC Financial Corporation's earnings for the twelve months ended December 31, 1996 of 25.9x.

         No other company or transaction used as a comparison in the above analyses is identical to NBC Financial Corporation or the Merger Agreement. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning the differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which NBC Financial Corporation and the Merger Agreement are being compared.

         CONTRIBUTION ANALYSIS. National Capital analyzed the contribution of each of NBC Financial Corporation and Deposit Guaranty to, among other things, common equity and net income of the pro forma combined companies for the twelve month period ended December 31, 1996. This analysis showed, among other things, that based on pro forma combined balance sheets and income statements for NBC Financial Corporation and Deposit Guaranty as of December 31, 1996, NBC Financial Corporation would have contributed 0.94% of the pro forma common equity, and for the twelve months ended December 31, 1996, NBC Financial Corporation would have contributed approximately 0.55% of the pro forma net income of the combined companies. Assuming the consideration to be paid in the Holding Company Merger for each share of NBC Financial Corporation Common Stock equals 0.75808 shares of Deposit Guaranty Common Stock, the NBC Financial Corporation shareholders would own approximately 1.09% of the combined companies based on the weighted average shares outstanding during 1996.

         The summary set forth above does not purport to be a complete description of the analyses performed by National Capital. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. National Capital believes that its analyses and the summary set forth above must be considered as a whole and that selecting a portion of its analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the NBC Financial Corporation Board of Directors. In addition, National Capital may have given certain analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from and particular analysis described above should not be taken to be National Capital's view of the actual value of NBC Financial Corporation or the combined companies. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis.

         In performing its analyses, National Capital made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of NBC Financial Corporation or Deposit Guaranty. The analyses performed by National Capital are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of National Capital's analysis of the fairness of the consideration to be received by the NBC Financial Corporation shareholders in the Holding Company Merger and were provided to the NBC Financial Corporation Board of Directors in connection with the delivery of National Capital's opinion. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or any time in the future. National Capital used in its analyses various projections of future performance prepared by the management of NBC Financial Corporation. The projections are based on numerous variables and assumptions that are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections.

         As described above, National Capital's opinion and presentation to the NBC Financial Corporation Board of Directors were among the many factors taken into consideration by the Board in making its determination to approve the Merger Agreement.

         According to the terms of the Engagement Letter, NBC Financial Corporation has agreed to pay National Capital $90,000 for services rendered, a portion of which is contingent upon completion of the Holding Company Merger. NBC Financial Corporation has agreed to indemnify National Capital, its affiliates, and their respective partners, directors, officers, agents, consultants, employees and controlling persons against certain liabilities, including liabilities under the federal securities laws. An affiliate of National Capital, American Planning Corporation, has provided strategic planning services to NBC Financial Corporation's subsidiary Bank. The revenues received from the Bank by American Planning Corporation are not significant in relation to total gross revenues. Neither National Capital nor American Planning Corporation has performed any services for Deposit Guaranty and neither has received any fees from Deposit Guaranty.

EFFECTIVE DATE

         The Mergers will be consummated and become effective at the time a certificate of merger (the "Certificate of Merger") is filed with the Secretary of State of Louisiana, or as of such later date or time to which Deposit Guaranty and NBC Financial Corporation agree, which may be specified in the Certificate of Merger. Unless Deposit Guaranty and NBC Financial Corporation otherwise agree, the Mergers will be consummated as soon as practicable following receipt of NBC Financial Corporation shareholder and necessary regulatory approvals and satisfaction or waiver of the other conditions to the Mergers. It is expected that the Effective Date will occur in mid-1997; however, there can be no assurance that the conditions to the Mergers will be satisfied or waived so that the Mergers can be consummated. See "The Mergers -- Regulatory Approvals" and "The Mergers -- Other Conditions to the Mergers."

REGULATORY APPROVALS

         Consummation of the Mergers is conditioned on approval by all required regulatory authorities, including approval by the OCC. OCC approval is anticipated in May, 1997, although there can be no assurance that such approval will be forthcoming or as to the conditions to or timing of such approval. The Board of Governors of the Federal Reserve System, the Louisiana Office of Financial Institutions and the Federal Deposit Insurance Corporation (the "FDIC") must also review the Bank Merger and comment on the competitive factors involved. The Bank Merger may not be consummated until the expiration of fifteen (15) days after approval by the OCC has been obtained. During this 15-day period, the United States Department of Justice, if it objects to the proposed Bank Merger for antitrust reasons, may file suit to enjoin the Bank Merger.

OTHER CONDITIONS TO THE MERGERS

         In addition to approval of the Merger Agreement by the requisite vote of the holders of NBC Financial Corporation Common Stock and regulatory approval of the Mergers, the respective obligations of each party under the Merger Agreement are subject, among other conditions, to (i) the absence of any order, decree or injunction of a court or agency of competent jurisdiction enjoining or prohibiting consummation of the Mergers, (ii) receipt of an opinion of Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by the Merger Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code,
(iii) the condition that on the date of closing the representations and warranties made in the Merger Agreement by each party are true and correct in all material respects, (iv) the condition that prior to the Effective Date there not have been a material adverse change in the financial condition, results of operations or business of the other party's consolidated group and
(v) the receipt of customary legal opinions.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

         INDEMNIFICATION. The Merger Agreement provides that Deposit Guaranty shall indemnify the former directors, officers, employees and agents of NBC Financial Corporation against all claims to which they become subject arising out of actions or omissions occurring at or prior to the Effective Date of the Mergers, including the transactions contemplated by the Merger Agreement, to the full extent permitted by Louisiana law or by NBC Financial Corporation's Articles of Incorporation and Bylaws. The Merger Agreement also provides that DGNB Louisiana shall indemnify the former directors, officers, employees and agents of the Bank against all claims to which they become subject arising out of actions or omissions occurring at or prior to the Effective Date of the Mergers, including the transactions contemplated by the Merger Agreement, to the full extent permitted by Louisiana law or by the Bank's Articles of Incorporation and Bylaws. Deposit Guaranty and DGNB Louisiana have agreed to use their best efforts to maintain NBC Financial Corporation's and the Bank's existing directors' and officers' liability insurance policies (or a policy providing at least comparable coverage) for a period of five (5) years after the Effective Date of the Mergers. The Merger Agreement also provides for indemnification by Deposit Guaranty of NBC Financial Corporation and its officers, directors and control persons from and against liability arising under the Securities Act or otherwise if such liability arises out of or is based on an untrue statement or omission of a material fact required to be stated in the Registration Statement, of which this Proxy Statement/Prospectus forms a part, or in any amendment or supplement thereto, or necessary to make the statements made not misleading. This indemnification does not apply to statements made in reliance on information furnished to Deposit Guaranty by or on behalf of NBC Financial Corporation or the Bank for use in the Registration Statement.

         EMPLOYEE BENEFITS. The Merger Agreement provides that, after the Effective Date of the Mergers, Deposit Guaranty will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all employees of NBC Financial Corporation and the Bank under Deposit Guaranty's benefit plans for which they are eligible, as soon as practicable after the Effective Date. There will be no waiting period for coverage of eligible participants under any health or group term life benefit plan, and no employee will be denied benefits under any such plan for pre-existing conditions. All prior years of service of Bank employees will be counted for vesting and eligibility purposes under all applicable Deposit Guaranty employee benefit plans to the extent permitted by applicable law. Any Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Bank employee benefit plan, shall, on the Effective Date, be covered by or participate in the comparable Deposit Guaranty employee benefit plan if a comparable plan otherwise is maintained by Deposit Guaranty and if the eligibility requirements of the Deposit Guaranty plan are met.

EXCHANGE OF NBC FINANCIAL CORPORATION CERTIFICATES

         On the Effective Date, each holder of NBC Financial Corporation Common Stock will cease to have any rights as a shareholder of NBC Financial Corporation and his or her sole rights will pertain to the shares of Deposit Guaranty Common Stock to which such holder's shares of NBC Financial Corporation Common Stock shall have been converted pursuant to the Mergers, except for the right to receive cash for any fractional shares and except for any such shareholder who exercises statutory dissenters' rights.

         As soon as practicable after the Effective Date, the Exchange Agent for the Deposit Guaranty Common Stock will mail to each holder of record of NBC Financial Corporation Common Stock a letter of transmittal and instructions for effecting the surrender of the stock certificates which, immediately prior to the Effective Date, represented outstanding shares of NBC Financial Corporation Common Stock in exchange for certificates representing shares of Deposit Guaranty Common Stock. SHAREHOLDERS OF NBC FINANCIAL CORPORATION ARE REQUESTED NOT TO SURRENDER THEIR NBC FINANCIAL CORPORATION CERTIFICATES FOR EXCHANGE UNTIL SUCH LETTER OF TRANSMITTAL AND INSTRUCTIONS ARE RECEIVED. Upon surrender of a certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such certificate shall be entitled to receive in exchange therefor: (i) a certificate representing that number of whole shares of Deposit Guaranty Common Stock, as defined below, to which such holder of NBC Financial Corporation Common Stock shall have become entitled pursuant to the provisions hereof, and (ii) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the certificates surrendered, and such certificates shall forthwith be canceled.

         Deposit Guaranty will not pay former shareholders of NBC Financial Corporation who become holders of Deposit Guaranty Common Stock pursuant to the Mergers any dividends or other distributions that may have become payable to holders of record of Deposit Guaranty Common Stock following the Effective Date until they have surrendered their certificates evidencing ownership of shares of NBC Financial Corporation Common Stock along with a properly completed letter of transmittal.

         NBC Financial Corporation's shareholders who cannot locate their certificates are urged to promptly contact Thomas A. Boone, President of NBC Financial Corporation at 7777 Jefferson Highway, Baton Rouge, Louisiana 70809, telephone number (504) 234-7777. A new certificate will be issued to replace the lost certificate(s) only upon execution by the shareholder of an affidavit certifying that his or her certificate(s) cannot be located and an agreement to indemnify NBC Financial Corporation and Deposit Guaranty and their transfer agents and registrars against any claim that may be made against NBC Financial Corporation or Deposit Guaranty by the owner of the certificate(s) alleged to have been lost or destroyed. NBC Financial Corporation or Deposit Guaranty may also require the shareholder to post a bond in such sum as is sufficient to support the shareholders' agreement to indemnify NBC Financial Corporation and Deposit Guaranty.

AMENDMENT; WAIVER; TERMINATION

         The Merger Agreement may be amended at any time before or after its approval by the shareholders of NBC Financial Corporation by written agreement of NBC Financial Corporation and Deposit Guaranty, except that no amendment may be made after NBC Financial Corporation shareholder approval that changes the consideration to be received by NBC Financial Corporation shareholders or that by law would require further shareholder approval unless such further shareholder approval is obtained.

         The Merger Agreement provides that either party may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties contained in the Merger Agreement or in any document delivered pursuant to the Merger Agreement or (iii) waive compliance with any of the agreements or conditions contained in the Merger Agreement other than the satisfaction of all requirements prescribed by law for consummation of the Mergers and receipt of the tax opinion required by the Merger Agreement.

         The Merger Agreement may be terminated at any time prior to the Effective Date (i) by mutual written consent of the parties, properly authorized by their respective Boards of Directors; (ii) by Deposit Guaranty and DGNB Louisiana, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, business or prospects of NBC Financial Corporation or the Bank since December 31, 1996; (iii) by NBC Financial Corporation and the Bank, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, business or prospects of Deposit Guaranty since December 31, 1996; (iv) by any party to the Merger Agreement, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the Mergers violate the antitrust laws of the United States; (v) by any party to the Merger Agreement, if at the Meeting, the Merger Agreement shall not have been approved by the required vote; (vi) by Deposit Guaranty and DGNB Louisiana, in the event there are dissenting shareholders who hold more than ten percent (10%) of the shares of NBC Financial Corporation Common Stock; or (vii) by any party to the Merger Agreement if closing shall not have occurred by December 31, 1997.

CONDUCT OF BUSINESS PENDING THE MERGERS

         The Merger Agreement provides that the Bank and NBC Financial Corporation will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice. Without the prior consent of Deposit Guaranty, neither the Bank nor NBC Financial Corporation shall (i) increase by more than ten percent (10%) the compensation payable by the Bank or NBC Financial Corporation to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum, grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee, (ii) sell or dispose of material assets except in the ordinary course of business, (iii) enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business or (iv) authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, or otherwise authorize or affect any change in its capitalization. In addition, no dividends shall be paid by NBC Financial Corporation, without the consent of Deposit Guaranty. Deposit Guaranty has consented to the payment of a first quarter dividend of $.04 per share.

         In addition, NBC Financial Corporation has agreed that, without the prior approval of Deposit Guaranty, it will not solicit or encourage inquiries or proposals with respect to, or, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, NBC Financial Corporation or any subsidiary thereof, or any business combination with NBC Financial Corporation or any subsidiary thereof, and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above; provided, however, that this restriction shall not prohibit the NBC Financial Corporation Board of Directors from furnishing information to or entering into discussions or negotiations with any person or entity that makes an unsolicited proposal to acquire NBC Financial Corporation pursuant to a merger, consolidation, share exchange, purchase of a substantial portion of the assets, business combination or other similar transaction, if the NBC Financial Corporation Board of Directors determines in good faith that such action is required for the Board of Directors to comply with its fiduciary duties to shareholders. If NBC Financial Corporation furnishes information to or enters into discussions or negotiations with another party prior to December 31, 1997, and enters into a definitive agreement with such party prior to June 30, 1998, then NBC Financial Corporation shall pay Deposit Guaranty a fee of $100,000, unless the Merger Agreement is terminated by Deposit Guaranty or DGNB Louisiana based on material adverse change in the financial condition, results of operations, business or prospects of NBC Financial Corporation or the Bank prior to NBC Financial Corporation entering into a definitive agreement with such party.

RESALES OF DEPOSIT GUARANTY COMMON STOCK

         The shares of Deposit Guaranty Common Stock to be issued to the holders of NBC Financial Corporation Common Stock pursuant to the Merger Agreement have been registered under the Securities Act pursuant to a Registration Statement on Form S-4, of which this Proxy Statement/Prospectus is a part, thereby allowing such shares to be freely transferred without restriction by persons who will not be "affiliates" of Deposit Guaranty or who were not "affiliates" of NBC Financial Corporation within the meaning of Rule 145 under the Securities Act. In general, affiliates of NBC Financial Corporation include its executive officers and directors and any person who controls, is controlled by or is under common control with NBC Financial Corporation. Holders of NBC Financial Corporation Common Stock who are affiliates of NBC Financial Corporation will not be able to resell the Deposit Guaranty Common Stock received by them in the Mergers unless the Deposit Guaranty Common Stock is registered for resale under the Securities Act, is sold in compliance with Rule 145 under the Securities Act or is sold in compliance with another exemption from the registration requirements of the Securities Act.

         Pursuant to Rule 145 under the Securities Act, the sale of Deposit Guaranty Common Stock held by former affiliates of NBC Financial Corporation will be subject to certain restrictions. Such persons may sell Deposit Guaranty Common Stock under Rule 145 only if (i) Deposit Guaranty has filed all reports required to be filed by it under Section 13 or 15(d) of the Exchange Act during the preceding twelve months, (ii) such Deposit Guaranty Common Stock is sold in a "broker's transaction," which is defined in Rule 144 under the Securities Act as a sale in which (a) the seller does not solicit or arrange for orders to buy the securities, (b) the seller does not make any payment other than to the broker,
(c) the broker does no more than execute the order and receive a normal commission and (d) the broker does not solicit customer orders to buy the securities and (iii) such sale and all other sales made by such person within the preceding three months do not exceed the greater of (x) one percent (1%) of the outstanding shares of Deposit Guaranty Common Stock or (y) the average weekly trading volume of Deposit Guaranty Common Stock on the New York Stock Exchange during the four-week period preceding the sale. Any affiliate of NBC Financial Corporation who is not an affiliate of Deposit Guaranty after the Mergers may sell Deposit Guaranty Common Stock without restriction following the second anniversary of the Effective Date.

         NBC Financial Corporation has agreed to use its best efforts to cause each of its directors and executive officers and each person who is a beneficial owner of five percent (5%) or more of the outstanding NBC Financial Corporation Common Stock (each of whom may be deemed to be an affiliate under the Securities Act) to enter into an agreement not to sell shares of Deposit Guaranty Common Stock received by him or her in violation of the Securities Act or the rules and regulations of the Commission thereunder.

EXPENSES AND FEES

         All legal and other costs and expenses incurred in connection with the Mergers and the transactions contemplated thereby will be paid by the party incurring such costs and expenses, regardless of whether the Mergers are consummated.

ACCOUNTING TREATMENT

         The Mergers, if consummated as proposed, will be treated as a purchase for accounting and financial reporting purposes. The purchase method accounts for a business combination as the acquisition of one enterprise by another, the value of the company's shares issued in the transaction is included in stockholders' equity and any of such amount in excess of net fair values of tangible and identifiable intangible assets of the acquired company is treated as an intangible asset on the acquiring company's financial statements.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of the principal federal income tax consequences of the Mergers is based on provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the regulations thereunder, judicial authority, and administrative rulings and practice as of the date hereof, any of which is subject to change. Consummation of the Mergers is conditioned on the receipt by Deposit Guaranty, DGNB Louisiana, NBC Financial Corporation and the Bank of an opinion of counsel to Deposit Guaranty to the effect that the Mergers will be treated, for federal income tax purposes, as tax-free reorganizations under Section 368(a) of the Code.

         Any NBC Financial Corporation shareholder who, pursuant to the Mergers, exchanges all of the NBC Financial Corporation Common Stock that such holder owns solely for Deposit Guaranty Common Stock will not recognize any gain or loss upon such exchange. The aggregate tax basis of Deposit Guaranty Common Stock received by such a holder in exchange for NBC Financial Corporation Common Stock will equal such holder's tax basis in the NBC Financial Corporation Common Stock surrendered. If such shares of NBC Financial Corporation Common Stock are held as capital assets at the Effective Date, the holding period of the Deposit Guaranty Common Stock received will include the holding period of the NBC Financial Corporation Common Stock surrendered therefor. NBC Financial Corporation's shareholders should consult their tax advisors as to the determination of their tax basis and holding period in any one share of Deposit Guaranty Common Stock, as several methods of determination may be available.

         To avoid the expense and inconvenience to Deposit Guaranty of issuing fractional shares, no fractional shares of Deposit Guaranty Common Stock will be issued pursuant to the Mergers. Any NBC Financial Corporation shareholder who receives cash pursuant to the Mergers in lieu of a fractional share interest will be treated as having received such fractional share pursuant to the Mergers, and then as having exchanged such fractional share for cash in a redemption by Deposit Guaranty, subject to the provisions and limitations of
Section 302 of the Code. If the Deposit Guaranty Common Stock represents a capital asset in the hands of the shareholder, then the shareholder will generally recognize capital gain or loss on such a deemed redemption of the fractional share in an amount determined by the difference between the amount of cash received for such fractional share and the shareholder's tax basis in the fractional share.

         NBC Financial Corporation's shareholders who perfect dissenters' rights and receive cash in exchange for their NBC Financial Corporation Common Stock will be treated, under Code Sections 302(a) and 302(b)(3), as receiving such payment in complete redemption of the NBC Financial Corporation Common Stock subject to the proceeding, provided that such shareholder does not actually or constructively own (under Code Section 318) any NBC Financial Corporation Common Stock after the redemption. Such deemed redemption may also be subject to Section 302(a) of the Code if such deemed redemption is "substantially disproportionate" with respect to the NBC Financial Corporation shareholder who exercises dissenters' rights, or is "not essentially equivalent to a dividend," with the result that a shareholder who exercises dissenters' rights will recognize gain or loss equal to the difference between the amount realized and such shareholder's tax basis in the NBC Financial Corporation Common Stock subject to the proceeding. Any such gain or loss recognized on such redemption will be treated as capital gain or loss if the NBC Financial Corporation Common Stock with respect to which dissenters' rights were exercised were held as capital assets. Each NBC Financial Corporation shareholder who contemplates exercising dissenters' rights should consult a tax advisor as to the possibility that all or a portion of the payment received pursuant to the dissenters' rights proceeding will be treated as dividend income.

         Unless an exemption applies under the applicable law and regulations, the Exchange Agent will be required to withhold thirty-one percent (31%) of any cash payments to which a shareholder or other payee is entitled pursuant to the Mergers unless the shareholder or other payee provides its taxpayer identification number (social security number or employer identification number) and certifies that such number is correct. Each shareholder and, if applicable, each other payee should complete and sign the substitute Form W-9 included as part of the letter of transmittal so as to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption exists and is established in a manner satisfactory to Deposit Guaranty and the Exchange Agent.

         THE FOREGOING CONSTITUTES ONLY A GENERAL DESCRIPTION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS WITHOUT REGARD TO THE PARTICULAR FACTS AND CIRCUMSTANCES OF EACH NBC FINANCIAL CORPORATION SHAREHOLDER. NBC FINANCIAL CORPORATION'S SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGERS, INCLUDING THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

                               DISSENTERS' RIGHTS

         Under Section 131 of the Louisiana BCL (a copy of which is attached hereto as Exhibit C), any holder of record of shares of NBC Financial Corporation Common Stock who files a written objection to the Mergers prior to or at the Meeting at which the vote on the Mergers is taken, and who votes against the Mergers, may demand in writing that such shareholder be paid in cash the fair cash value of such shares, as of the day before the Meeting, as determined by agreement between the shareholder and Deposit Guaranty or by a state district court in East Baton Rouge Parish, Louisiana, if the shareholder and Deposit Guaranty are unable to agree upon the fair cash value ("Dissenters' Rights"). INTERESTED PARTIES SHOULD NOTE THAT, IF THE MERGER AGREEMENT IS APPROVED BY EIGHTY PERCENT (80%) OR MORE OF THE OUTSTANDING SHARES OF NBC FINANCIAL CORPORATION COMMON STOCK, SECTION 131 OF THE LOUISIANA BCL PROVIDES THAT NO NBC FINANCIAL CORPORATION SHAREHOLDER WILL HAVE DISSENTERS' RIGHTS. A person who is a beneficial owner, but not a registered owner, of shares of NBC Financial Corporation Common Stock who wishes to exercise the rights of a dissenting shareholder under the Louisiana BCL cannot do so in his own name and should have the record ownership of the shares transferred to his or her name or instruct the record owner thereof to take all required action to comply on his behalf with the procedures under Section 131 of the Louisiana BCL.

         Any shareholder of record contemplating exercising Dissenters' Rights is urged to review carefully the provisions of Section 131 of the Louisiana BCL, particularly the procedural steps required to perfect Dissenters' Rights thereunder. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF
SECTION 131 ARE NOT FULLY SATISFIED.

         Set forth below is a summary of the procedures relating to the exercise of Dissenters' Rights. The following summary does not purport to be a complete statement of the provisions of Section 131 of the Louisiana BCL and is qualified in its entirety by reference to Exhibit C hereto and to any amendments to such sections as may be adopted after the date of this Proxy Statement/Prospectus.

FILING WRITTEN OBJECTION AND VOTE AGAINST THE MERGERS

         To exercise the right of dissent, a shareholder (each a "Dissenter") must (i) deliver to NBC Financial Corporation a written objection to the Merger Agreement prior to or at the Meeting AND ALSO (ii) vote the shares of NBC Financial Corporation Common Stock held by him (in person or by proxy) against the Merger Agreement at the Meeting. Neither a vote against the Merger Agreement nor a specification in a proxy to vote against the Merger Agreement will in and of itself constitute the necessary written objection to the Merger Agreement. Moreover, by voting in favor of, or abstaining from voting on, the Merger Agreement, or by returning the enclosed proxy without instructing the proxy holders to vote against the Merger Agreement, a shareholder waives his or her rights under Section 131 of the Louisiana BCL.

NOTICE OF THE EFFECTIVE DATE

         If the Merger Agreement is approved by less than eighty percent (80%) of the outstanding shares of NBC Financial Corporation Common Stock, then, promptly after the Effective Date, notice will be given to each Dissenter that the Mergers have become effective. The notice shall be sent by registered mail, addressed to the Dissenter at such Dissenter's last address on NBC Financial Corporation's records immediately prior to the Effective Date.

WRITTEN DEMAND

         Within twenty (20) days after the mailing of such notice, a Dissenter must file with Deposit Guaranty a demand in writing (the "Demand") for payment of the fair cash value of such Dissenter's shares as of the day prior to the Meeting, stating the amount demanded and a post office address to which Deposit Guaranty may reply. Simultaneously with the filing of the Demand, the Dissenter shall also deposit the certificate(s) representing his shares of NBC Financial Corporation Common Stock (duly endorsed and transferred to Deposit Guaranty upon the sole condition that the certificate(s) will be delivered to Deposit Guaranty upon payment of the value of the shares in accordance with Section 131 of the Louisiana BCL) in escrow with a chartered bank or trust company located in East Baton Rouge Parish, Louisiana (the "Escrow Bank"). Along with the Demand, the Dissenter shall deliver to Deposit Guaranty a written acknowledgment of the Escrow Bank that it holds such certificate(s), endorsed as specified above.

         A Dissenter who fails to satisfy any of the foregoing conditions within the proper time periods will conclusively be presumed to have acquiesced to the Mergers and will forfeit any right to seek payment pursuant to Section 131 of the Louisiana BCL.

APPRAISAL

         If Deposit Guaranty does not agree to the amount demanded by the Dissenter, or does not agree that any payment is due, it will, within twenty
(20) days after receipt of such Demand and acknowledgment, notify such Dissenter in writing of either (i) the value it will agree to pay, or (ii) its belief that no payment is due. If the Dissenter does not agree to accept the offered amount, or disagrees with Deposit Guaranty's assertion that no payment is due, he must within sixty (60) days after the receipt of such notice file suit against Deposit Guaranty in state court in East Baton Rouge Parish, Louisiana for a judicial determination of the fair cash value of his shares. Any Dissenter who is entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in any suit filed against Deposit Guaranty by another former shareholder of NBC Financial Corporation for a judicial determination of the fair cash value of such other shareholder's shares. If a Dissenter fails to bring or to intervene in such a suit within the applicable sixty-day period, the Dissenter will be deemed to have consented to accept either Deposit Guaranty's statement that no payment is due or, if Deposit Guaranty does not contend that no payment is due, to accept the value of his shares specified by Deposit Guaranty in its notice of disagreement (the "Notice of Disagreement").

         Shareholders considering exercising Dissenters' Rights should bear in mind that the fair cash value of their shares determined under Section 131 of the Louisiana BCL could be more than, the same as or less than the consideration they would otherwise receive pursuant to the Merger Agreement if they do not seek such rights, and that opinions of financial advisors as to fairness are not opinions as to fair cash value under Section 131 of the Louisiana BCL.

         Any Dissenter who has duly filed a Demand in compliance with Section 131 of the Louisiana BCL will, after filing the Demand, cease to have any of the rights of a shareholder, except those rights generally provided to Dissenters under Section 131 of the Louisiana BCL.





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
         A Dissenter has the right to voluntarily withdraw his or her Demand and to accept the terms offered in the Merger Agreement at any time before Deposit Guaranty gives its Notice of Disagreement, but thereafter the Dissenter may withdraw his or her Demand only with the consent of Deposit Guaranty. If a Demand is properly withdrawn, or the Dissenter otherwise loses his Dissenters' Rights, a Dissenter shall only be entitled to receive the consideration offered pursuant to the Merger Agreement.

PAYMENT AND COSTS

         If upon the filing of a suit or intervention against Deposit Guaranty by a Dissenter pursuant to Section 131 of the Louisiana BCL, Deposit Guaranty deposits with the court the amount, if any, which it specified in its Notice of Disagreement, and if in that notice Deposit Guaranty offered to pay such amount to the Dissenter on demand, then the costs (not including legal fees) of the suit or intervention will be taxed against the Dissenter if the amount finally awarded to the Dissenter, exclusive of interest and costs, is equal to or less than the amount so deposited; otherwise, the costs (not including legal fees) will be assessed against Deposit Guaranty.

NOTICES

         Prior to the Effective Date, dissenting shareholders of NBC Financial Corporation should send any communications regarding their rights to Thomas A. Boone, President, NBC Financial Corporation, 7777 Jefferson Highway, Baton Rouge, Louisiana 70809. On or after the Effective Date, dissenting shareholders should send any communications regarding their rights to J. Clifford Harrison, Secretary, Deposit Guaranty Corp. All such communications should be signed by or on behalf of the dissenting shareholder in the form in which his or her shares are registered on the books of NBC Financial Corporation. Deposit Guaranty and DGNB Louisiana have the right to terminate the Merger Agreement if the number of shares of NBC Financial Corporation Common Stock as to which holders thereof are legally entitled to assert Dissenters' Rights exceeds ten percent (10%) of the outstanding shares of NBC Financial Corporation Common Stock. See "The Mergers -- Amendment; Waiver; Termination."

         ANY NBC FINANCIAL CORPORATION SHAREHOLDER WHO DESIRES TO EXERCISE DISSENTERS' RIGHTS SHOULD CAREFULLY REVIEW THE LOUISIANA BCL AND IS URGED TO CONSULT SUCH SHAREHOLDER'S LEGAL ADVISOR BEFORE EXERCISING OR ATTEMPTING TO EXERCISE SUCH RIGHTS.

                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         NBC Financial Corporation is incorporated in the State of Louisiana and Deposit Guaranty is incorporated in the State of Mississippi. If the Mergers are consummated, holders of NBC Financial Corporation Common Stock, whose rights as shareholders are currently governed by Louisiana law and by NBC Financial Corporation's Articles of Incorporation (the "NBC Financial Corporation Articles") and Bylaws, will, upon consummation of the Mergers, become shareholders of Deposit Guaranty and their rights as such will be governed by Mississippi law and by Deposit Guaranty's Articles of Incorporation (the "Deposit Guaranty Articles") and Bylaws.

         Certain significant differences between the rights of holders of NBC Financial Corporation Common Stock and holders of Deposit Guaranty Common Stock are set forth below. This summary is not intended to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by the Louisiana BCL and the Mississippi Business Corporation Act (the "Mississippi BCA") and by the Articles of Incorporation and Bylaws of each of NBC Financial Corporation and Deposit Guaranty, respectively, to which holders of NBC Financial Corporation Common Stock are referred.

CUMULATIVE VOTING RIGHTS

         NBC FINANCIAL CORPORATION. Each outstanding share of NBC Financial Corporation Common Stock is entitled to one vote on each matter submitted to a vote of shareholders. The NBC Financial Corporation Articles do not provide for cumulative voting in the election of directors.

         DEPOSIT GUARANTY. Pursuant to the Mississippi BCA and Deposit Guaranty's Bylaws, each outstanding share of Deposit Guaranty stock is entitled to one (1) vote on each matter submitted to a vote. However, in connection with the election of directors, holders of Deposit Guaranty Common Stock have cumulative voting rights. Pursuant to the Deposit Guaranty Bylaws, every shareholder entitled to vote in the election of directors shall have the right to vote, in person or by proxy, the number of shares owned by him for as many persons as there are directors to be elected, or to cumulate his votes by giving one (1) candidate the number of votes equal to the number of directors to be elected multiplied by the number of his shares, or by distributing such votes on the same principle among any number of candidates.

LIMITATIONS ON DIRECTORS' AND OFFICERS' LIABILITY

         NBC FINANCIAL CORPORATION. The NBC Financial Corporation Articles provide that no director or executive officer of NBC Financial Corporation may be held personally liable to NBC Financial Corporation or its shareholders for monetary damages for breach of his or her fiduciary duty as a director or executive officer, except for liability for: (i) breach of the director's or officer's duty of loyalty to NBC Financial Corporation or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful dividends or certain other unlawful distributions and (iv) any transaction from which the director or executive officer derived an improper personal benefit.

         DEPOSIT GUARANTY. Deposit Guaranty's Articles and Bylaws do not contain any provision limiting the personal liability of Deposit Guaranty's directors and officers for monetary damages resulting from breach of fiduciary duty.

SUPERMAJORITY VOTING REQUIREMENTS; BUSINESS COMBINATIONS

         NBC FINANCIAL CORPORATION. The Louisiana BCL states that mergers, consolidations and sales of all or substantially all of the assets of a Louisiana corporation must be approved by the shareholders by vote of at least two- thirds of the voting power present, or such larger or smaller vote (not less than a majority) of the voting power present or the total voting power as the corporation's articles may require. Under the Louisiana BCL, share exchanges require a similar shareholder vote by each class or series included in the exchange. The NBC Financial Corporation Articles do not provide for approval by vote of less than two-thirds of the voting power present.

         The NBC Financial Corporation Articles specify that no Business Combination (as defined below) involving NBC Financial Corporation or a subsidiary thereof and a Major Stockholder (as defined below), or any affiliate or associate of a Major Stockholder shall be valid unless the Business Combination (i) was approved by the NBC Financial Corporation Board prior to the Major Stockholder involved in the Business Combination becoming a Major Stockholder; or (ii) the Major Stockholder involved in the Business Combination sought and obtained the unanimous prior approval of the Board of Directors to become a Major Stockholder and the Business Combination was approved by a majority of the Continuing Directors (as defined below); or (iii) the Business Combination was approved by at least eighty percent (80%) of the Continuing Directors of NBC Financial Corporation; or (iv) the Business Combination was approved by at least eighty percent (80%) of the outstanding Voting Stock of NBC Financial Corporation and by at least eighty percent (80%) of the outstanding Voting Stock beneficially owned by stockholders other than any Major Stockholder.

         A "Major Stockholder" is defined to include any person (other than any subsidiary of NBC Financial Corporation) which, together with its affiliates and associates and any person acting in concert therewith, is the beneficial owner of ten percent (10%) or more of the shares held by the holders of the Voting Stock of NBC Financial Corporation. A "Business Combination" is (a) any merger or consolidation (whether in a single transaction or series of related transactions) of NBC Financial Corporation or any subsidiary thereof with any Major Stockholder; (b) any sale, lease, exchange, transfer, distribution to stockholders or other disposition, including without limitation, a mortgage, pledge or other security device, to or with a Major Stockholder by NBC Financial Corporation or any subsidiary thereof of all, substantially all or a substantial part of the assets of NBC Financial Corporation or any subsidiary thereof; (c) the purchase, exchange, lease or other acquisition by NBC Financial Corporation or any subsidiary thereof of all or substantially all or any substantial part of the assets or business of a Major Stockholder; (d) the issuance of any securities, or of any rights, warrants or options to acquire any securities of NBC Financial Corporation or any subsidiary thereof to a Major Stockholder or the acquisition by NBC Financial Corporation or any subsidiary thereof of any securities, rights, warrants or options to acquire any securities of a Major Stockholder; and (e) any reclassification of securities, recapitalization or other transaction which has the effect, directly or indirectly of increasing the proportionate amount of Voting Stock of NBC Financial Corporation or any subsidiary thereof which is beneficially owned by a Major Stockholder. A "Continuing Director" means: (i) a person who was a member of the NBC Financial Corporation Board of Directors immediately prior to the time that any then existing Major Stockholder became a Major Stockholder or (ii) a person designated (before initially becoming a director) as a Continuing Director by a majority of the then Continuing Directors.

         DEPOSIT GUARANTY. The Mississippi BCA states that in the absence of a greater requirement in the articles of incorporation, a sale, lease, exchange, or other disposition of all, or substantially all, a corporation's property requires approval by a majority of the shares entitled to vote on the transaction. The Deposit Guaranty Articles do not provide for a greater than majority vote on such a transaction.

         The Deposit Guaranty Articles require that any Business Combination (as defined below) involving Deposit Guaranty or a subsidiary of Deposit Guaranty and an Interested Shareholder (as defined below), or any affiliate or associate of an Interested Shareholder or any person that following such transaction would be an affiliate or associate of an Interested Shareholder be approved by the affirmative vote of at least eighty percent (80%) of the votes entitled to be cast by the holders of all the then outstanding shares of voting stock of Deposit Guaranty, excluding shares held by the Interested Shareholder, unless the transaction is approved by a majority of the Continuing Directors (as defined below) or unless certain fair price and procedural requirements are satisfied.

         An "Interested Shareholder" is defined to include any person (other than Deposit Guaranty, certain Deposit Guaranty subsidiaries, employee benefit plans of Deposit Guaranty and the trustees of such plans) who (a) is or has announced a plan to become the beneficial owner of ten percent (10%) or more of the voting stock of Deposit Guaranty, or (b) is an affiliate or associate of Deposit Guaranty who has, within the past two (2) years, been the beneficial owner of ten percent (10%) or more of Deposit Guaranty's voting stock. A person is the "beneficial owner" of voting stock which such person, directly or indirectly, owns or has the right to acquire or vote.

         A "Business Combination" includes the following: (a) a merger or consolidation of Deposit Guaranty or any subsidiary with an Interested Shareholder; (b) any sale, disposition or other arrangement (including investments, loans, advances, guarantees, extensions of credit, creation of security interests and joint ventures) with or for the benefit of an Interested Shareholder involving assets or securities having a fair market value (or involving aggregate commitments) of $10,000,000 or more or constituting more than five percent (5%) of the book value of the total assets (in the case of transactions involving assets or commitments other than capital stock) or five percent (5%) of the shareholders' equity (in the case of transactions in capital stock) of the entity in question, as reflected in the most recent fiscal year-end consolidated balance sheet of such entity existing at the time the shareholders of Deposit Guaranty would be required to approve or authorize such transaction; (c) the adoption of any plan or proposal for the liquidation or dissolution of Deposit Guaranty for any amendment to Deposit Guaranty's Bylaws; or (d) any reclassification of securities, recapitalization, merger with a subsidiary or other transaction which has the effect, directly or indirectly, or increasing an Interested Shareholder's proportionate share of the outstanding capital stock of Deposit Guaranty or a subsidiary.

         A "Continuing Director" means: (a) any member of the Deposit Guaranty Board of Directors who is not affiliated with an Interested Shareholder and who either (i) was a Deposit Guaranty director prior to the time the Interested Shareholder became an Interested Shareholder, or (ii) was a Deposit Guaranty director on April 30, 1986 and has been a Deposit Guaranty director continuously since; and (b) any successor of a Continuing Director who is not affiliated with an Interested Shareholder and who was recommended or elected to succeed the Continuing Director by a majority of the Continuing Directors.

REMOVAL OF DIRECTORS

         NBC FINANCIAL CORPORATION. The NBC Financial Corporation Bylaws provide that any director may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of no less than eighty percent (80%) of the total voting power of all shares of NBC Financial Corporation entitled to vote generally in the election of directors, voting together as a single class.

         DEPOSIT GUARANTY. Deposit Guaranty's Articles provide that Deposit Guaranty shareholders may remove a director with or without cause, but only at a meeting expressly called for that purpose and upon the affirmative vote of the holders of at least eighty percent (80%) of the voting power of all shares of stock entitled to vote generally in the election of directors, and in the event that less than the entire Board is to be removed, not one of the directors may be removed if the votes cast against his removal would be sufficient to elect him if then cumulatively voted at an election of the class of directors of which he is a part.

BOARD OF DIRECTORS

         NBC FINANCIAL CORPORATION. The Board of Directors of NBC Financial Corporation is divided into three (3) classes - Classes I, II and III. Classes I and II each consist of three (3) directors, and Class III consists of two (2) directors. The term of the Class I directors will expire at the 1999 Annual Meeting, the term of the Class II directors will expire at the 1998 Annual Meeting, and the term of the Class III directors will expire at the 1997 Annual Meeting. The number of directors shall be fixed from time to time by resolution of not less than sixty-six and two-thirds percent (66 2/3%) of the directors or by affirmative vote of the holders of not less than eighty percent (80%) of the total voting power of all shares of NBC Financial Corporation entitled to vote generally in the election of directors, voting together as a single class.

         DEPOSIT GUARANTY. The Board of Directors of the Company is divided into three (3) classes - Class A, Class B, and Class C. Class A and Class C each consists of four (4) directors. Class B consists of three (3) directors. The term of the Class A directors will expire at the 1999 Annual Meeting, the term of the Class B directors will expire at the 1997 Annual Meeting, and the term of the Class C directors will expire at the 1998 Annual Meeting.

VACANCIES IN THE BOARD OF DIRECTORS

         NBC FINANCIAL CORPORATION. Newly created directorships in the NBC Financial Corporation Board of Directors resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled exclusively by a vote of no less than sixty-six and two-thirds percent (66 2/3%) of the remaining directors, even though the remaining directors may not constitute a quorum, at any regular or special board of directors meeting. Any director so elected, shall hold office for the remainder of the full term of the class of directors in which the new directorship was created and the vacancy occurred and until such director's successor is elected and qualified.

         DEPOSIT GUARANTY. Under Deposit Guaranty's Bylaws, any vacancy, including one occurring as a result of an increase in the number of directors, may be filled only by the shareholders.

AMENDMENT OF THE ARTICLES OF INCORPORATION OR BYLAWS

         NBC FINANCIAL CORPORATION. Except for certain specifically identified Articles which require the affirmative vote of not less than eighty percent (80%) of the shareholders for amendment, the NBC Financial Corporation Articles may be amended by a vote of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of NBC Financial Corporation Common Stock present or represented at a shareholders meeting. The affirmative vote of at least eighty percent (80%) of the shareholders is required to amend Article 17 related to Business Combinations (together with eighty percent (80%) of the shares owned by shareholders other than any Major Stockholder) and to amend Articles 9, 10 and 11 relating to shareholder action without a meeting, special meetings of the shareholders, and amendment of certain provisions of the Bylaws, respectively. The NBC Financial Corporation Bylaws may be made, altered, amended, changed, waived or repealed, and new Bylaws may be adopted, by the Board of Directors at any regular or special meeting by the affirmative vote of a majority of those directors present at any meeting of the directors; subject, however, to the right of the shareholders to alter, amend, change, waive or repeal any Bylaws made or amended by the directors on affirmative vote of not less than a majority of the shareholders, and subject, further, to the requirement for vote by eighty percent (80%) of the shareholders to amend certain provisions of the Bylaws.

         DEPOSIT GUARANTY. Under the Mississippi BCA, the board of directors has the power to amend or repeal the bylaws of a Mississippi corporation such as Deposit Guaranty, unless such power is expressly reserved for the shareholders. Deposit Guaranty's Articles provide that an amendment to the Bylaws relating to composition of the Board of Directors and removal of directors must be approved by the affirmative vote of at least eighty percent (80%) of the shareholders (the same proportion required in order to effect the removal of a director), excluding (except for purposes of determining whether a quorum is present) those shares beneficially owned by any Interested Shareholder. The affirmative vote of at least eighty percent (80%) of the shareholders is also required to amend the provisions of the Articles of Incorporation requiring a supermajority approval of Business Combinations. Amendments to the Articles of Incorporation that result in Dissenters' Rights require the affirmative vote of a majority of the outstanding shares entitled to vote on the amendment. Otherwise, the Articles of Incorporation may be amended by a majority vote of the shares present at a meeting where a quorum is present.

SPECIAL MEETINGS OF SHAREHOLDERS

         NBC FINANCIAL CORPORATION. Under the NBC Financial Corporation Bylaws, special meetings of the shareholders may be called for any purpose at any time by the Chairman of the Board or the Chief Executive Officer of the corporation, or by resolution of the Board of Directors duly adopted by vote of not less than sixty-six and two-thirds percent (66 2/3%) of the entire Board of Directors. In addition, pursuant to the NBC Financial Corporation Articles, shareholders may call a special meeting upon written request signed by holders of not less than sixty-six and two-thirds percent (66 2/3%) of the total voting power of the corporation.

         DEPOSIT GUARANTY. Under Deposit Guaranty's Bylaws, special meetings of the shareholders, for any purpose or purposes, may be called by the Chairman of the Board, the President or the Board of Directors, or upon the written request of shareholders holding in the aggregate not less than ten percent (10%) of the total voting power entitled to vote on an issue.

SHAREHOLDER PROPOSALS AND NOMINATIONS

         NBC FINANCIAL CORPORATION. Under the NBC Financial Corporation Bylaws, proposals by shareholders for consideration in an annual or special meeting can be considered at such meeting if delivered to the corporation in proper form at least sixty (60) days prior to the annual or special meeting at which the proposal is to be considered (or if fewer than seventy (70) days notice or prior public disclosure of the meeting date is given or made to the shareholders, then not later than the tenth (10th) day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made). The shareholder must provide his or her name and address, a brief description of the proposal, the reasons for submitting the proposal, the number of shares beneficially owned by the shareholder, any material interest of the shareholder in the proposal, and representations that the shareholder will attend the meeting to move consideration of the proposal and that the shareholder will remain a shareholder of record through the record date of the meeting. Shareholders may submit nominations for director only if
(a) written notice with certain information regarding the shareholder submitting the nomination and the nominee(s) is delivered to the corporation at least sixty (60) days in advance of the annual meeting at which the nomination is to be considered (or if fewer than seventy (70) days notice or prior public disclosure of the meeting date is given or made to the shareholders, then not later than the tenth (10th) day following the day on which the notice of the date of the meeting was mailed or such public disclosure was made) along with such notice.

         DEPOSIT GUARANTY. Deposit Guaranty's Bylaws provide procedures that must be followed to properly bring a proposal before a shareholders meeting or to nominate candidates for election as directors. At least sixty (60) days prior notice to the Secretary of Deposit Guaranty is required if a shareholder intends to nominate an individual for election to the Board of Directors or propose any shareholder action. These Bylaw provisions also require information to be supplied about both the shareholder making such nomination or proposal and the person nominated.

AUTHORIZED CAPITAL

         NBC FINANCIAL CORPORATION. The authorized capital stock of NBC Financial Corporation consists of 10,000,000 shares of NBC Financial Corporation $1.00 par value Common Stock and 1,000,000 shares of NBC Financial Corporation Preferred Stock.

         DEPOSIT GUARANTY. Deposit Guaranty has 100,000,000 shares of authorized common stock having no par value, 25,000,000 Class A Voting Preferred Stock having no par value and 25,000,000 Class B Non-Voting Preferred having no par value. Holders of Preferred Stock shall be entitled to receive dividends subject to statutory restrictions, when and as declared by the Board of Directors, and at such periods as shall be fixed by the Board of Directors. The Board of Directors has the power to establish the number of shares of each series, redemption rights, dividend rights, conversion rights, and other preferences of such preferred stock. No shares of preferred stock are currently issued and outstanding.

                INFORMATION CONCERNING NBC FINANCIAL CORPORATION

DESCRIPTION OF BUSINESS

         NBC Financial Corporation is a Louisiana corporation and a registered bank holding company under the Federal Bank Holding Company Act of 1956 (the "BHC Act"). It was incorporated in 1988 for the purpose of holding all of the outstanding stock of the Bank, which is the sole subsidiary of NBC Financial Corporation. At December 31, 1996, NBC Financial Corporation had total consolidated assets of approximately $69.3 million and shareholders' equity of approximately $5.5 million. NBC Financial Corporation's principal executive office is located at 7777 Jefferson Highway, Baton Rouge, Louisiana 70809, and its telephone number is (504) 234-7777.

         The Bank was organized as a national banking association in 1984 and was converted into a Louisiana state bank in 1992. The Bank provides consumer and commercial banking services in East Baton Rouge Parish, Louisiana, through its main banking office at 7777 Jefferson Highway, Baton Rouge, Louisiana 70809 and at a full service branch located at 300 N. Lobdell Avenue, Baton Rouge, Louisiana 70806. Deposits of the Bank are insured by the FDIC up to applicable legal limits. The Bank offers an array of deposit services, including demand accounts, NOW accounts, certificates of deposit and money market accounts, and provides safe deposit boxes, night depository, individual retirement accounts and electronic and drive-in banking services. The Bank's lending activities consist principally of real estate, consumer and commercial loans, with no material concentration of loans to borrowers in any line of business. At December 31, 1996, the Bank had outstanding approximately $27 million of loans to commercial borrowers engaged in various lines of business, representing approximately 63% of the Bank's total outstanding loans on such date, with the balance of its loans primarily to consumer and real estate borrowers. The Bank's deposits represent a cross-section of the area's economy and there is no material concentration of deposits from any single customer or group of customers. At December 31, 1996, the Bank had total deposits of approximately $63.4 million and total assets of approximately $69.3 million.

PROPERTY

         The executive offices of NBC Financial Corporation and the Bank are located at 7777 Jefferson Highway, Baton Rouge, Louisiana 70809 and are owned by the Bank. The Bank also owns the building and land at 300 N. Lobdell Avenue, Baton Rouge, Louisiana 70806 where the Bank's sole branch is located. Neither of the properties owned by the Bank is subject to a mortgage.

EMPLOYEES

         NBC Financial Corporation and the Bank have, in the aggregate, approximately 27 full-time employees. None of NBC Financial Corporation's or the Bank's employees are subject to a collective bargaining agreement and management considers its relationship with employees to be good.

COMPETITION

         The Bank's general market area consists of East Baton Rouge and surrounding Parishes in the State of Louisiana. The metropolitan area has an approximate population of 500,000 and contains numerous banks and other financial institutions. The Bank experiences substantial competition in attracting and retaining deposits and making loans.

         The primary competitive factors for deposits are interest rates, the quality and range of financial services offered, convenience of office locations and office hours. Competition for loan customers is generally a function of interest rates, loan origination fees and other charges, restrictive covenants and compensating balances and other services offered. The Bank competes with numerous other commercial banks, savings associations and credit unions for customer deposits, as well as with a broad range of financial institutions in consumer and commercial lending activities. In addition to banks and savings associations, other businesses in the financial services industry compete with the Bank for retail and commercial deposit funds and for retail and commercial loan business.

         Competition for loans and deposits is intense among the financial institutions in the area, and has increased due to recent acquisitions of community banks by regional holding companies with greater resources than those of NBC Financial Corporation. The size of these institutions allows certain economics of scale that permit operation on a narrower profit margin than would be appropriate for the Bank.

         The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Banking Act") authorized the acquisition of banks in any state by bank holding companies, subject to compliance with federal and state antitrust laws, the Community Reinvestment Act (the "CRA") and specific deposit concentration limits. The Interstate Banking Act removes most state barriers to interstate acquisitions of banks and ultimately will permit multistate banking operations to merge into a single bank. Enactment of the Interstate Banking Act may result in increased competition from out-of-state financial institutions and their holding companies. See "Information Concerning NBC Financial Corporation -- Supervision and Regulation."

MARKET PRICES AND DIVIDENDS

         MARKET PRICES. NBC Financial Corporation Common Stock is not traded on any exchange or in any other established public trading market. There are no bid or asked prices available for NBC Financial Corporation Common Stock. At February 28, 1997, there were 110 holders of record of NBC Financial Corporation Common Stock and an additional 6 holders of options to purchase NBC Financial Corporation Common Stock. No shares of NBC Financial Corporation Preferred Stock are outstanding.

         CASH DIVIDENDS. NBC Financial Corporation paid cash dividends of $.12 per common share in each of 1996 and 1995, and $.03 in 1994. NBC Financial Corporation has agreed in the Merger Agreement that it will not pay any dividend prior to the closing of the Mergers without the consent of Deposit Guaranty. Deposit Guaranty has consented to the payment of a first quarter dividend of $.04 per share.

         NBC Financial Corporation may pay dividends out of its surplus, unless it is insolvent or the dividend payment would render it insolvent. In the absence of surplus, it may pay dividends out of its net profits for the current year or previous year or both, unless (i) its assets are, or would upon payment of the dividend be, exceeded by its liabilities or (ii) its net assets are below or the dividend would reduce its net assets below the aggregate amount payable on liquidation based upon the issued shares, if any, which have a preferential right to participate in the corporation's assets in the event of liquidation.

         All of the funds available to NBC Financial Corporation to pay dividends to its shareholders are derived from dividends paid to it by the Bank, which are subject to certain legal restrictions. With respect to the Bank, the prior approval of the Louisiana Commissioner of Financial Institutions (the "Commissioner") is required if the total of all dividends declared in any one year will exceed the sum of its net profits of that year and net profits of the immediately preceding year. Additionally, dividends may not be declared or paid by a Louisiana state bank unless the bank has unimpaired surplus equal to 50% of the outstanding capital stock of the bank, and no dividend payment may reduce the bank's unimpaired surplus below 50%. At December 31, 1996, the Bank had approximately $957,086 available for the payment of dividends to NBC Financial Corporation without prior approval of the Commissioner.

LEGAL PROCEEDINGS

         NBC Financial Corporation and the Bank are, from time to time, parties to routine litigation arising from regular business activities of furnishing financial services, including providing credit and collecting secured and unsecured indebtedness. In some instances, such litigation involves claims or counterclaims against NBC Financial Corporation and the Bank, or either of them. As of December 31, 1996, NBC Financial Corporation and the Bank had no litigation pending.

SUPERVISION AND REGULATION

         Bank holding companies and banks are extensively regulated under both federal and state law. Set forth below is a summary description of certain laws which relate to the regulation of NBC Financial Corporation and the Bank. The description does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

         NBC FINANCIAL CORPORATION. NBC Financial Corporation is subject to regulation under the Louisiana Banking Law ("LBL") and the BHC Act. NBC Financial Corporation is required to file with the Federal Reserve Board quarterly and annual reports and such additional information as the Federal Reserve Board may require pursuant to the BHC Act. The Federal Reserve Board may conduct examinations of NBC Financial Corporation and its subsidiaries. The Commissioner imposes similar reporting and examination requirements upon NBC Financial Corporation under the LBL.

         The Federal Reserve Board may require that NBC Financial Corporation terminate an activity or terminate control of or liquidate or divest certain subsidiaries or affiliates when the Federal Reserve Board believes the activity or the control of the subsidiary or affiliate constitutes a significant risk to the financial safety, soundness or stability of any of its banking subsidiaries. The Federal Reserve Board also has the authority to regulate provisions of certain bank holding company debt, including authority to impose interest ceilings and reserve requirements on such debt. Under certain circumstances, NBC Financial Corporation must file written notice and obtain approval from the Federal Reserve Board prior to purchasing or redeeming its equity securities.

         Under the BHC Act and regulations adopted by the Federal Reserve Board, a bank holding company and its non- banking subsidiaries are prohibited from requiring certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. Further, NBC Financial Corporation is required by the Federal Reserve Board to maintain certain levels of capital. See "NBC Financial Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations."

         NBC Financial Corporation is required to obtain the prior approval of the Federal Reserve Board for the acquisition of more than five percent of the outstanding shares of any class of voting securities or substantially all of the assets of any bank or bank holding company. Prior approval of the Federal Reserve Board is also required for the merger or consolidation of NBC Financial Corporation and another bank holding company.

         NBC Financial Corporation is prohibited by the BHC Act, except in certain statutorily prescribed instances, from acquiring direct or indirect ownership or control of more than five percent of the outstanding voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than those of banking, managing or controlling banks or furnishing services to its subsidiaries. However, NBC Financial Corporation may, subject to the prior approval of the Federal Reserve Board, engage in any, or acquire shares of companies engaged in, activities that are deemed by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. In making any such determination, the Federal Reserve Board is required to consider whether the performance of such activities by NBC Financial Corporation or an affiliate can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices.

         Under Federal Reserve Board regulations, a bank holding company is required to serve as a source of financial and managerial strength to its subsidiary banks and may not conduct its operations in an unsafe or unsound manner. In addition, it is the Federal Reserve Board's policy that, in serving as a source of strength to its subsidiary banks, a bank holding company should stand ready to use available resources to provide adequate capital funds to its subsidiary banks during periods of financial stress or adversity and should maintain the financial flexibility and capital-raising capacity to obtain additional resources for assisting its subsidiary banks. A bank holding company's failure to meet its obligations to serve as a source of strength to its subsidiary banks will generally be considered by the Federal Reserve Board to be an unsafe and unsound banking practice or a violation of the Federal Reserve Board's regulations or both. This doctrine has become known as the "source of strength doctrine." Although the United States Court of Appeals for the Fifth Circuit found the Federal Reserve Board's source of strength doctrine invalid in 1990, stating that the Federal Reserve Board had no authority to assert the doctrine under the BHC Act, the decision was reversed by the United States Supreme Court on procedural grounds. The validity of the source of strength doctrine is likely to continue to be the subject of litigation until definitively resolved by the courts or by Congress.

         THE BANK. The Bank is subject to primary supervision, examination and regulation by the Commissioner and the FDIC. If, as a result of an examination of a bank, the FDIC should determine that the financial condition, capital resources, asset quality, earnings prospects, management, liquidity or other aspects of the bank's operations are unsatisfactory or that the bank or its management is violating or has violated any law or regulation, various remedies are available to the FDIC. Such remedies include the power to enjoin "unsafe or unsound practices," to require affirmative action to correct any conditions resulting from any violation or practice, to issue an administrative order that can be judicially enforced, to direct an increase in capital, to restrict the growth of the bank, to assess civil monetary penalties, to remove officers and directors, and to terminate a bank's deposit insurance.

         Various requirements and restrictions under the laws of the United States and the State of Louisiana affect operations of the Bank. Federal and Louisiana statutes and regulations relate to many aspects of the Bank's operations, including reserves against deposits, interest rates payable on deposits, loans or investments, mergers and acquisitions, borrowings, dividends, locations of branch offices, capital requirements and disclosure obligations to depositors and borrowers. Further, the Bank is required to maintain certain levels of capital. See "NBC Financial Corporation Management's Discussion and Analysis of Financial Condition and Results of Operations." The deposits of the Bank are insured by the FDIC in the manner and to the extent provided by law.

         RESTRICTIONS ON TRANSFERS OF FUNDS TO NBC FINANCIAL CORPORATION BY THE BANK. NBC Financial Corporation is a legal entity separate and distinct from the Bank. NBC Financial Corporation's ability to pay cash dividends is limited by Louisiana law. There also are statutory and regulatory limitations on the amount of dividends which may be paid to NBC Financial Corporation by the Bank. Louisiana law restricts the amount available for cash dividends by state banks without approval by the Commissioner. See "Information Concerning NBC Financial Corporation -- Market Prices and Dividends." The amount of dividends that could be paid by the Bank to NBC Financial Corporation without prior approval at December 31, 1996 equaled approximately $957,086.

         The FDIC and Federal Reserve Board also have authority to prohibit the Bank from engaging in what, in their respective opinion, constitutes an unsafe or unsound practice in conducting the Bank's business. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC or Federal Reserve Board could assert that the payment of dividends or other payments might, under some circumstances, be such an unsafe or unsound practice. Further, the FDIC and Federal Reserve Board have established guidelines with respect to the maintenance of appropriate levels of capital by banks or bank holding companies under their jurisdiction. Compliance with the standards set forth in such guidelines and other provisions of federal law could limit the amount of dividends which the Bank or NBC Financial Corporation may pay.

         Substantially all of NBC Financial Corporation's revenues, on an unconsolidated basis, including funds available for the payment of dividends and other operating expenses, are the result of dividends paid by the Bank.

         The Bank is subject to certain restrictions imposed by federal law on any extensions of credit to, or the issuance of a guarantee or letter of credit on behalf of, NBC Financial Corporation or other affiliates, the purchase of or investments in stock or other securities thereof, the taking of such securities as collateral for loans and the purchase of assets of NBC Financial Corporation or other affiliates. Such restrictions prevent NBC Financial Corporation and such other affiliates from borrowing from the Bank unless the loans are secured by marketable obligations of designated amounts. Further, such secured loans and investments by the Bank to or in NBC Financial Corporation or to or in any other affiliate is limited to 10 percent of the Bank's capital and surplus (as defined by federal regulations) and such secured loans and investments are limited, in the aggregate, to 20 percent of the Bank's capital and surplus (as defined by federal regulations). Additional restrictions on transactions with affiliates may be imposed on the Bank under other provisions of federal law.

         PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS. Federal law requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. At December 31, 1996 and 1995, the Bank was categorized as "Well Capitalized."

         In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease and desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the agency would be harmed if such equitable relief was not granted.

         SAFETY AND SOUNDNESS STANDARDS. In July 1995, the federal banking agencies adopted final guidelines establishing standards for safety and soundness, as required by the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"). The guidelines set forth operational and managerial standards relating to internal controls, information systems and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth and compensation, fees and benefits. Guidelines for asset quality and earnings standards will be adopted in the future. The guidelines establish the safety and soundness standards that the agencies will use to identify and address problems at insured depository institutions before capital becomes impaired. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

         INTERSTATE BANKING AND BRANCHING. Under the Interstate Banking Act, a bank holding company that is adequately capitalized and managed may obtain approval under the BHC Act to acquire an existing bank located in another state without regard to state law. A bank holding company would not be permitted to make such an acquisition if, upon consummation, it would control (a) more than 10% of the total amount of deposits of insured depository institutions in the United States or (b) 30% or more of the deposits in the state in which the bank is located. A state may limit the percentage of total deposits that may be held in that state by any one bank or bank holding company if application of such limitation does not discriminate against out-of-state banks. An out-of-state bank holding company may not acquire a state bank in existence for less than a minimum length of time that may be prescribed by state law except that a state may not impose more than a five year existence requirement.

         The Interstate Banking Act also permits, beginning June 1, 1997, mergers of insured banks located in different states and conversion of the branches of the acquired bank into branches of the resulting bank. Each state may permit such combinations earlier than June 1, 1997, and may adopt legislation to prohibit interstate mergers after that date in that state or in other states by that state's banks. The same concentration limits discussed in the preceding paragraph apply. Louisiana has not adopted legislation to "opt out" of interstate mergers. The Interstate Banking Act also permits a national or state bank to establish branches in a state other than its home state if permitted by the laws of that state, subject to the same requirements and conditions as for a merger transaction.

         The Interstate Banking Act will likely increase competition from out-of-state banks in the markets in which NBC Financial Corporation operates, although it is difficult to assess the impact that such increased competition may have on NBC Financial Corporation's operations.

         COMMUNITY REINVESTMENT ACT. Under the CRA, a bank's applicable regulatory authority (which is the FDIC for the Bank) is required to assess the record of each financial institution which it regulates to determine if the institution meets the credit needs of its entire community, including low- and moderate-income neighborhoods served by the institution, and to take that record into account in its evaluation of any application made by such institution for, among other things, approval of the acquisition or establishment of a branch or other deposit facility, an office relocation, a merger or the acquisition of shares of capital stock of another financial institution. The regulatory authority prepares a written evaluation of an institution's record of meeting the credit needs of its entire community and assigns a rating. The Bank has undertaken significant actions to comply with the CRA. The Bank received a "Satisfactory" rating in its most recent review by federal regulators with respect to its compliance with the CRA.

        SUPPLEMENTAL FINANCIAL INFORMATION OF NBC FINANCIAL CORPORATION

INVESTMENT SECURITIES

         The following table sets forth the carrying amounts of investment securities at the dates indicated (In thousands):

                                                                 December 31
                                                             -----------------
                                                               1996       1995
                                                             -----------------
U.S. Treasury securities and obligations of other U.S.
   Government agencies and corporations                      $14,144   $14,616
Obligations of state and political subdivisions                  410       316
Mortgage-backed bonds and collateralized
   mortgage obligations                                          256       346
                                                             -------   -------

   Total                                                     $14,810   $15,278
                                                             =======   =======

RISK ELEMENTS

         The following table summarizes nonperforming loans at December 31, 1996 and 1995 (In thousands):

                                                            1996     1995
                                                          -------- --------
Nonaccrual loans                                          $   199    $ 23
Accruing loans past due 90 days or more                       --       --
Restructured loans not included above                         --       --

DEPOSITS

         The average deposits are summarized for the period indicated in the following tables (In thousands):

                                                   Years Ended December 31,
                                                   -----------------------
                                                      1996       1995
                                                     -----------------
                                                     Amount     Amount
                                                     -----------------
Noninterest-bearing demand deposits                  $ 9,065   $ 7,027
Interest-bearing demand deposits                       6,226     6,242
Money Market deposits                                  5,173     4,703
Savings deposits                                       1,588       786
Time deposits                                         35,104    30,427
                                                     -------   -------

   Total                                             $57,156   $49,185
                                                     =======   =======

         Maturities of time deposits of $100,000 or more outstanding as of December 31, 1996 are summarized as follows (In thousands):

                                                Time Certificates of Deposit
                                                ----------------------------
3 months or less                                      $ 2,286
Over 3 through 12 months                                3,671
Over 12 months                                          2,671
                                                      -------

Total                                                $  8,628
                                                     ========

EARNING ASSET/INTEREST BEARING LIABILITIES YIELDS AND RATES

     The following table shows the average balances and yields for interest-earning assets and interest-bearing liabilities for 1996 and 1995 on a tax-equivalent basis (In thousands):

                                                 Year Ended December 31, 1996        Year Ended December 31, 1995
                                              ----------------------------------   ------------------------------
                                                           Interest      Average              Interest     Average
                                              Average      Income/       Yield/    Average     Income/      Yield/
                                              Balance      Expense       Rate      Balance     Expense      Rate
                                              -------      -------       -------   -------     -------    -------
INTEREST EARNING ASSETS:
     Real estate loans                        $ 15,904    $  1,479        9.30%   $ 15,384   $  1,531       9.95%
     Installment loans                           4,559         421        9.23       3,325        325       9.77
     Commercial and Industrial loans            19,057       1,958       10.27      15,471      1,622      10.48
     U.S. Treasury and government agency
      securities                                15,232         913        5.99      13,210        856       6.48
     Municipal securities                          395          27        6.84          91          6       6.59
     Other securities                              233          16        6.87         233         15       6.44
     Federal funds sold and securities
      purchased under agreements to resell       1,747          91        5.21         283         74       5.91
                                              --------    --------                --------   --------

      Total earning assets                    $ 57,127       4,905        8.59    $ 47,997      4,429       9.23
                                              ========    ========                ========   ========

INTEREST BEARING LIABILITIES:
     Interest-bearing transaction accounts    $  6,226         176        2.83    $  6,242        177       2.84
     Money market deposits                       5,173         159        3.07       4,703        136       2.89
     Savings deposits                            1,588          55        3.46         786         19       2.42
     Time deposits                              35,104       1,970        5.61      30,427      1,691       5.56
     Federal funds purchased and securities
      sold under agreements to repurchase          283          16        5.65         167         10       5.99
                                              --------    --------                --------   --------

      Total interest-bearing liabilities      $ 48,374       2,376        4.91    $ 42,325      2,033       4.80
                                              ========    ========                ========   ========

Net interest income, tax equivalent                       $  2,529                           $  2,396
                                                          ========                           ========

Net interest margin, tax equivalent                                       4.43%                             4.99%
                                                                      =========                         ========

Net interest spread                                                       3.68%                             4.43%
                                                                      =========                         ========

VOLUME/RATE ANALYSIS

     The following table shows the changes in components of net interest income caused by changes in average earning asset and liability volumes and changes in rates for 1996 and 1995 (In thousands):

                                           1996 Compared To 1995        1995 Compared To 1994
                                           -----------------------     -----------------------
                                         Volume   Rate         Net     Volume   Rate      Net
                                         ------   ----       ------    ------   ----      ---
INTEREST EARNING ASSETS:
     Real estate loans                   $   52   $ (104)   $  (52)   $   61   $  160   $  221
     Installment loans                      121      (25)       96       100       43      143
     Commercial and Industrial loans        376      (40)      336       560       48      608
     U. S. Treasury and government
       agency securities                    131      (74)       57        12      172      184
     Municipal securities                    20        1        21        --        4        4
     Other securities                        --        1         1         2        9       11
     Federal funds sold and securities
       purchased under agreements to
       resell                                87      (70)       17        14       46       60
                                         ------   ------    ------    ------   ------   ------

     Total earning assets                   787     (311)      476       749      482    1,231
                                         ------   ------    ------    ------   ------   ------
                                                                                    (continued)

                                                         1996 Compared To 1995     1995 Compared To 1994
                                                         ----------------------    -----------------------
                                                         Volume    Rate     Net    Volume    Rate      Net
                                                         ------    ----     ---    ------    ----      ---
INTEREST BEARING LIABILITIES:
     Interest-bearing transaction accounts                  --      (1)      (1)     (64)      12      (52)
     Money market deposits                                  14       9       23        3       15       18
     Savings deposits                                       19      17       36        2       (1)       1
     Time deposits                                         260      19      279      512      354      866
     Federal funds purchased and securities
     sold under agreements
     to repurchase                                           7      (1)       6      (18)       2      (16)
                                                         -----   -----    -----    -----    -----    -----

     Total interest-bearing liabilities                    300      43      343      435      382      817
                                                         -----   -----    -----    -----    -----    -----
Net interest income, tax equivalent                      $ 487   $(354)   $ 133    $ 314    $ 100    $ 414
                                                         =====   =====    =====    =====    =====    =====

     The increase (decrease) due to changes in average balances reflected in the above table was calculated by applying the preceding year's rate to the current year's change in the average balance. The increase (decrease) due to changes in average rates was calculated by applying the current year's change in the average rates to the current year's average balance. Using this method of calculating increases (decreases), and increase or decrease due to both changes in average balances and rates is reflected in the changes attributable to average rate changes.

RETURN ON EQUITY AND ASSETS

                                   Years Ended December 31,
                                   ---------------------
                                      1996       1995
                                      ----       ----
Return on average assets                .74%    1.21%
Return on average equity               8.96    13.98
Dividend payout ratio                 14.12     9.84
Average equity to average assets       8.23     8.66

LOAN PORTFOLIO

         The table below sets forth the Bank's loan distribution at the end of each of the last two (2) years (In thousands):

                                            December 31,
                                          ----------------
                                          1996        1995
                                          ----        ----
Commercial, financial and agricultural   $17,580   $19,516
Real estate - mortgage                    18,322    13,846
Real estate - construction                 4,858     1,812
Installment                                1,902     2,865
                                         -------   -------

   Total                                 $42,662   $38,039
                                         =======   =======

         The following table shows the maturity or repricing frequency of loans outstanding as of December 31, 1996 (In thousands):

Maturity of fixed rate Loans:
  Within one year                                  $ 5,024
  After one but within five years                    9,139
  After five years                                   7,156
                                                   -------
     Total fixed rate loans                         21,319

Variable rate loans repricing at least quarterly    21,144
Nonaccrual loans                                       199
                                                   -------

     Total loans                                   $42,662
                                                   =======

SUMMARY OF LOAN LOSS EXPERIENCE

         The following table summarizes the Bank's loan loss experience for each of the two (2) years ended (In thousands):

                                                         December 31,
                                                        --------------
                                                        1996     1995
                                                        ----     ----
Balance at beginning of period                          $ 551    $ 476
Charge-offs:
   Commercial, financial and agricultural                 187     --
   Installment                                            102       38
                                                        -----    -----
      Total Charge-offs                                   289       38
                                                        -----    -----

Recoveries:
   Commercial, financial and agricultural                 200       44
   Installment                                             15        4
                                                        -----    -----
      Total Recoveries                                    215       48
                                                        -----    -----

Net charge-offs (recoveries)                               74      (10)
Provision charged to operations                           168       65
                                                        -----    -----
Balance at end of period                                  645      551
                                                        =====    =====

Ratio of net charge-offs to average loans outstanding     .19%    (.03)%


CAPITAL RATIOS

         The following table sets forth the capital amounts and ratios required by regulation and the Bank's actual capital ratios and amounts:


                                                                                                                   To Be Well
                                                                                                                   Capitalized
                                                                                                                   Under Prompt
                                                                                      For Capital               Corrective Action
                                                             Actual                Adequacy Purposes                Provisions
                                                             ------                -----------------                ----------
                                                       Amount      Ratio          Amount         Ratio         Amount        Ratio
                                                       ------      -----          ------         -----         ------        -----
As of December 31, 1996
   Total Capital (to Risk Weighted Assets):
   Bank of Commerce                                    $5,979      12.72%         $3,760         8.00%         $4,700        10.00%

   Tier 1 Capital (to Risk Weighted Assets):
      Bank of Commerce                                 $5,392      11.47%         $1,880         4.00%         $2,820         6.00%

   Tier 1 Capital (to Average Assets):
      Bank of Commerce                                 $5,392       8.30%         $2,599         4.00%         $3,429         5.00%

As of December 31, 1995
   Total Capital (to Risk Weighted Assets):
      Bank of Commerce                                 $5,528      13.28%         $3,330         8.00%         $4,162        10.00%

   Tier 1 Capital (to Risk Weighted Assets):
      Bank of Commerce                                 $5,008      12.03%         $1,665         4.00%         $2,497         6.00%

   Tier 1 Capital (to Average Assets):
      Bank of Commerce                                 $5,008       8.78%         $2,282         4.00%         2,852          5.00%


          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

OWNERSHIP OF PRINCIPAL SHAREHOLDERS

   As of the Record Date, no person was known by NBC Financial Corporation to be the beneficial owner of more than five percent of the outstanding shares of NBC Financial Corporation Common Stock.

OWNERSHIP OF MANAGEMENT

   The following table indicates the beneficial ownership as of the Record Date of NBC Financial Corporation Common Stock by (i) each director of NBC Financial Corporation, (ii) the Chief Executive Officer of NBC Financial Corporation (also a director), and (iii) all directors and executive officers of NBC Financial Corporation as a group.

                                                   NUMBER OF SHARES
NAME & POSITION                                    OWNED BENEFICIALLY*           PERCENT OF CLASS*
---------------                                    -------------------           -----------------
Thomas A. Boone, Director & C.E.O.                        55,465       (1)             9.95%
William A. Couvillion, DDS, Director                      23,409                       4.20%
Douglas J. Daly, Director                                 19,510                       3.50%
Douglas K. Durnin, Director                               22,045       (2)             3.95%
Thomas H. Heard, Director                                 28,480       (3)             5.11%
John L. Kaiser, Director                                  42,604    (4)(5)             7.64%
Richard F. Norem, Sr., Director                           16,538       (6)             2.97%
Mark A. Wilson, Director                                  24,106    (7)(8)             4.32%

ALL DIRECTORS AND EXECUTIVE
   OFFICERS AS A GROUP (9 PERSONS)                       238,157                      42.72%

-------------------------

      *Assumes exercise of all options issued, outstanding and fully vested by the holders thereof.

(1) Includes 46,777 shares on which Mr. Boone holds an option to purchase, in which he is fully vested.
(2) Includes 19,615 shares held by A. K. Durnin Chrysler-Plymouth, Inc., of which Mr. Durnin is the President.
(3)   Includes 2,088 shares held by various members of Mr. Heard's family.
(4) Includes 38,308 shares held by Kaiser Rentals, a partnership in which Mr. Kaiser is a full partner.
(5)   Includes 2,160 shares held by various members of Mr. Kaiser's family.
(6)   Includes 3,193 shares held by various members of Mr. Norem's family.
(7) Includes 12,056 shares held by Woodrow Wilson Construction Co., Inc., of which Mr. Wilson is President.
(8) Includes 11,464 shares held by Lincoln Trust Co. for the benefit of Mr. Wilson's self-directed IRA.

               NBC FINANCIAL CORPORATION MANAGEMENT'S DISCUSSION
                      AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

         The following discussion and analysis of the financial condition and results of operations of NBC Financial Corporation should be read in conjunction with the consolidated financial statements, accompanying footnotes, and other supplemental financial information appearing elsewhere in this Proxy Statement/Prospectus.

1996 COMPARED WITH 1995

BALANCE SHEET

         Total assets increased to $69.3 million at December 31, 1996, an increase of 16% from $59.5 million at December 31, 1995. Total loans increased $4.7 million, or 12%, to $42.7 million compared to $38.0 million at December 31, 1995, while securities declined $468 thousand to $14.8 million at December 31, 1996, primarily in order to fund a portion of the increased loan volume. At December 31, 1996, the Bank had $5.3 million in federal funds sold due to a $3.3 million increase in deposit volumes during December. The proceeds from December's deposit growth remain liquid at year-end 1996 to fund anticipated loan growth and purchase securities.

         Total deposits increased by $9.2 million to $63.4 million at December 31, 1996, a 17% increase from the $54.2 million reported at December 31, 1995. Noninterest bearing deposits grew at a 22% rate, compared to a 16% growth in interest-bearing deposits which was mostly concentrated in certificates of deposit. The deposit growth that occurred during 1996 was the result of the continued development of commercial relationships, some seasonal growth at year-end, and aggressive pricing on certificates of deposit. The Bank has been aggressively gathering deposits to increase market share and fund continued loan growth. A significant portion of the deposit growth for 1996 occurred during the fourth quarter.

NET INCOME

         Net income for the year ended December 31, 1996 was $459 thousand, down $188 thousand from the $647 thousand reported for 1995. The decline was primarily attributable to an increase in the effective tax rate from 9.92% in 1995 to 33.06% in 1996 which contributed to an increase in income tax expense of $155 thousand. The abnormally low effective tax rate for 1995 resulted from the utilization of net operating loss carryforwards from prior years that had been previously recognized in the financial statements. Such net operating loss carryforwards were fully utilized during 1995. Also contributing to the decrease in net income is an increase in the provision for loan losses of approximately $100 thousand from 1995 to 1996. On a per common share basis, net income was $.85 for 1996, compared to $1.22 during 1995.

NET INTEREST INCOME

         The largest component of revenue, net interest income, increased $126 thousand to $2.52 million for 1996, generating a net interest margin of 4.43%, compared to 4.99% during 1995. Increased competition in loan and deposit rates contributed to the decline in the margin. During 1996, the average loan yields declined 42 basis points due to competition and a decline in the indices underlying the Bank's variable rate loan portfolio. The overall yield on the Bank's securities portfolio also declined 45 basis points consistent with market trends. Increased loan and deposit volumes, however, led to the overall increase in net interest income. The Bank maintained an aggressive deposit pricing posture which is responsible for much of the deposit volume growth. Rates on interest checking accounts and time deposits remain consistent with 1995 rates while rates on savings and money market deposits increased an average of 33 basis points.

PROVISION FOR POSSIBLE LOAN LOSSES

         As a result of management's assessment of the adequacy of the allowance for possible loan losses, the Bank recorded a loan loss provision of $168 thousand for 1996, compared to $65 thousand for 1995. The increase in the provision for possible loan losses from 1995 is primarily attributable to the increase in loan volumes. Credit quality has remained at acceptable levels and relatively stable over the past two years despite loan volume growth. The year-end 1996 allowance for possible loan losses was $645 thousand, after net charge-offs of $74 thousand or 1.51% of total loans, compared to $551 thousand, including net recoveries of $10 thousand, or 1.45% of total loans, at December 31, 1995. The Bank's policy is to maintain the balance in the allowance for possible loan losses at approximately 1.5% of the outstanding loan balance, adjusted periodically as credit quality and loan volume dictates.

NONINTEREST INCOME

         Noninterest income totaled $321 thousand for the year ended December 31, 1996, up 38% from the $233 thousand reported for the year ended December 31, 1995, due primarily to the effect of a full year income in 1996 for leased space in the Bank's Jefferson Highway office, as well as increased service charges and fees on deposit accounts. Service charge revenue did not increase proportionately with the increase in deposit volumes due to the use of discounted demand deposit products to increase market share and gather funds to support loan demand.

NONINTEREST EXPENSE

         Noninterest expense for the year ended December 31, 1996 totaled $1.988 million, an increase of $144 thousand or 8% over the $1.844 million for the year ended December 31, 1995. Salaries and benefits increased $71 thousand, a 7% increase from 1995, while other noninterest expenses increased by $72 thousand, a 9% increase, to $907 thousand, due primarily to increased data processing costs and legal and other fees associated with the conversion of NBC Financial Corporation's outstanding preferred stock to common stock in early 1996. Much of the increase in expenses is related to the growth in loan and deposit volumes. The Bank's ability to efficiently generate revenue improved from 1995 as evidenced by the 39 basis point decline in the efficiency ratio to 69.75% for 1996.

                                 LEGAL OPINION

         Watkins Ludlam & Stennis, P.A., of Jackson, Mississippi has rendered its opinion that the shares of Deposit Guaranty Common Stock to be issued in connection with the Mergers have been duly authorized and, if and when issued pursuant to the terms of the Merger Agreement, will be validly issued, fully paid and non-assessable.

                                    EXPERTS

         The consolidated financial statements of Deposit Guaranty as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been incorporated by reference herein and in the Registration Statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, also incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements refers to a change in the method of accounting for debt securities.

         The consolidated financial statements of NBC Financial Corporation as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the Registration Statement in reliance upon the report of Hannis T. Bourgeois & Co., L.L.P., independent certified public accountants, also included herein, and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

         As of the date of this Proxy Statement/Prospectus, the Board of Directors of NBC Financial Corporation knows of no matters which will be presented for consideration at the Meeting other than as set forth in the notice of such Meeting attached to this Proxy Statement/Prospectus. However, if any other matters shall come before the Meeting or any adjournment or postponement thereof and be voted upon, the enclosed proxy shall be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by such proxy as to any such matters.

                         INDEX TO FINANCIAL STATEMENTS
                    NBC FINANCIAL CORPORATION AND SUBSIDIARY

                                                                           Page

Independent Auditors' Report                                                F-2

Consolidated Balance Sheets at December 31, 1996 and 1995                   F-3

Consolidated Statements of Income for each of the Years in the
 Three Year Period Ended December 31, 1996                                  F-4

Consolidated Statements of Changes in Stockholders' Equity for each
 of the Years in the Three Year Period Ended December 31, 1996              F-5

Consolidated Statements of Cash Flows for each of the Years in
 the Three Year Period Ended December 31, 1996                              F-7

Notes to Consolidated Financial Statements for each of the Years in the
 Three Year Period Ended December 31, 1996                                  F-9

                                January 10, 1997


                          INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
NBC Financial Corporation
    and Subsidiary
Baton Rouge, Louisiana

         We have audited the accompanying Consolidated Balance Sheets of NBC Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the related Consolidated Statements of Income, Changes in Stockholders' Equity, and Cash Flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of NBC Financial Corporation and Subsidiary as of December 31, 1996 and 1995, and the results of its operations, changes in its stockholders' equity and its cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.



                                       Respectfully submitted,

                                       /s/ HANNIS T. BOURGEOIS & CO., L.L.P.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                    ASSETS

                                                                                1996            1995
                                                                            ------------    ------------
Cash and Due from Banks - Note B                                            $  3,693,603    $  2,886,033
Federal Funds Sold                                                             5,300,000         600,000
Securities - Note C:
    Held to Maturity (Fair Value $6,134,985 and $4,488,478)                 $  6,190,633    $  4,532,032
    Available for Sale (Amortized Cost $8,699,292 and $10,703,542)             8,619,545      10,746,235
                                                                            ------------    ------------
                                                                            $ 14,810,178    $ 15,278,267

Loans - Notes D and O                                                       $ 42,662,310    $ 38,039,089
    Less:  Allowance for Loan Losses - Note E                                   (645,191)       (550,869)
                                                                            ------------    ------------
                                                                            $ 42,017,119    $ 37,488,220
Bank Premises and Equipment - Note F                                           2,471,305       2,311,365
Other Real Estate                                                                390,000         344,564
Accrued Interest Receivable                                                      445,954         430,521
Other Assets                                                                     160,966         120,545
                                                                            ------------    ------------
     TOTAL ASSETS                                                           $ 69,289,125    $ 59,459,515
                                                                            ============    ============


                                  LIABILITIES
Deposits - Note G:
    Non-Interest Bearing                                                    $ 11,425,697    $  9,372,310
    Interest Bearing                                                          51,943,547      44,814,027
                                                                            ------------    ------------
                                                                            $ 63,369,244    $ 54,186,337
Accrued Interest Payable                                                         192,793         166,217
Other Liabilities                                                                227,841          21,537
                                                                            ------------    ------------
     TOTAL LIABILITIES                                                      $ 63,789,878    $ 54,374,091

Commitments and Contingencies - Notes M, N, O and Q

                             STOCKHOLDERS' EQUITY
Capital Stock:
    Preferred Stock - $25 par value; 8% Preferred Stock; 1,000,000 Shares
        Authorized; 0 and 18,219 Shares Issued and Outstanding -
        Note I                                                              $          0    $    455,475
    Common Stock - $1 par value;  10,000,000 and 1,000,000 Shares
        Authorized and 469,660 and 420,000 Shares Issued and
        Outstanding, Respectively - Notes H and I                                469,660         420,000
Surplus                                                                        5,441,964       4,932,750
Retained Earnings (Deficit)                                                     (359,743)       (750,993)
Unrealized Gain (Loss) on Securities Available for Sale, Net - Note C            (52,634)         28,192
                                                                            ------------    ------------
     TOTAL STOCKHOLDERS' EQUITY                                             $  5,499,247    $  5,085,424
                                                                            ------------    ------------
     TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                             $ 69,289,125    $ 59,459,515
                                                                            ============    ============




The accompanying notes are an integral part of these financial statements.

                       CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                     1996           1995           1994
                                                 -----------    -----------    -----------
Interest Income:
    Interest and Fees on Loans                   $ 3,858,101    $ 3,478,100    $ 2,505,988
    Interest on Securities - Taxable                 929,176        870,419        675,760
    Other Interest Income                            108,759         78,505         14,606
                                                 -----------    -----------    -----------
           Total Interest Income                 $ 4,896,036    $ 4,427,024    $ 3,196,354

Interest Expense:
    Interest Expense on Deposits - Note G        $ 2,359,232    $ 2,023,376    $ 1,189,738
    Other Interest Expense                            16,376          9,672         25,559
                                                 -----------    -----------    -----------
           Total Interest Expense                $ 2,375,608    $ 2,033,048    $ 1,215,297
                                                 -----------    -----------    -----------
           Net Interest Income                   $ 2,520,428    $ 2,393,976    $ 1,981,057

Provision (Credit) for Loan Losses - Note E          168,435         65,000              0
                                                 -----------    -----------    -----------
           Net Interest Income after Provision
               (Credit) for Loan Losses          $ 2,351,993    $ 2,328,976    $ 1,981,057

Gain (Loss) on Securities - Note C                    (5,637)       (14,582)      (206,600)
Net Other Real Estate Income                          85,961         46,192         34,027
Other Operating Income                               240,897        201,660        100,409
                                                 -----------    -----------    -----------
           Income before Other Expenses          $ 2,673,214    $ 2,562,246    $ 1,908,893

Other Expenses:
    Salaries and Employee Benefits - Note J      $ 1,081,229    $ 1,009,777    $   908,633
    Occupancy Expense                                 97,963         84,639         45,574
    Other Operating Expenses - Note K                808,602        749,672        663,673
                                                 -----------    -----------    -----------
           Total Other Expenses                  $ 1,987,794    $ 1,844,088    $ 1,617,880
                                                 -----------    -----------    -----------
           Income before Income Taxes            $   685,420    $   718,158    $   291,013
Applicable Income Taxes - Note L                     226,618         71,300        (76,900)
                                                 -----------    -----------    -----------
           Net Income                            $   458,802    $   646,858    $   367,913
                                                 ===========    ===========    ===========
           Per Common Share - Note I:
               Net Income                        $       .85    $      1.22    $       .68
                                                 ===========    ===========    ===========
               Cash Dividends                    $       .12    $       .12    $       .03
                                                 ===========    ===========    ===========



The accompanying notes are an integral part of these financial statements.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                                      1996           1995           1994
                                                                   -----------    -----------    -----------
Preferred Stock:
    Balance - Beginning of Year                                    $   455,475    $   455,475    $   455,475
    Deductions:
        Redemption of Preferred Stock                                   (6,250)             0              0
        Conversion to Common Stock                                    (448,924)             0              0
        Payment of Fractional Shares                                      (301)             0              0
                                                                   -----------    -----------    -----------
    Balance - End of Year                                          $         0    $   455,475    $   455,475
                                                                   ===========    ===========    ===========

Common Stock:
    Balance - Beginning of Year                                    $   420,000    $   105,000    $   104,000
    Additions:

        Transferred Due To Stock Split in the Form of a Dividend             0        315,000              0
        Issued 1,000 Shares of NBC Financial Corporation
           Common Stock - $1 Par Value                                       0              0          1,000
        Issued 15,800 Shares of NBC Financial Corporation
           Common Stock - $1 Par Value                                  15,800              0              0
        Issued 33,860 Shares of NBC Financial Corporation
           Common Stock - $1 Par Value - Converted from
           Preferred Stock                                              33,860              0              0
                                                                   -----------    -----------    -----------
    Balance - End of Year                                          $   469,660    $   420,000    $   105,000
                                                                   ===========    ===========    ===========

Surplus:
    Balance - Beginning of Year                                    $ 4,932,750    $ 4,932,750    $ 4,908,750
    Additions:
        Issued 1,000 Shares of Common Stock at $25.00
           per share ($1 Par Value)                                          0              0         24,000
        Issued 15,800 Shares of Common Stock at $6.96 per
           share ($1 Par Value) - Converted Stock Options               94,150              0              0
        Issued 33,860 Shares of Common Stock
           ($1 Par Value) - Converted from Preferred Stock             415,064              0              0
                                                                   -----------    -----------    -----------
    Balance - End of Year                                          $ 5,441,964    $ 4,932,750    $ 4,932,750
                                                                   ===========    ===========    ===========

Retained Earnings (Deficit):
    Balance - Beginning of Year                                    $  (750,993)   $  (996,000)   $(1,317,886)
    Net Income                                                         458,802        646,858        367,913
    Transferred Due To Stock Split in the
        Form of a Dividend                                                   0       (315,000)             0
    Cash Dividends Declared:
        Class "A" Cumulative Preferred                                  (2,300)        (6,900)        (6,900)
        Class "B" Cumulative Preferred                                  (1,440)        (4,320)        (4,320)
        Class "C" Cumulative Preferred                                  (8,936)       (25,218)       (25,218)
        Common Stock                                                   (54,876)       (50,413)        (9,589)
                                                                   -----------    -----------    -----------
    Balance - End of Year                                          $  (359,743)   $  (750,993)   $  (996,000)
                                                                   ===========    ===========    ===========



                                  (continued)

             FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                             1996         1995         1994
                                                           ---------    ---------    ---------
Unrealized Gain (Loss) on Securities Available for Sale:
    Balance - Beginning of Year                            $  28,192    $(323,629)   $  (3,807)
    Net Change in Unrealized Gain (Loss) on
        Securities Available for Sale                        (80,826)     351,821     (319,822)
                                                           ---------    ---------    ---------
    Balance - End of Year                                  $ (52,634)   $  28,192    $(323,629)
                                                           =========    =========    =========

Treasury Stock:
    Balance - Beginning of Year                            $       0    $       0    $  24,000
    Deductions:
        Re-issuance of 450 Shares of Common Stock and
           500 Shares of Preferred Stock                           0            0      (24,000)
                                                           ---------    ---------    ---------
    Balance - End of Year                                  $       0    $       0    $       0
                                                           =========    =========    =========




The accompanying notes are an integral part of these financial statements.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                              1996           1995           1994
                                                           -----------    -----------    -----------
Cash Flows From Operating Activities:
    Net Income                                             $   458,802    $   646,858    $   367,913
    Adjustments to Reconcile Net Income to Net Cash
        Provided by Operating Activities:
           Provision for Depreciation and Amortization          96,798         82,585         49,988
           Provision (Credit) for Loan Losses                  168,435         65,000              0
           Cost of Treasury Stock Re-Issued                          0              0         24,000
           Provision (Benefit) for Deferred Taxes                  300         71,300        (76,900)
           Amortization (Accretion) of Premiums
               (Discounts) on Securities                         4,862        (80,695)        88,107
           (Gain) Loss on Sale of Fixed Assets                  (2,927)             0              0
           (Gain) Loss on Sales of Securities                    5,637         14,582        206,600
           (Gain) Loss on Sales of Other Real Estate                 0              0        (14,080)
           (Increase) Decrease in Accrued Interest
               Receivable                                      (15,433)      (118,103)       (65,821)
           (Increase) Decrease in Other Assets                 (44,357)        (2,296)        27,723
           Increase (Decrease) in Accrued Interest
               Payable                                          26,576         75,768         16,523
           Increase (Decrease) in Other Liabilities            206,303        (65,825)       (33,428)
                                                           -----------    -----------    -----------
                  NET CASH PROVIDED BY
                      OPERATING ACTIVITIES                 $   904,996    $   689,174    $   590,625

Cash Flows From Investing Activities:
    Net (Increase) Decrease in Federal Funds Sold          $(4,700,000)   $   200,000    $    50,000
    Proceeds from Sales of Securities                        1,592,046        490,313      5,015,702
    Proceeds from Maturities of Securities                   4,307,000      5,650,000      2,000,000
    Proceeds from Return of Principal on Certain
        Mortgage-Backed Securities                              71,178        109,121        469,809
    Purchases of Securities                                 (5,635,078)    (8,145,282)    (6,262,754)
    Net (Increase) Decrease in Loans                        (4,697,334)    (7,644,073)    (6,290,462)
    Purchases of Bank Premises and Equipment                  (261,394)      (224,142)    (1,301,239)
    Proceeds from Sale of Fixed Assets                           7,400              0              0
    Proceeds from Sales of Other Real Estate                         0              0         14,080
                                                           -----------    -----------    -----------
                  NET CASH (USED IN)
                      INVESTING ACTIVITIES                 $(9,316,182)   $(9,564,063)   $(6,304,864)



                                  (continued)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



                                                               1996           1995           1994
                                                            -----------    -----------    -----------
Cash Flows From Financing Activities:

    Net Increase (Decrease) in Demand Deposits,
        NOW, Money Market, and Savings Accounts             $ 3,791,675    $ 2,075,113    $   680,740
    Net Increase (Decrease) in Certificates of Deposit        5,391,233      8,889,872      4,415,354
    Net Increase (Decrease) in Borrowed Funds                         0       (900,000)       900,000
    Proceeds From Issuance of Common Stock                      109,950              0         25,000
    Redemption of Preferred Stock                                (6,250)             0              0
    Payment of Fractional Shares of Preferred Stock                (301)             0              0
    Cash Dividends                                              (67,551)       (86,851)       (46,027)
                                                            -----------    -----------    -----------
           NET CASH PROVIDED BY
                      FINANCING ACTIVITIES                  $ 9,218,756    $ 9,978,134    $ 5,975,067
                                                            -----------    -----------    -----------

INCREASE IN CASH AND DUE FROM BANKS                         $   807,570    $ 1,103,245    $   260,828

CASH AND DUE FROM BANKS - BEGINNING OF YEAR                   2,886,033      1,782,788      1,521,960
                                                            -----------    -----------    -----------

CASH AND DUE FROM BANKS - END OF YEAR                       $ 3,693,603    $ 2,886,033    $ 1,782,788
                                                            ===========    ===========    ===========


Supplemental Disclosures of Cash Flow Information:

    Cash Payments for:
        Interest Paid to Depositors                         $ 2,332,656    $ 1,946,696    $ 1,173,214
                                                            ===========    ===========    ===========
        Interest Paid on Borrowed Funds                     $    16,376    $    10,767    $    25,559
                                                            ===========    ===========    ===========
        Income Tax Payments (Refunds)                       $    15,788    $         0    $         0
                                                            ===========    ===========    ===========

Supplemental Schedule of Noncash Investing and

    Financing Activities:

        Change In Unrealized Gain (Loss) on Securities
           Available for Sale                               $  (122,440)   $   366,322    $  (319,822)
                                                            ===========    ===========    ===========
        Change in the Deferred Tax Effect on Unrealized
           Gain (Loss) on Securities Available for Sale     $    41,500    $   (14,500)   $         0
                                                            ===========    ===========    ===========
        Transfer from Retained Earnings Due to Stock
           Split in the Form of a Dividend                  $         0    $   315,000    $         0
                                                            ===========    ===========    ===========

        Transactions Resulting From Conversion of
           Preferred Stock to Common Stock:
               Common Stock                                 $    33,860    $         0    $         0
               Surplus                                          415,064              0              0
                                                            -----------    -----------    -----------
                                                            $   448,924    $         0    $         0
                                                            ===========    ===========    ===========




The accompanying notes are an integral part of these financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994


================================================================================
                                    NOTE A
================================================================================

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting principles followed by NBC Financial Corporation and its wholly owned Subsidiary, Bank of Commerce, are those which are generally practiced within the banking industry. The methods of applying those principles conform with generally accepted accounting principles and have been applied on a consistent basis. The principles which significantly affect the determination of financial position, results of operations, changes in stockholders' equity and cash flows are summarized below.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of NBC Financial Corporation (the Company), and its wholly owned subsidiary, Bank of Commerce (the Bank). All material intercompany accounts and transactions have been eliminated. Certain reclassifications to previously published financial statements have been made to comply with current reporting requirements.

ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SECURITIES

In accordance with the provisions of FASB Statement 115, securities are divided into two separate classifications - held to maturity and available for sale. The Bank does not engage in trading activities.

Securities classified as held to maturity are those debt securities that the Bank has both the intent and the ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

Securities classified as available for sale are those debt securities that the Bank intends to hold for an indefinite period of time but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Bank's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

LOANS

Loans are stated at principal amounts outstanding, less the allowance for loan losses. Interest on commercial and installment loans is accrued daily, based on the principal outstanding using the simple-interest method.

The Bank discontinues the accrual of interest income when a loan becomes 90 days past due as to principal or interest, or when a loan becomes impaired and circumstances raise serious doubt as to collectibility of all principal and interest, and collateral coverage is inadequate to cover the credit, whichever event occurs first. When a loan is placed on non-accrual status, previously recognized but uncollected interest is reversed to income or charged to the allowance for loan losses. If the underlying collateral value is sufficient to cover the principal balance and accrued interest, the Bank may decide to continue the accrual of interest.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is an amount which in management's judgment is adequate to absorb potential losses in the loan portfolio. The allowance for loan losses is based upon management's review and evaluation of the loan portfolio. Factors considered in the establishment of the allowance for loan losses include management's evaluation of specific loans; the level and composition of classified loans; historical loss experience; results of examinations by regulatory agencies; an internal asset review process; expectations of future economic conditions and their impact on particular borrowers; and other judgmental factors.

The allowance for loan losses is based on estimates of potential future losses, and ultimate losses may vary from the current estimates. These estimates are reviewed periodically and as adjustments become necessary, the effect of the change in estimate is charged to operating expenses in the period incurred.
All losses are charged to the allowance for loan losses when the loss actually occurs or when management believes that the collectibility of the principal is unlikely. Recoveries are credited to the allowance at the time of recovery.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost, less accumulated depreciation. Depreciation is provided at rates based upon estimated useful service lives using the straight-line method for financial reporting purposes and accelerated methods for tax reporting purposes.

The costs of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal, and the resulting gains or losses are included in current operations.

Expenditures for maintenance and repairs are charged to operations as incurred. Costs of major additions and improvements are capitalized.

OTHER REAL ESTATE

Other real estate is comprised of properties acquired through foreclosure or negotiated settlement. The carrying value of these properties is the lower of cost or fair market value. Loan losses arising from the acquisition of these properties are charged against the allowance for loan losses. Any subsequent market reductions required are charged to other real estate expense. Revenues and expenses associated with maintaining or disposing of foreclosed properties are recorded during the period in which they are incurred.

INCOME TAXES

The Company and its subsidiary file a consolidated federal income tax return. In addition, state income tax returns are filed individually by the company in accordance with state statutes.

The provision for income taxes includes deferred taxes due to the accounting of certain items of income and expense in different years for financial and federal income tax purposes. The differences relate principally to provision for loss on other real estate, depreciation of bank premises and equipment and provision for loan losses. Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating losses and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

EARNINGS PER COMMON SHARE

The earnings per common share is calculated based on the weighted average shares of common stock and common stock equivalents outstanding during the year. Common stock equivalents included in the computations represent the dilutive effect of shares issuable under stock options granted by the Company. For purposes of this calculation, net income is adjusted for the current year's 8% cumulative dividend paid to the preferred stockholders. The weighted average number of common shares outstanding during the years 1996, 1995 and 1994 were 523,997 shares, 502,200 shares, and 488,000 shares, respectively. These items have been retroactively restated for 1995 and 1994 as discussed in
Note I.

STATEMENTS OF CASH FLOWS

For purposes of reporting cash flows, cash and due from banks include cash on hand and amounts due from banks (including cash items in process of clearing).

CURRENT ACCOUNTING DEVELOPMENTS

The Financial Accounting Standards Board issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." This statement becomes effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996. The statement generally requires that after a transfer of financial assets, an entity would recognize all financial assets and servicing it controls and liabilities it has incurred, and would not recognize financial assets when control has been surrendered or liabilities when they have been extinguished. The Bank has addressed the potential future impact of the application of this statement and considers it to be immaterial.

================================================================================

                                    NOTE B

                            CASH AND DUE FROM BANKS

The Bank is required to maintain average cash reserve balances. The amounts of those reserves at December 31, 1996 and 1995, were approximately $148,000 and $317,000, respectively.

================================================================================
                                    NOTE C

                                   SECURITIES

Amortized cost and fair values of securities being held to maturity as of December 31, 1996 and 1995 are summarized as follows:


                                                   1996
                            ----------------------------------------------------
                                             GROSS UNREALIZED
                            AMORTIZED     ------------------------        FAIR
                               COST         GAINS         LOSSES         VALUE
                            ----------    ----------    ----------    ----------
Securities of
Other U.S.
Government
Agencies                    $5,615,451    $        0    $   61,511    $5,553,940
Mortgage-
Backed
Securities                     262,544         5,736             0       268,280
Obligations of
State and
Political
Subdivisions                   312,638           127             0       312,765
                            ----------    ----------    ----------    ----------
Totals                      $6,190,633    $    5,863    $   61,511    $6,134,985
                            ==========    ==========    ==========    ==========

                                                   1995
                            ----------------------------------------------------
                                             GROSS UNREALIZED
                            AMORTIZED     ------------------------        FAIR
                               COST         GAINS         LOSSES         VALUE
                            ----------    ----------    ----------    ----------
Securities of
Other U.S.
Government
Agencies                    $3,870,801    $    8,844    $   56,908    $3,822,737
Mortgage-
Backed
Securities                     345,550         3,612             0       349,162
Obligations of
State and
Political
Subdivisions                   315,681         1,454           556       316,579
                            ----------    ----------    ----------    ----------
Totals                      $4,532,032    $   13,910    $   57,464    $4,488,478
                            ==========    ==========    ==========    ==========

The amortized cost and fair value of securities being held to maturity at December 31, 1996, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     AMORTIZED            FAIR
                                                        COST             VALUE
                                                     ----------       ----------
Due in 1 Year or Less                                $        0       $        0
Due After 1 Year Through 5 Years                      3,093,349        3,051,445
Due After 5 Years Through 10 Years                    2,834,740        2,815,260
Due After 10 years                                            0                0
                                                     ----------       ----------
                                                     $5,928,089       $5,866,705
Mortgage-Backed Securities                              262,544          268,280
                                                     ----------       ----------
                                                     $6,190,633       $6,134,985
                                                     ==========       ==========

Securities being held to maturity with a carrying amount of $2,750,000 and $0 at December 1996 and 1995, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.

Amortized cost and fair values of securities available for sale as of December 31, 1996 and 1995 are summarized as follows:


                                                   1996
                            ----------------------------------------------------
                                             GROSS UNREALIZED
                            AMORTIZED     ------------------------        FAIR
                               COST         GAINS         LOSSES         VALUE
                            ----------    ----------    ----------    ----------
U.S. Treasury
Securities                  $2,021,744    $        0    $   16,199    $2,005,545
Securities of
Other U.S.
Government
Agencies                     6,318,837             0        60,683     6,258,154
Obligations of
State and
Political
Subdivisions                   100,000             0         2,865        97,135
Other
Securities                     258,711             0             0       258,711
                            ----------    ----------    ----------    ----------
Totals                      $8,699,292    $        0    $   79,747    $8,619,545
                            ==========    ==========    ==========    ==========

                                                   1995
                            ----------------------------------------------------
                                             GROSS UNREALIZED
                            AMORTIZED     ------------------------        FAIR
                               COST         GAINS         LOSSES         VALUE
                           -----------   -----------   -----------   -----------
U.S. Treasury
Securities                 $ 3,098,798   $    18,563   $    11,980   $ 3,105,381
Securities of
Other U.S.
Government
Agencies                     7,346,031        51,239        15,129     7,382,141
Other
Securities                     258,713             0             0       258,713
                           -----------   -----------   -----------   -----------
Totals                     $10,703,542   $    69,802   $    27,109   $10,746,235
                           ===========   ===========   ===========   ===========

The amortized cost and fair value of securities available for sale as of December 31, 1996 by contractual maturities are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                     AMORTIZED           FAIR
                                                        COST             VALUE
                                                     ----------       ----------
Due in 1 Year or Less                                $  999,281       $1,003,905
Due After 1 Year Through 5 Years                      4,789,065        4,734,008
Due After 5 Years Through 10 Years                    2,552,235        2,525,786
Due After 10 years                                      100,000           97,135
                                                     ----------       ----------
                                                     $8,440,581       $8,360,834
Other Securities                                        258,711          258,711
                                                     ----------       ----------
                                                     $8,699,292       $8,619,545
                                                     ==========       ==========

The Bank has invested in Federal Home Loan Bank stock which is included in Other Securities and is reflected at the lower of cost or market in these financial statements. The cost of these securities was $233,400.

Gross realized gains and losses from the sale of securities for the years ended December 31, 1996, 1995, and 1994 are as follows:


                                        1996             1995             1994
                                      --------         --------         --------
Realized Gains                        $      0         $      0         $      0
Realized Losses                          5,637           14,582          206,600

Securities available for sale with a carrying amount of $250,000 and $2,700,000 at December 1996 and 1995, respectively, were pledged as collateral on public deposits and for other purposes as required or permitted by law.


================================================================================


                                    NOTE D

                                     LOANS

An analysis of the loan portfolio at December 31, 1996 and 1995, is as follows:

                                                    1996               1995
                                                ------------       ------------
Real Estate                                     $ 22,527,416       $ 16,982,659
Commercial and Industrial Loans                   16,863,534         17,082,822
Loans to Individuals                               3,271,360          3,973,608
                                                ------------       ------------
Total Loans                                     $ 42,662,310       $ 38,039,089
Allowance for Loan Losses                           (645,191)          (550,869)
                                                $ 42,017,119       $ 37,488,220
                                                ============       ============

Most of the Company's business activity is with customers located in East Baton Rouge Parish and the surrounding area. As of December 31, 1996 and 1995, there was only one significant loan to a borrower located and conducting business outside the Company's geographic area. This loan amounted to $1,018,622 and $1,059,667 at December 31, 1996 and 1995.

During 1996, the Company purchased two significant participations from a correspondent bank in which the borrower was located and conducting business outside the Company's geographic area. At December 31, 1996, the amount of participation outstanding on these two loans were $820,913.

As of December 31, 1996 and 1995, the Bank has extended 64 and 56 lines of credit, respectively, to individuals, their companies, and/or other related parties, in excess of $200,000. These lines comprise 65% and 54%, respectively, of total loans.

The Bank had nonperforming loans on nonaccrual status totaling $199,202 and $22,793 at December 31, 1996 and 1995. The Bank recognized $11,007, $918 and $0 in interest income relating to these loans during the years ended December 31, 1996, 1995 and 1994. Had the loans been performing, approximately $9,572, $2,067 and $0 of additional interest income would have been recognized for the years ended December 31, 1996, 1995 and 1994. Loans contractually past due 90 days or more, in addition to loans on nonaccrual, were $0 at December 31, 1996 and 1995.

Furthermore, as of December 31, 1996, the Bank has no loans considered to be impaired under the meaning of Financial Accounting Standards Board Statement No. 114.

The Bank is permitted to make extensions of credit to its executive officers and directors and their affiliates in the ordinary course of business. The loans and other transactions are made on substantially the same terms as those prevailing at the time for comparable loans and similar transactions with other parties. The amount of such related party loans was $537,666 and $728,813 at December 31, 1996 and 1995, respectively. An analysis of the aggregate of these loans for 1996 is as follows:


Balance - Beginning of Year             $728,813
New Loans                                 74,566
Repayments                               265,713
                                        --------
Balance - End of Year                   $537,666
                                        ========

================================================================================

                                     NOTE E

                           ALLOWANCE FOR LOAN LOSSES

Following is a summary of the activity in the allowance for loan losses:

                                 1996          1995          1994
                              ---------     ---------     ---------
Balance - Beginning of Year   $ 550,869     $ 475,861     $ 474,678

Loans Charged Off             $(289,215)    $ (38,377)    $ (29,034)
Recoveries                      215,102        48,385        30,217
                              ---------     ---------     ---------
  Net Loans Recovered
  (Charged Off)               $ (74,113)    $  10,008     $   1,183

Additions to Allowance
  Charged to Operating
  Expense                       168,435        65,000             0
                              ---------     ---------     ---------
Balance - End of Year         $ 645,191     $ 550,869     $ 475,861
                              =========     =========     =========
Ratio of Allowance for
  Possible Loan Losses to
  Non-Performing Loans
  at End of Year                 323.88%     2,416.83%          N/A
                              =========     =========     =========
Ratio of Allowance for
  Possible Loan Losses to
  Loans Outstanding at
  End of Year                      1.51%         1.45%         1.57%
                              =========     =========     =========
Ratio of Net Loans Charged
  Off to Average Loans
  Outstanding for the Year          .19%         (.03)%        (.01)%
                              =========     =========     =========

In 1996, one line of credit in excess of $100,000 was charged-off in the amount of $158,775 which represented 55% of the total 1996 loans charged-off. During 1995 and 1994, no loans in excess of $100,000 were charged-off.


================================================================================

                                    NOTE F

                          BANK PREMISES AND EQUIPMENT

Bank premises and equipment and the related accumulated depreciation at December 31, 1996 and 1995, are as follows:


                              ASSET     ACCUMULATED
                               COST     DEPRECIATION     NET
                            ----------  ------------  ----------
December 31, 1996:
  Land                      $  732,862   $        0   $  732,862
    Bank Premises            1,537,534      117,932    1,419,602
    Furniture and
      Equipment                675,646      365,565      310,081
  Construction In
    Progress                     8,760            0        8,760
                            ----------   ----------   ----------
                            $2,954,802   $  483,497   $2,471,305
                            ==========   ==========   ==========

                                ASSET      ACCUMULATED
                                COST       DEPRECIATION        NET
                            ------------   ------------   ------------
December 31, 1995:
  Land                      $    732,862   $          0   $    732,862
    Bank Premises              1,448,909        148,653      1,300,256
    Furniture and
      Equipment                  559,528        311,281        248,247
  Construction In
    Progress                      30,000              0         30,000
                            ------------   ------------   ------------
                            $  2,771,299   $    459,934   $  2,311,365
                            ============   ============   ============

Depreciation charged to operating expenses amounted to $96,798, $82,585 and $49,988 for the years ended December 31, 1996, 1995 and 1994, respectively.

During 1996, the Lobdell branch office was demolished as management intends to construct a new facility in this same location. The Lobdell branch office is currently being operated from an on-site temporary modular bank building.

Construction of the new building is scheduled to begin in the Spring of 1997 with an estimated completion date of December 1997. The estimated cost of construction is approximately $230,000. At December 31, 1996, $8,760 has been expended for architect and engineering fees associated with the new facility. At December 31, 1996, this amount is included in Construction Work in Progress.

================================================================================

                                    NOTE G

                                    DEPOSITS

Following is a detail of deposits as of December 31, 1996 and 1995:


                                       1996          1995
                                   -----------   -----------
Demand Deposit Accounts            $13,368,393   $10,515,300
NOW and Super NOW Accounts           4,947,792     6,125,916
Insured Money Market Accounts        5,076,945     4,286,658
Savings Accounts                     3,818,229     2,491,811
Certificates of Deposit over
  $100,000                           8,532,652     9,257,090
Other Certificates of Deposit       27,625,233    21,509,562
                                   -----------   -----------
                                   $63,369,244   $54,186,337
                                   ===========   ===========

Interest expense on Certificates of Deposit over $100,000 at December 31, 1996, 1995 and 1994, amounted to approximately $456,000, $447,000 and $268,000, respectively.

Public fund deposits at December 31, 1996 and 1995, were $2,107,786 and $2,168,000, respectively.

================================================================================

                                    NOTE H

                             EMPLOYEE STOCK OPTIONS

Pursuant to Board of Directors' action March 18, 1988, and amended by Board of Directors' action on August 30, 1995, a total of 120,000 shares of common stock have been reserved for issuance to employees who are granted stock options. These options must be exercised within ten years from the date the options were granted and full vesting occurs immediately upon grant date. The exercise price for all of the options approximated the fair market value of the common stock at the date the options were granted. The items listed below have been retroactively restated as discussed in Note I for 1995 and 1994.

The following summary sets forth activity for the years ended December 31:


                                             1996         1995         1994
                                           ---------    ---------    ---------
Shares Under Option
  at Beginning of Year                        96,700       85,400       86,800
Shares Under Option
  Granted During Year                         19,777       14,500       17,400
Shares Under Option
  Exercised During Year                      (15,800)          (0)      (4,000)
Shares Under Option
  Canceled During Year                       (12,900)      (3,200)     (14,800)
                                           ---------    ---------    ---------
Shares Under Option
  at End of Year                              87,777       96,700       85,400
                                           =========    =========    =========
Price Range Per Share                      $ 5.50 to    $ 5.50 to    $ 5.50 to
                                           $   11.38    $   10.66    $    9.11

================================================================================



The Company applies APB Opinion 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its plan. Under the provision of SFAS No. 123, "Accounting for Stock-Based Compensation," compensation cost is recognized for the fair value of the employees' purchase rights, which was estimated using the minimum value method with the following assumptions for 1996, 1995 and 1994: (1) current dividend rate remains constant for all years, (2) all options will be exercised prior to expiration, and (3) risk free interest rates applicable for the expected term of the options. Based on the foregoing assumptions, the weighted average fair value of the stock options granted in 1996, 1995 and 1994 was $2.72, $1.09 and $1.48 respectively. Had compensation cost for the Company's plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method of FASB Statement 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                               1996          1995          1994
                           -----------   -----------   -----------
Net Income
As reported                $   458,802   $   646,858   $   367,913
                           ===========   ===========   ===========
Pro forma                  $   423,300   $   640,000   $   357,700
                           ===========   ===========   ===========
Earnings Per Share
As reported                $       .85   $      1.22   $       .68
                           ===========   ===========   ===========
Pro forma                  $       .78   $      1.20   $       .66
                           ===========   ===========   ===========

================================================================================

                                     NOTE I

                  STOCKHOLDERS' EQUITY AND REGULATORY MATTERS

Dividends are paid by the Company from its assets which are provided primarily by dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to the Company in the form of cash dividends, loans or advances. Regulatory approval is required to pay dividends in excess of the Bank's earnings retained in the current year plus retained net profits for the preceding year.

During 1996 and 1995, the Bank paid NBC Financial Corporation a dividend of $75,000.

At December 31, 1996, the Bank has additional retained earnings of $957,086 available for distribution to the Company as dividends without prior regulatory approval.

In May 1996, the Company adopted a resolution to convert all classes of preferred stock to common stock. As a result of this transaction, 33,860 additional shares of common stock were issued and $415,064 was transfered to surplus. The resolution also increased the number of common stock shares authorized from 1,000,000 to 10,000,000.

Also, during the fiscal year ended December 31, 1996, the Company declared and paid four quarterly cash dividends on the common stock which amounted to $54,876. The Company also declared and paid a cash preferred dividend of $12,676 prior to the conversion of preferred stock to common stock as discussed in the preceding paragraph.

On May 26, 1995, the Company declared a 3 for 1 common stock split in the form of a dividend. As a result of this transaction, $315,000 was transferred from Retained Earnings to Common Stock. All earnings per share information presented has been retroactively restated to reflect this change for 1995 and 1994.

The Bank is also required to maintain minimum amounts of capital to total risk weighted assets, as required by banking regulators. At December 31, 1996, the Bank is required to have minimum Tier 1 and Total Capital ratios of 4.00% and 8.00%, respectively. The Bank's actual ratios at that date were 11.47% and 12.72%, respectively. The Bank's Leverage Ratio at December 31, 1996, was 8.30%.

================================================================================

                                    NOTE J

                               EMPLOYEE BENEFITS

The Bank adopted a Tax Deferred Employee Savings Plan in December 1991, with the Plan's effective date being January 1, 1992. The Plan covers all employees who qualify as to age and length of service. Past services at the effective date of the Plan will be recognized for vesting purposes. Covered employees may voluntarily contribute up to the lesser of (1) 20% of compensation or (2) $9,500 for 1996 into the Plan. For the year 1996, matching contributions by the Bank of 100% of voluntary contributions up to a maximum of 5% of gross pay were made by the Bank. Full vesting of benefits is to occur at the end of a three year period from employment date as follows:


After One Year                     30% Vesting
After Two Years                    60% Vesting
After Three Years                 100% Vesting

The Bank's matching contributions to the plan amounted to $22,513, $29,819 and $27,094 for the years ended December 31, 1996, 1995 and 1994, respectively.

================================================================================

                                    NOTE K

                            OTHER OPERATING EXPENSES

The analysis of other operating expenses for the years ended December 31, 1996, 1995 and 1994, is as follows:


                                         1996       1995       1994
                                       --------   --------   --------
Advertising and Public Relations       $ 32,181   $ 55,950   $ 71,018
Data Processing                         134,663    110,537     86,996
Equipment Expense                       108,708     91,070     85,027
Other                                   533,050    492,115    420,632
                                       --------   --------   --------
                                       $808,602   $749,672   $663,673
                                       ========   ========   ========

================================================================================

                                     NOTE L

                              FEDERAL INCOME TAXES

The applicable income tax for financial reporting purposes historically differs from the amount computed by applying the federal statutory tax rate of 34% to income before income taxes due to increases and decreases in timing differences and utilization of a prior net operating loss carryforward. The effective income tax rate for the years ended December 31, 1996, 1995 and 1994 was 33%, 9.9% and 0.0% respectively.

At December 31, 1996, the Companies have, for tax purposes, completely utilized prior net operating loss carryforward amounts.

Following is a reconciliation between income tax expense based on the federal statutory tax rates and income taxes reported in the Statements of Income.

                                 1996         1995        1994
                              ---------    ---------    --------
Income Taxes Based on
  Statutory Rates             $ 233,000    $ 244,000    $ 98,944
Net Operating Loss
  Carryforward                  (14,900)    (258,900)    (95,400)
Other - Net                       8,518       86,200     (80,444)
                              ---------    ---------    --------
                              $ 226,618    $  71,300    $(76,900)
                              =========    =========    ========
Components of Provision for
  Federal Income Taxes:
    Provision for Current
      Taxes                   $ 226,318    $       0    $      0
    Provision for Deferred
      Taxes                         300       71,300     (76,900)
                              ---------    ---------    --------
                              $ 226,618    $  71,300    $(76,900)
                              =========    =========    ========

The deferred tax asset included in other assets for the years ended December 31, 1996 and 1995 was $91,400 and $50,200 respectively.

The deferred tax provision (benefit) consists of the following timing differences:


                                          1996         1995         1994
                                       ---------    ---------    ---------
Depreciation Expense for Tax
  Reporting in Excess of Amount for
  Financial Reporting                  $  13,900    $   7,400    $   7,800
Charitable Contributions for
  Financial Reporting in Excess of
  Amount for Tax Reporting                12,800      (12,800)           0
Provision for Loan Losses for
  Financial Reporting in Excess of
  Amount for Tax Reporting               (56,700)     (22,000)           0
Other Real Estate Write-offs for
  Tax Reporting in Excess of Amount
  for Financial Reporting                 15,400            0        6,800
Utilization of Net Operating Loss
  Carryforward                            14,900      258,900       95,400
                                       ---------    ---------    ---------
                                       $     300    $ 231,500    $ 110,000
Adjustment of Valuation Allowance              0     (160,200)    (186,900)
                                       ---------    ---------    ---------
Provision (Benefit) for Deferred
  Taxes                                $     300    $  71,300    $ (76,900)
                                       =========    =========    =========

The net deferred tax asset consists of the following components at December 31, 1996 and 1995:


                                     1996         1995
                                  ---------    ---------
Unrealized (Gains) Losses on
  Securities Available for Sale   $  27,000    $ (14,500)
Charitable Contributions                  0       12,800
Depreciation                        (44,300)     (30,400)
Provision for Loan Losses           103,700       47,000
Other Real Estate                     5,000       20,400
Net Operating Loss Carryforward           0       14,900
                                  ---------    ---------
  Net Deferred Tax Assets         $  91,400    $  50,200
                                  =========    =========

================================================================================

                                    NOTE M

                         OFF-BALANCE-SHEET INSTRUMENTS

In the normal course of business, the Bank is a party to financial instruments which are not recorded in the consolidated financial statements. These financial instruments include commitments to extend credit and letters of credit.

Loan commitments and lines of credit represent commitments to lend funds at specific rates, with fixed expiration or review dates and for specific purposes. These commitments are agreements to fund loans if the conditions in the agreements are met. Since many commitments are never actually drawn on, the unfunded amounts do not necessarily represent future funding requirements. The Bank evaluates each customer's credit worthiness on an individual basis. The amount of collateral obtained, if any, upon extension of credit is based on the credit worthiness of the customer.

Standby letters of credit obligate the Bank to pay third parties if the Bank's customers fail to perform under the agreements with those third parties. Letters of credit are subject to credit reviews, collateral requirements and debt covenants similar to those in loan agreements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

There are no financial instruments which present an unusual risk to the Bank, and no material losses are anticipated as a result of these transactions.

A summary of obligations under financial instruments which are not reflected in the consolidated financial statements is as follows:


                                            1996         1995
                                         ----------   ----------
Commitments to Extend Credit for Loans   $7,513,554   $4,860,800

Standby Letters of Credit                   305,000      205,000
                                         ----------   ----------
                                         $7,818,554   $5,065,800
                                         ==========   ==========

================================================================================

                                     NOTE N

                            CONCENTRATIONS OF CREDIT

Most of the Bank's business activities are with customers in the Bank's market area, which consists primarily of East Baton Rouge and adjacent parishes. The majority of such customers are depositors of the Bank. The concentrations of credit by type of loan are shown in Note D. Most of the Bank's credits are to small businesses and individuals secured by real estate. The Bank, as a matter of policy, does not extend credit to any single borrower or group of related borrowers in excess of legal lending limits.

================================================================================

                                    NOTE O

                             SHORT TERM BORROWINGS

The Bank maintains an open line of credit with the Federal Home Loan Bank of Dallas to assist in maintaining short-term liquidity. The total line of credit available with the Federal Home Loan Bank of Dallas at December 31, 1996 amounts to approximately $1,175,000. The agreement provides for interest based upon the federal funds rate on outstanding balances and is secured by a blanket lien on family mortgage loans. This line of credit was unfunded as of December 31, 1996 and 1995.

Furthermore, the bank has obtained additional unsecured Federal Funds lines of credit with other correspondent banks. These lines of credit were unfunded as of December 31, 1996 and 1995.

================================================================================

                                    NOTE P

                      FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND SHORT-TERM INVESTMENTS - For those short-term instruments, the carrying amount is a reasonable estimate of fair value.


SECURITIES - Fair value of securities held to maturity and available for sale is based on quoted market prices or dealer quotes. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

LOANS - The fair value for loans is estimated using discounted cash flow analyses, with interest rates currently being offered for similar loans to borrowers with similar credit rates. Loans with similar classifications are aggregated for purposes of the calculations. The allowance for loan loss, which was used to measure the credit risk, is subtracted from loans.


DEPOSITS - The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using discounted cash flow analyses, with interest rates currently offered for deposits of similar remaining maturities.


COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT - The fair value of commitments to extend credit and standby letters of credit were not significant.


The estimated approximate fair values of the Bank's financial instruments as of December 31, 1996 and 1995 are as follows:


                                           1996
                                  -------------------------
                                    CARRYING       FAIR
                                      VALUE        VALUE
                                  -----------   -----------
Financial Asset:
 Cash and Short-Term Investments  $ 8,993,603   $ 8,993,603
 Securities                        14,810,178    14,754,530
 Loans - Net                       42,017,119    41,869,000
                                  -----------   -----------
                                  $65,820,900   $65,617,133
                                  ===========   ===========
Financial Liabilities:
 Deposits                         $63,369,244   $63,859,000
                                  ===========   ===========

                                           1995
                                  -------------------------
                                    CARRYING       FAIR
                                      VALUE        VALUE
                                  -----------   -----------
Financial Asset:
  Cash and Short-Term Investments $ 3,486,033   $ 3,486,033
  Securities                       15,278,267    15,234,713
  Loans - Net                      37,488,220    37,446,000
                                  -----------   -----------
                                  $56,252,520   $56,166,746
                                  ===========   ===========
Financial Liabilities:
 Deposits                         $54,186,337   $54,528,000
                                  ===========   ===========

================================================================================

                                     NOTE Q

                          CONTINGENCIES AND LITIGATION

In the normal course of business, the Company is involved in various legal proceedings. In the opinion of management and counsel, any liability resulting from such proceedings would not have a material adverse effect on the Company's financial statements.

================================================================================

                                    NOTE R

                      PARENT COMPANY FINANCIAL STATEMENTS

The financial statements for NBC Financial Corporation (Parent Company Only) are presented below:




                                 BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995




                                      1996           1995
                                   -----------    -----------
Assets:
  Cash                             $   159,889    $    49,452
  Investment in Subsidiary:
    Bank of Commerce                 5,339,358      5,035,972
                                   -----------    -----------
      TOTAL ASSETS                 $ 5,499,247    $ 5,085,424
                                   ===========    ===========
Liabilities:
      TOTAL LIABILITIES            $         0    $         0

Stockholders' Equity:
  Preferred Stock                  $         0    $   455,475
  Common Stock                         469,660        420,000
  Surplus                            5,441,964      4,932,750
  Retained Earnings (Deficit)         (412,377)      (722,801)
                                   -----------    -----------
      TOTAL STOCKHOLDERS' EQUITY   $ 5,499,247    $ 5,085,424
                                   -----------    -----------
      TOTAL LIABILITIES AND
      STOCKHOLDERS' EQUITY         $ 5,499,247    $ 5,085,424
                                   ===========    ===========

                              STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                            1996       1995       1994
                                          --------   --------   --------
Income:
  Dividend Income                         $ 75,000   $ 75,000   $ 75,000
                                          --------   --------   --------
                                          $ 75,000   $ 75,000   $ 75,000
Expenses:
  Operating Expenses                           411      1,015        527
                                          --------   --------   --------
Income (Loss) before Equity in
  Undistributed Net Income  of Subsidiary $ 74,589   $ 73,985   $ 74,473
  Equity in Undistributed Net
  Income of Subsidiary                     384,213    572,873    317,439
                                          --------   --------   --------
NET INCOME                                $458,802   $646,858   $391,912
                                          ========   ========   ========

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                               1996         1995         1994
                                             ---------    ---------    ---------
Cash Flows From Operating Activities:
 Net Income                                  $ 458,802    $ 646,858    $ 391,912
 Adjustments to Reconcile Net Income to
   Net Cash Provided by (Used in)
   Operating Activities:
     Equity in Undistributed Net Income
      of Subsidiary                           (384,213)    (572,873)    (317,439)
     Increase (Decrease) in Accrued Interest
      Payable and Other Liabilities                  0      (46,924)     (44,918)
                                             ---------    ---------    ---------
        NET CASH PROVIDED BY
        OPERATING ACTIVITIES                 $  74,589    $  27,061    $  29,555

Cash Flows From Financing Activities:
 Net Proceeds from Issuance of Common Stock  $ 109,950    $       0    $  25,000
 Redemption of Preferred Stock                  (6,250)           0            0
 Payment of Fractional Shares of
  Preferred Stock                                 (301)           0            0
 Cash Dividends                                (67,551)     (86,851)     (46,027)
                                             ---------    ---------    ---------
        NET CASH PROVIDED BY
        FINANCING ACTIVITIES                 $  35,848    $ (86,851)   $ (21,027)
                                             ---------    ---------    ---------
INCREASE (DECREASE) IN CASH                  $ 110,437    $ (59,790)   $   8,528

CASH - BEGINNING OF YEAR                        49,452      109,242      100,714
                                             ---------    ---------    ---------
CASH - END OF YEAR                           $ 159,889    $  49,452    $ 109,242
                                             =========    =========    =========
Supplemental Disclosures of Cash
 Flow Information:
  Transfer from Retained Earnings
   Due To Stock Split in the Form of a
   Dividend                                  $       0    $ 315,000    $       0
                                             =========    =========    =========
  Transaction Resulting From Conversion of
   Preferred Stock to Common Stock:
    Common Stock                             $  33,860    $       0    $       0
    Surplus                                    415,064            0            0
                                             ---------    ---------    ---------
                                             $ 448,924    $       0    $       0
                                             =========    =========    =========

================================================================================

                                    NOTE S

              FINANCIAL STATEMENTS OF WHOLLY OWNED BANK SUBSIDIARY

The financial statements for Bank of Commerce, a wholly owned subsidiary of NBC Financial Corporation, are presented below:


                            CONDENSED BALANCE SHEETS

                           DECEMBER 31, 1996 AND 1995


                                           1996              1995
                                       ------------    ------------
Assets:
  Cash and Due from Banks              $  3,693,603    $  2,886,033
  Securities Held to Maturity            11,490,633       5,132,032
  Securities Available for Sale           8,619,545      10,746,235
  Loans                                  42,017,119      37,488,220
  Bank Premises and Equipment             2,471,305       2,311,365
  Other Assets                              996,920         895,630
                                       ------------    ------------
    TOTAL ASSETS                       $ 69,289,125    $ 59,459,515
                                       ============    ============
Liabilities:
  Deposits                             $ 63,529,133    $ 54,235,789
  Other Liabilities                         420,633         187,754
                                       ------------    ------------
    TOTAL LIABILITIES                  $ 63,949,766    $ 54,423,543

Stockholders' Equity:
  Common Stock                         $  2,500,000    $  2,500,000
  Surplus                                 1,250,000       1,250,000
  Retained Earnings                       1,641,993       1,257,780
  Unrealized Gain (Loss) on Securities
    Available for Sale                      (52,634)         28,192
                                       ------------    ------------
      TOTAL STOCKHOLDERS' EQUITY       $  5,339,359    $  5,035,972
                                       ------------    ------------
      TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY           $ 69,289,125    $ 59,459,515
                                       ============    ============

                         CONDENSED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                  1996           1995           1994
                                              -----------    -----------    -----------
Interest Income                               $ 4,896,036    $ 4,427,024    $ 3,196,354
Interest Expense                                2,375,608      2,033,048      1,215,297
                                              -----------    -----------    -----------
      Net Interest Income                     $ 2,520,428    $ 2,393,976    $ 1,981,057

Provision (Credit) for Loan Losses                168,435         65,000              0
                                              -----------    -----------    -----------
      Net Interest Income after
        Provision (Credit) for
        Loan Losses                           $ 2,351,993    $ 2,328,976    $ 1,981,057

Gain (Loss) on Securities                          (5,637)       (14,582)      (206,600)

Net Other Real Estate Income                       85,961         46,192         34,027

Other Operating Income                            240,897        201,660        124,409
                                              -----------    -----------    -----------
      Income Before Other Expenses            $ 2,673,214    $ 2,562,246    $ 1,932,893

Other Expenses                                  1,987,383      1,843,073      1,617,353
                                              -----------    -----------    -----------

      Income before Income Taxes              $   685,831    $   719,173    $   315,540

Applicable Income Taxes (Provision) Benefit      (226,618)       (71,300)        76,900
                                              -----------    -----------    -----------
      NET INCOME                              $   459,213    $   647,873    $   392,440
                                              ===========    ===========    ===========

                       CONDENSED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994




                                                  1996           1995           1994
                                               -----------    -----------    -----------
Cash Flows From Operating Activities:
 Net Income                                    $   459,213    $   647,873    $   392,440
 Adjustments to Reconcile Net Income to Net
  Cash Provided by Operating Activities:
   Provision for Depreciation                       96,798         82,585         49,988
   Provision for Loan Losses                       168,435         65,000              0
   Provision (Credit) for Deferred Taxes               300         71,300        (76,900)
   Amortization (Accretion) of Premiums
    (Discounts) on Securities                        4,862        (80,695)        88,107
   (Gain) Loss on Sale of Fixed Assets              (2,927)             0              0
   (Gain) Loss on Sale of Securities                 5,637         14,582        206,600
   (Gain) Loss on Sale of Other Real
    Estate                                               0              0        (14,080)
   (Increase) Decrease in Accrued Interest
    Receivable and Other Assets                    (59,790)      (120,399)       (38,098)
   Increase (Decrease) in Accrued
    Interest Payable and Other Liabilities         232,879         56,867         28,013
                                               -----------    -----------    -----------
     NET CASH PROVIDED BY
     OPERATING ACTIVITIES                      $   905,407    $   737,113    $   636,070

Cash Flows From Investing Activities:

 Net (Increase) Decrease in Federal Funds
  Sold                                         $(4,700,000)   $   200,000    $    50,000
 Proceeds from Sales of Securities               1,592,046        490,313      5,015,702
 Proceeds from Maturities of Securities          4,307,000      5,650,000      2,000,000
 Proceeds from Return of Principal on Certain
  Mortgage-Backed Securities                        71,178        109,121        469,809
 Purchases of Securities                        (5,635,078)    (8,145,282)    (6,262,754)
 Net (Increase) Decrease in Loans               (4,697,334)    (7,644,073)    (6,290,462)
 Purchases of Bank Premises and Equipment         (261,394)      (224,142)    (1,301,239)
 Proceeds from Sale of Fixed Assets                  7,400              0              0
 Proceeds from Sales of Other Real Estate                0              0         14,080
                                               -----------    -----------    -----------
     NET CASH USED IN INVESTING
     ACTIVITIES                                $(9,316,182)   $(9,564,063)   $(6,304,864)

                                  (continued)

                                                 1996           1995            1994
                                             ------------   ------------    ------------
Cash Flows From Financing Activities:
 Net Increase (Decrease) in Deposits         $  9,293,345   $ 10,905,195    $  5,104,622
 Net Increase (Decrease) in Borrowed Funds              0       (900,000)        900,000
 Dividend Paid to NBC Financial Corporation       (75,000)       (75,000)        (75,000)
                                             ------------   ------------    ------------
  NET CASH PROVIDED BY
  FINANCING ACTIVITIES                       $  9,218,345   $  9,930,195    $  5,929,622
                                             ------------   ------------    ------------
INCREASE IN CASH AND DUE FROM BANKS          $    807,570   $  1,103,245    $    260,828

CASH AND DUE FROM BANKS -
 BEGINNING OF YEAR                              2,886,033      1,782,788       1,521,960
                                             ------------   ------------    ------------
CASH AND DUE FROM BANKS -
 END OF YEAR                                 $  3,693,603   $  2,886,033    $  1,782,788
                                             ============   ============    ============
Supplemental Disclosures of Cash
 Flow Information:
  Cash Payments for:
   Interest Paid to Depositors               $  2,332,656   $  1,946,696    $  1,173,214
                                             ============   ============    ============
   Interest Paid on Borrowed Funds           $     16,376   $     10,767    $     25,559
                                             ============   ============    ============
   Income Tax Payments (Refunds)             $     15,788   $          0    $          0
                                             ============   ============    ============
Supplemental Schedule of Noncash
 Investing and Financing Activities:
  Change in Unrealized Gain (Loss) on
   Securities Available for Sale             $   (122,440)  $    366,322    $   (319,822)
                                             ============   ============    ============
  Change in the Deferred Tax Effect on
   Unrealized Gain (Loss) on Securities
   Available for Sale                        $     41,500   $    (14,500)   $          0
                                             ============   ============    ============

                                   EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                            DEPOSIT GUARANTY CORP.,

                  DEPOSIT GUARANTY NATIONAL BANK OF LOUISIANA,

                           NBC FINANCIAL CORPORATION

                                      AND

                                BANK OF COMMERCE

                               Table of Contents


Article I.        THE HOLDING COMPANY MERGER ...................................  1
                  1.01     Holding Company Merger. .............................  1
                  1.02     Effective Date of the Holding Company Merger. .......  1
                  1.03     Effect of the Holding Company Merger. ...............  1
                  1.04     Additional Actions. .................................  1
                  1.05     Conversion of NBC Financial Corporation Shares. .....  1
                  1.06     Exchange of Shares. .................................  2
                  1.07     Tax Consequences. ...................................  2

Article II.       THE BANK MERGER ..............................................  3
                  2.01     The Bank Merger. ....................................  3
                  2.02     Effective Date. .....................................  3
                  2.03     Cancellation of Capital Stock of Bank of Commerce. ..  3
                  2.04     Capital Structure of the Receiving Association. .....  3
                  2.05     Effects of the Bank Merger. .........................  3
                  2.06     Tax Consequences. ...................................  4

Article III.      REPRESENTATIONS AND WARRANTIES OF
                  BANK OF COMMERCE AND NBC FINANCIAL CORPORATION ...............  4
                  3.01     Corporate Organization. .............................  4
                  3.02     Capitalization. .....................................  4
                  3.03     Investments; No Subsidiaries. .......................  4
                  3.04     Loan Portfolio. .....................................  5
                  3.05     Authority; No Violation. ............................  5
                  3.06     Consents and Approvals. .............................  5
                  3.07     Financial Statements. ...............................  5
                  3.08     No Broker's Fees. ...................................  5
                  3.09     Title to Properties; Encumbrances. ..................  5
                  3.10     No Undisclosed Liabilities. .........................  6
                  3.11     Absence of Certain Changes or Events. ...............  6
                  3.12     Leases. .............................................  7
                  3.13     Trademarks; Trade Names. ............................  7
                  3.14     Compliance with Applicable Law. .....................  8
                  3.15     Absence of Questionable Payments. ...................  8
                  3.16     Insurance. ..........................................  8
                  3.17     Powers of Attorney; Guarantees. .....................  8
                  3.18     Tax Matters .........................................  8
                  3.19     Benefit and Employee Matters. .......................  9
                  3.20     Contracts and Commitments; No Default ............... 10
                  3.21     Disclosure. ......................................... 11
                  3.22     Litigation. ......................................... 11
                  3.23     Environmental Matters. .............................. 11
                  3.24     Contract Termination Provisions ..................... 12

Article IV.       REPRESENTATIONS AND WARRANTIES OF DGC
                  AND DGNB LOUISIANA ........................................... 12
                  4.01     Corporate Organization. ............................. 12
                  4.02     Capitalization. ..................................... 12
                  4.03     Authority; No Violation. ............................ 13
                  4.04     Consents and Approvals. ............................. 13

                  4.05     Legality of DGC Common Stock .........................  13
                  4.06     SEC Documents; Financial Statements ..................  13
                  4.07     Litigation ...........................................  14
                  4.08     Statements are True and Correct ......................  14
                  4.09     No Shareholder Vote ..................................  14
                  4.10     Broker's and Finder's Fee ............................  14
                  4.11     Disclosure ...........................................  14

Article V.        COVENANTS OF THE PARTIES ......................................  14
                  5.01     Conduct of Business ..................................  14
                  5.02     Limitation on Actions ................................  15
                  5.03     Current Information ..................................  15
                  5.04     Access to Properties and Records; Confidentiality ....  16
                  5.05     Interim Financial Statements .........................  16
                  5.06     Regulatory Matters ...................................  16
                  5.07     Approval of Shareholders .............................  17
                  5.08     Compliance with SEC Rules 144 and 145 ................  17
                  5.09     Further Assurances. ..................................  17
                  5.10     Public Announcements .................................  17
                  5.11     Benefits. ............................................  18
                  5.12     Indemnification ......................................  18
                  5.13     Post-Merger Financial Information ....................  18
                  5.14     Listing Application ..................................  18

Article VI.       CLOSING CONDITIONS.............................................  19
                  6.01     Conditions to Each Party's Obligations under
                           this Agreement .......................................  19
                  6.02     Conditions to the Obligations of DGC and DGNB
                           Louisiana under this Agreement .......................  19
                  6.03     Conditions to the Obligations of Bank of Commerce and
                           NBC Financial Corporation under this Agreement .......  21

Article VII.      CLOSING........................................................  23
                  7.01     Time and Place .......................................  23
                  7.02     Deliveries at the Closing ............................  23

Article VIII.     TERMINATION ...................................................  23
                  8.01     Termination ..........................................  23
                  8.02     Effect of Termination ................................  23

Article IX.       MISCELLANEOUS .................................................  24
                  9.01     Expenses .............................................  24
                  9.02     Notices ..............................................  24
                  9.03     Parties in Interest ..................................  24
                  9.04     Amendment, Extension and Waiver ......................  25
                  9.05     Complete Agreement ...................................  25
                  9.06     Non-Survival of Representations and Warranties .......  25
                  9.07     Counterparts .........................................  25
                  9.08     Governing Law ........................................  25
                  9.09     Headings .............................................  25

                         AGREEMENT AND PLAN OF MERGER


                This AGREEMENT AND PLAN OF MERGER, dated as of February 20, 1997, by and among NBC Financial Corporation ("NBC"), a corporation organized under the laws of the State of Louisiana, and its wholly-owned subsidiary Bank of Commerce (the "Bank"), a state banking association organized under the laws of Louisiana, and Deposit Guaranty Corp. ("DGC"), a corporation organized under the laws of the State of Mississippi, and DGC's wholly-owned subsidiary Deposit Guaranty National Bank of Louisiana ("DGNB Louisiana"), a banking association organized under the laws of the United States, each acting pursuant to a resolution of its Board of Directors.

                In consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties agree that NBC shall be merged into DGC (the "Holding Company Merger") on the terms and subject to the conditions set forth in this Agreement and immediately following the Holding Company Merger, the Bank shall be merged into DGNB Louisiana (the "Bank Merger" and together with the Holding Company Merger, the "Mergers"), on the terms and subject to the conditions set forth in this Agreement.

                                   Article I.

                          THE HOLDING COMPANY MERGER

                1.01 Holding Company Merger. In accordance with the applicable provisions of the Louisiana Business Corporation Law ("LBCL") and the Mississippi Business Corporation Act ("MBCA"), NBC shall be merged with and into DGC; the separate existence of NBC shall cease, and DGC shall be the corporation surviving the Holding Company Merger.

                1.02 Effective Date of the Holding Company Merger. The Holding Company Merger shall become effective on the date (the "Effective Date") set forth in the certificate of merger and articles of merger filed in the offices of the Secretaries of State of Louisiana and Mississippi, respectively.

                1.03 Effect of the Holding Company Merger. On the Effective Date, (i) the separate existence of NBC shall cease and NBC shall be merged with and into DGC, (ii) DGC shall continue to possess all of the rights, privileges and franchises possessed by it and shall, on the Effective Date, become vested with and possess all rights, privileges and franchises possessed by NBC, (iii) DGC shall be responsible for all of the liabilities and obligations of NBC in the same manner as if DGC had itself incurred such liabilities or obligations, and the Holding Company Merger shall not affect or impair the rights of the creditors or of any persons dealing with NBC, (iv) the Holding Company Merger will not of itself cause a change, alteration or amendment to the Articles of Incorporation or the Bylaws of DGC, (v) the Holding Company Merger will not of itself affect the tenure in office of any officer or director of DGC and no such person will succeed to such positions solely by virtue of the Holding Company Merger, and (vi) the Holding Company Merger shall, from and after the Effective Date, have all the effects provided by applicable Mississippi and Louisiana law.

                1.04 Additional Actions. If, at any time after the Effective Date, DGC shall consider or be advised that any further assignments or assurances in law or any other acts are necessary or desirable (i) to vest, perfect or confirm, of record or otherwise, in DGC, title to or the possession of any property or right of NBC acquired or to be acquired by reason of, or as a result of, the Holding Company Merger, or (ii) otherwise to carry out the purposes of this Agreement, NBC and its proper officers and directors shall be deemed to have granted to DGC an irrevocable power of attorney to execute and deliver all such proper deeds, assignments and assurances in law and to do all acts necessary or proper to vest, perfect or confirm title to and possession of such property or rights in DGC and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of DGC are fully authorized in the name of NBC to take any and all such action.

                1.05 Conversion of NBC Financial Corporation Shares. Each share of common stock, $1.00 par value, of NBC (the "NBC Common Stock") issued and outstanding immediately prior to the Effective Date other than shares of NBC Common Stock owned by stockholders who, pursuant to the LBCL, perfect dissenters' rights ("Dissenting Shares"), shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the number of shares of common stock, no par value, of DGC (the "DGC Common Stock") equal to the Exchange Ratio, as defined below, subject to adjustment as provided herein and, in respect of fractional shares, subject to Section 1.06 hereof. The Exchange Ratio shall equal 422,581 divided by the number of shares of NBC Common Stock outstanding on the date immediately preceding the Effective Date. If prior to the Effective Date DGC should split or combine DGC Common Stock, or pay a dividend or other distribution in DGC Common Stock, then the exchange ratio shall be appropriately adjusted to reflect such split, combination, dividend or distribution.

                1.06 Exchange of Shares. (a) As soon as practicable after the Effective Date, Deposit Guaranty National Bank, acting as exchange agent (the "Exchange Agent"), shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Date represented issued and outstanding shares of NBC Common Stock (the "Certificates"), a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing DGC Common Stock. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of shares of DGC Common Stock to which such holder of NBC Common Stock shall have become entitled pursuant to the provisions hereof, and the Certificate so surrendered shall forthwith be canceled. Lost Certificates shall be treated in accordance with the existing procedures of NBC.

                (b) No dividends or other distributions declared after the Effective Date with respect to DGC Common Stock and payable to the holders of record thereof after the Effective Date shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a Certificate, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the shares of DGC Common Stock into which the shares represented by such certificate have been converted.

                (c) If any certificate representing shares of DGC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of DGC Common Stock in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

                (d) After the Effective Date there shall be no transfers on the stock transfer books of NBC of the shares of NBC Common Stock which are outstanding immediately prior to the Effective Date. If, after the Effective Date, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of DGC Common Stock as provided herein.

                (e) No certificates or scrip representing fractional shares of DGC Common Stock shall be issued upon the surrender for exchange of such Certificates, no dividend or distribution with respect to DGC Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of DGC. In lieu of any such fractional share, DGC shall pay to each former stockholder of NBC who otherwise would be entitled to receive a fractional share of DGC Common Stock an amount in cash determined by multiplying (i) the closing price of DGC Common Stock on the New York Stock Exchange on the trading day preceding the Effective Date, by (ii) the fraction of a share of DGC Common Stock to which such holder would otherwise be entitled.

                1.07 Tax Consequences. It is intended that the Holding Company Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" within the meaning of Section 368 of the Code.


                                  Article II.

                                THE BANK MERGER

                2.01 The Bank Merger. On the Effective Date (as defined in
Section 2.02 hereof), immediately following the Holding Company Merger, DGC shall contribute the stock of the Bank to its wholly-owned subsidiary, Deposit Guaranty Louisiana Corp., and the Bank shall then be merged with and into DGNB Louisiana under the Articles of Association of DGNB Louisiana, as amended, existing under Charter No. 13648, pursuant to the provisions of, and with the effect provided in, 12 U.S.C. ss. 215a and La. R.S. 6:351 et seq. On the Effective Date, DGNB Louisiana, the Receiving Association, shall continue to be a national banking association, and its business shall continue to be conducted at its main office in Hammond, Louisiana, and at its legally established branches (including, without limitation, the legally established offices from which Bank conducted business immediately prior to the Effective Date). The Articles of Association of DGNB Louisiana shall not be altered or amended by virtue of the Bank Merger, and the incumbency of the directors and officers of DGNB Louisiana shall not be affected by the Bank Merger nor shall any person succeed to such positions by virtue of the Bank Merger. DGNB Louisiana shall file this Agreement with the Louisiana Commissioner of Financial Institutions (the "Commissioner") pursuant to La. R.S. 6:352 and make appropriate filings with the Office of the Comptroller of the Currency (the "OCC"). Bank and DGNB Louisiana are sometimes referred to together as the "Merging Associations."

                2.02 Effective Date. The Bank Merger shall become effective on the Effective Date.

                2.03 Cancellation of Capital Stock of Bank of Commerce. On the Effective Date, by virtue of the Bank Merger, all shares of the capital stock of Bank shall be canceled and no cash, securities or other property shall be issued in the Bank Merger in respect thereof.

                2.04 Capital Structure of the Receiving Association. As of December 31, 1996, DGNB Louisiana had capital of $2,341,210 divided into 234,121 shares of common stock authorized, each of $10 par value ("DGNB Louisiana Common Stock"), surplus of $40,990,527 and undivided profits, including capital reserves, of $12,480,851. As of December 31, 1996, Bank had capital of $2,500,000 divided into 100,000 shares of common stock authorized, each of $25.00 par value, surplus of $1,250,000 and undivided profits of $1,589,359.

                On the Effective Date, the amount of capital of the Receiving Association shall be $2,341,210 divided into 234,121 shares of common stock, each of the par value of $10, and on the Effective Date, the Receiving Association shall have a surplus of $40,990,227, plus the value of the consideration to be paid by DGC in the Holding Company Merger, and undivided profits, including capital reserves, which when combined with capital and surplus will be equal to the capital structure of DGNB Louisiana, as set forth above, adjusted, however, for the results of operations of DGNB Louisiana between December 31, 1996 and the Effective Date, and for any other acquisitions which may be consummated between December 31, 1996 and the Effective Date.

                2.05 Effects of the Bank Merger. On the Effective Date, the corporate existence of each of the Merging Associations shall be merged into and continued in DGNB Louisiana, the Receiving Association, and such Receiving Association shall be deemed to be the same corporation as each bank or banking association participating in the Bank Merger. All rights, franchises and interests of the individual Merging Associations in and to every type of property (real, personal and mixed) and choses in action shall be transferred to and vested in the Receiving Association by virtue of the Bank Merger without any deed or other transfer. The Receiving Association, upon the Bank Merger and without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of



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



property, franchises and interests, including appointments, designations and nominations, and all other rights and interests as trustee, executor, administrator, registrar of stocks and bonds, guardian of estates, and in every other fiduciary capacity, in the same manner and to the same extent as such rights, franchises and interests were held or enjoyed by any one of the Merging Associations at the time of the Bank Merger, subject to the conditions specified in 12 U.S.C. ss. 215a(f). The Receiving Association shall, from and after the Effective Date, be liable for all liabilities of the Merging Associations.

                2.06 Tax Consequences. It is intended that the Bank Merger shall constitute a tax-free reorganization pursuant to Section 368(a)(1)(A) of the Code, and that the transactions made the subject matter of the plan shall constitute a "plan of reorganization" for purposes of the rules and regulations governing Code Section 368.


                                  Article III.

                       REPRESENTATIONS AND WARRANTIES OF
                BANK OF COMMERCE AND NBC FINANCIAL CORPORATION

                Bank and NBC hereby make the following representations and warranties to DGC and DGNB Louisiana:

                3.01 Corporate Organization. (a) Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. Bank has the power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.

                (b) NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana. NBC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

                3.02 Capitalization. (a) The authorized capital stock of Bank consists of 125,000 shares of common stock, $25.00 par value (the "Bank Common Stock"). At the close of business on December 31, 1996, there were 100,000 shares of Bank Common Stock issued and outstanding and no shares held in Bank's treasury. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of Bank Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on
Schedule 3.02 hereof, Bank has not issued any additional shares of Bank Common Stock since December 31, 1996, and does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Bank Common Stock or any security representing the right to purchase or otherwise receive any Bank Common Stock. NBC has good, valid and marketable title to, the Bank Common Stock, and on the Effective Date the same will be free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, except as provided in La. R.S. 6:262. The Louisiana Commissioner of Financial Institutions has taken no action pursuant to Section 6:262A.

                (b) The authorized capital stock of NBC consists of 10,000,000 shares of NBC Common Stock and 1,000,000 shares of Preferred Stock. At the close of business on December 31, 1996, there were 469,660 shares of NBC Common Stock issued and outstanding and no shares held in NBC's treasury and no shares of Preferred Stock outstanding or held as Treasury shares. Except as set forth on Schedule 3.02 hereto, all issued and outstanding shares of NBC Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights with no personal liability attaching to the ownership thereof. Except as set forth on Schedule 3.02 hereof, NBC has not issued any additional shares of NBC Common Stock since December 31, 1996, and, except as set forth in this Section 3.02, does not have and is not bound by any outstanding subscription, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of NBC



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



Common Stock or any security representing the right to purchase or otherwise receive any NBC Common Stock. As of the date of this Agreement, options to acquire 87,777 shares of NBC Common Stock are outstanding, all of which shall be exercised or terminated on or before the Effective Date.

                3.03 Investments; No Subsidiaries. The "NBC Consolidated Group," as such term is used in this Agreement, consists of NBC and Bank. Except as set forth on Schedule 3.03 hereof, neither Bank nor NBC has any subsidiaries or equity interest or other investment, direct or indirect, in any corporation, partnership, joint venture or other entity except for such equity interest or other investment which Bank may have acquired as a result of foreclosure and is as of the date hereof holding subject to sale.

                3.04 Loan Portfolio. All loans, discounts and financing leases (in which any member of the NBC Consolidated Group is lessor) reflected on the NBC Latest Balance Sheet (as defined in Section 3.07) (a) were, at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of the NBC Consolidated Group,
(b) are evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured by valid liens and security interests which have been perfected. Set forth in Schedule 3.04 hereto is a true and complete list of all real property in which Bank has an interest as creditor or mortgagee in an amount greater than $50,000. Except as set forth in Schedule 3.04 hereto, there are no outstanding loans held by Bank with an unpaid balance of $25,000 or more in which a material default has occurred. A material default for purposes of this Section 3.04 includes, without limitation, the failure to pay indebtedness or an installment thereof more than sixty (60) days after it is due and payable.

                3.05 Authority; No Violation. Each of Bank and NBC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Bank have been duly and validly approved by the Board of Directors of Bank, and, except for approval by NBC as the sole shareholder of Bank, no other corporate proceedings on the part of Bank are necessary to consummate the transactions so contemplated. The Board of Directors of NBC has duly and validly approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by NBC, and, except for the approval of this Agreement by its shareholders, no other corporate proceedings on the part of NBC are necessary to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Bank and NBC and constitutes a valid and binding obligation of Bank and of NBC enforceable against each in accordance with its terms, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles.

                3.06 Consents and Approvals. Except as set forth in Schedule
3.06 hereto, no permit, consent, approval or authorization of, or declaration, filing or registration with, any public body or authority or to the knowledge of Bank and NBC any third party is necessary in connection with (i) the execution and delivery by Bank or NBC of this Agreement, or (ii) the consummation by NBC or Bank of the Mergers and the other transactions contemplated hereby.

                3.07 Financial Statements. (a) NBC has previously delivered to DGC and DGNB Louisiana copies of the consolidated balance sheets of NBC as of December 31 in each of the three fiscal years 1994 through 1996, inclusive, and the related consolidated statements of income, changes in shareholders' equity and changes in cash flows for the periods then ended, in each case accompanied by the audit report of Hannis T. Bourgeois & Co., independent public accountants with respect to NBC ("NBC Financial Statements"). The December 31, 1996, consolidated balance sheet (the "NBC Latest Balance Sheet") of NBC (including the related notes, where applicable) fairly represents in all material respects the consolidated financial position of NBC and its subsidiaries as of the date thereof, and the other financial statements referred to herein (including the related notes, where applicable) fairly present the results of the consolidated operations and changes in shareholders' equity and cash flow of NBC and its subsidiaries for the respective fiscal periods or as of the respective dates therein set forth.




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



                (b) Each of the financial statements above is true and correct in all material respects, and has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with other periods, except as otherwise noted.

                3.08 No Broker's Fees. Except as fully described and set forth in Schedule 3.08 hereto, neither Bank, NBC nor any of their officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

                3.09 Title to Properties; Encumbrances. Except as set forth in
Schedule 3.09 hereto, Bank and NBC have good, valid and marketable title to, or a valid leasehold interest in, (a) all their real properties and (b) all other properties and assets reflected in the NBC Latest Balance Sheet, other than any of such properties or assets which have been sold or otherwise disposed of since the date of the NBC Latest Balance Sheet in the ordinary course of business and consistent with past practice. Except as set forth in Schedule
3.09 hereto, all of such properties and assets are free and clear of all title defects, mortgages, pledges, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including, without limitation, leases, options to purchase, conditional sales contracts, collateral security arrangements and other title or interest arrangements, and are not, in the case of real property, subject to any easements, building use restrictions, exceptions, reservations or limitations of any nature whatsoever, except, with respect to all such properties and assets, liens for current taxes and assessments not in default, minor imperfections of title, and encumbrances, if any, which have arisen in the ordinary course of business, which are not substantial in character, amount or extent and which do not detract from the value of or interfere with the present or contemplated use of any of the properties subject thereto or affected thereby or otherwise impair the business operations conducted or contemplated by Bank or NBC. All personal property material to the business, operations or financial condition of Bank or NBC, and all buildings, structures and fixtures used by Bank or NBC in the conduct of their businesses, are in good operating condition and repair, ordinary wear and tear excepted. Except as set forth in Schedule 3.09 hereto, neither Bank nor NBC has received any notification of any violation (which has not been cured) of any building, zoning or other law, ordinance or regulation in respect of such property or structures or Bank's or NBC's use thereof.

                3.10 No Undisclosed Liabilities. Except as set forth in
Schedule 3.10 hereto, as of the date hereof neither Bank nor NBC has any liabilities or obligations of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due), except liabilities and obligations (i) fully reflected or reserved against in the NBC Latest Balance Sheet or disclosed in the notes thereto or (ii) incurred since the date of the NBC Latest Balance Sheet in the ordinary course of business and consistent with past practice, which liabilities or obligations are, either individually or in the aggregate, material to NBC.

              3.11 Absence of Certain Changes or Events. (a) Except as set forth in Schedule 3.11 hereto, since the date of the NBC Latest Balance Sheet, there has not been:

              i) any material adverse change in the business, operations, properties, assets or financial condition of Bank or NBC, or any event which has had or will have a material adverse effect on any of the foregoing;

              ii) any loss, damage, destruction or other casualty materially and adversely affecting any of the properties, assets or business of Bank or NBC or any of their subsidiaries (whether or not covered by insurance);

              iii) any increase of more than ten percent (10%) in the compensation payable by Bank or NBC to any of their directors, officers, agents, consultants, or any of their employees whose total compensation after such increase was in excess of $25,000 per annum, or any extraordinary bonus, percentage compensation, service award or other like benefit granted, made or accrued to the credit of any such director, officer, agent, consultant or employee, or any extraordinary welfare, pension, retirement or similar



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



     payment or arrangement made or agreed to by Bank or NBC for the benefit of any such director, officer, agent, consultant or employee;

         iv) any change in any method of accounting or accounting practice of Bank or NBC;

         v) any loan in excess of $25,000 or portion thereof rescheduled as to payments thereon, subject to a moratorium on payment thereof or written off by Bank or NBC as uncollectible; or

         vi) any agreement or understanding, whether in writing or otherwise, of Bank or NBC to do any of the foregoing.

     (b) Except as set forth in Schedule 3.11 hereto, since the date of the NBC Latest Balance Sheet, neither Bank nor NBC has:

         i) issued or sold any promissory note, stock, bond or other corporate security of which it is the issuer in an amount greater than $25,000;

         ii) discharged or satisfied any lien or encumbrance or paid or satisfied any obligation or liability (whether absolute, accrued, contingent or otherwise and whether due or to become due) in an amount greater than $25,000 as to each such lien, encumbrance, obligation or liability other than current liabilities shown on the NBC Latest Balance Sheet and current liabilities incurred since the date of the NBC Latest Balance Sheet in the ordinary course of business and consistent with past practice and other than any such lien, encumbrance, obligation or liability of the nature (regardless of amount) required to be disclosed pursuant to Section 3.11(a)(iii) hereto;

         iii) declared, paid or set aside for payment any dividend or other distribution (whether in cash, stock or property) in respect of its capital stock dividends by Bank to NBC except to the extent necessary to pay necessary and routine expenses of NBC;

         iv) split, combined or reclassified any shares of its capital stock, or redeemed, purchased or otherwise acquired any shares of its capital stock or other securities;

         v) sold, assigned or transferred any of its assets (real, personal or mixed, tangible or intangible), canceled any debts or claims or waived any rights of substantial value, except, in each case, in the ordinary course of business and consistent with past practice;

         vi) sold, assigned, transferred or permitted to lapse any patents, trademarks, trade names, copyrights or other similar assets, including applications or licenses therefor;

         vii) paid any amounts or incurred any liability to or in respect of, or sold any properties or assets (real, personal or mixed, tangible or intangible) to, or engaged in any transaction (other than any transaction of the nature (regardless of amount) required to be disclosed pursuant to
     Section 3.11(a)(iii) hereof) or entered into any agreement or arrangement with, any corporation or business in which Bank, NBC or any of their officers or directors, or any "affiliate" or "associate" (as such terms are defined in the rules and regulations promulgated under the Securities
     Act) of any such person, has any direct or indirect interest;

         viii) entered into any collective bargaining agreements; or

         ix) entered into any other transaction other than in the ordinary course of business and consistent with past practice or in connection with the transactions contemplated by this Agreement.

         3.12 Leases. Set forth in Schedule 3.12 hereto is an accurate and complete list of all leases calling for annual rent payments in excess of $10,000 pursuant to which Bank or NBC, as lessee, leases real or personal property, including, without limitation, all leases of computer or computer services and all arrangements for time-sharing or other data processing services, describing for each lease Bank's or NBC's financial obligations under such lease its rental payments, expiration date and renewal terms. Except as set forth in Schedule 3.12 hereto: (a) all such leases are in full force and effect in accordance with their terms; (b) there exists no event of default or event, occurrence, condition or act which with the giving of notice, the lapse of time or the happening of any further event or condition would become a default under any such lease; and (c) neither Bank nor NBC is a lessee under a lease having an unexpired term greater than 36 months that requires Bank or NBC to make payments for the use of any property at rates currently higher than prevailing market rates for similar properties in the localities where such properties are located.

         3.13 Trademarks; Trade Names. Set forth in Schedule 3.13 hereto is an accurate and complete list and brief description of all trademarks (either registered or common law), trade names and copyrights (and all applications and licenses therefor) owned by Bank or NBC or in which they have any interest. Bank and NBC own, or have the rights to use, all trademarks, trade names and copyrights used in or necessary for the ordinary conduct of their existing businesses as heretofore conducted, and the consummation of the transactions contemplated hereby will not alter or impair any such rights. Except as set forth in Schedule 3.13 hereto, no claims are pending by any person for the use of any trademarks, trade names or copyrights or challenging or questioning the validity or effectiveness of any license or agreement relating to the same, nor is there any valid basis for any such claim, challenge or question, and use of such trademarks, trade names and copyrights by Bank or NBC does not infringe on the rights of any person.

         3.14 Compliance with Applicable Law. Bank and NBC hold, and have at all times held, all licenses, franchises, permits and governmental authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied in all material respects with and are not in default in any respect under any, applicable statutes, laws, ordinances, rules, regulations, and orders of all federal, state and local governmental bodies, agencies and subdivisions having, asserting or claiming jurisdiction over them or over any part of their operations (to the extent that such default could result in a material limitation on the conduct of Bank's or NBC's business, or could cause Bank or NBC to incur a substantial financial penalty); and, except as set forth in Schedule 3.14 hereto, neither Bank nor NBC has received notice of a violation of, and does not know of any violation of or of any valid basis for any claim of a violation of, any of the above.

         3.15 Absence of Questionable Payments. Bank and NBC have not, and, to the knowledge of Bank or NBC, no director, officer, agent, employee, consultant or other person acting on behalf of, Bank or NBC has, (a) used any Bank or NBC corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity or (b) made any direct or indirect unlawful payments to government officials from any Bank or NBC corporate funds, or established or maintained any unlawful or unrecorded accounts with funds received from Bank or NBC.

         3.16 Insurance. Set forth in Schedule 3.16 hereto is an accurate and complete list of all policies of insurance, including the amounts thereof, owned by Bank or NBC or in which Bank or NBC is named as the insured party. All such policies are valid, outstanding and enforceable and will remain in full force and effect at least through the consummation of the transactions contemplated by this Agreement. Such insurance with respect to Bank's and NBC's property and the conduct of their businesses is in such amounts and against such risks as are usually insured against by persons operating similar properties and businesses in the State of Louisiana and, in the opinion of management of NBC and Bank, are adequate for the conduct of Bank's and NBC's businesses. Except as set forth in Schedule 3.16 hereto, neither Bank nor NBC has ever been refused any insurance nor have their coverages been limited by any insurance carrier to which they have applied for insurance or with which they have carried insurance during the last five (5) years.




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



         3.17 Powers of Attorney; Guarantees. Except as set forth in Schedule
3.17 hereto, other than in the ordinary course of business neither Bank nor NBC has given any power of attorney to any person to act on its behalf, or has any obligation or liability, either actual, accruing or contingent, as guarantor, surety, cosigner, endorser, co-maker or indemnitor in respect of the obligation of any person, corporation, partnership, joint venture, association, organization or other entity, which is still in effect.

         3.18 Tax Matters. Bank and NBC make the following representations with respect to tax matters:

         (a) For purposes of this Section, the following definitions shall apply:

         (1) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, state or local government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which any member of the NBC Consolidated Group is required to pay, withhold or collect.

         (2) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

         (b) To the knowledge of the NBC Consolidated Group, all Returns required to be filed by or on behalf of members of the NBC Consolidated Group have been duly filed and, to the knowledge of the NBC Consolidated Group, such Returns are true, complete and correct in all material respects. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the NBC Consolidated Group with respect to items or periods covered by such Returns or with respect to any period prior to the date of this Agreement. Each member of the NBC Consolidated Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owning to any employee, creditor, independent contractor, or other third party. There are no liens on any of the assets of any member of the NBC Consolidated Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that a member of the NBC Consolidated Group is contesting in good faith through appropriate proceedings and for which appropriate reserves have been established.

         (c) The Returns of the NBC Consolidated Group have never been audited by a government or taxing authority, nor to the knowledge of the NBC Consolidated Group, is any such audit in process, pending or threatened. To the knowledge of the NBC Consolidated Group, no deficiencies exist or have been asserted or are expected to be asserted with respect to Taxes of the NBC Consolidated Group, and no member of the NBC Consolidated Group has received notice or expects to receive notice that it has not filed a Return or paid Taxes required to be filed or paid by it. No member of the NBC Consolidated Group is a party to any action or proceeding for assessment or collection of Taxes, nor to the knowledge of the NBC Consolidated Group, has such event been asserted or threatened against any member of the NBC Consolidated Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to Taxes or Returns of the NBC Consolidated Group.

         3.19 Benefit and Employee Matters. (a) Schedule 3.19(a) lists all pension, retirement, stock option, stock purchase, stock ownership, savings, stock appreciation right, profit sharing, deferred compensation, employment, compensation arrangements, consulting, bonus, collective bargaining, group insurance and other employee benefit, incentive and welfare policies, contracts, plans and arrangements, and all trust agreements related thereto established



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



or maintained by NBC or Bank, for the benefit of any of the present or former directors, officers, or other employees of Bank and NBC. Schedule 3.19(a) also identifies each "employee benefit plan," as such term is defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by any member of the NBC Consolidated Group. Except as set forth in Schedule 3.19(a) hereto, neither Bank nor NBC maintains or contributes to any "employee benefit plan," as such term is defined in Section 3 of ERISA. Except as set forth in Schedule 3.19(a), all "employee benefit plans" maintained by Bank or NBC (all such plans being listed in Schedule 3.19(a) hereto) (collectively, the "Bank Plans") are in material compliance with the provisions of ERISA and the applicable provisions of the Code. No member of the NBC Consolidated Group has ever maintained or become obligated to contribute to any "employee benefit plan" as such term is defined in Section 3(3) of ERISA, (i) that is subject to Title IV of ERISA or (ii) that is a multiemployer plan under Title IV of ERISA. To the knowledge of the NBC Consolidated Group, no "prohibited transaction," as defined in Section 406 of ERISA or Section 4975 of the Code, has occurred that could result in liability to NBC, Bank or DGC or DGNB Louisiana. No member of the NBC Consolidated Group has any current or projected liability in respect of post-employment welfare benefits for retired, current or former employees, except as required to avoid excise tax under Section 4980B of the Code.

         (b) Except as set forth in Schedule 3.19(b) hereto, during the last five (5) years neither Bank nor NBC has been or is a party to any collective bargaining or other labor contract. During the last five years, there has not been, there is not presently pending or existing, and there is not threatened,
(a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any proceeding against or affecting any Bank or NBC relating to the alleged violation of any legal requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Bank or NBC or their premises, or (c) any application for certification of a collective bargaining agent. No event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by any Bank and NBC, and no such action is contemplated by any. Bank and NBC have complied in all material respects with all legal requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, and occupational safety and health. Neither Bank nor NBC is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing legal requirements.

         3.20 Contracts and Commitments; No Default. (a) The following information relating to Bank and NBC has been made available to DGC or DGNB
Louisiana:

              i) to the extent permitted by law, any bank regulatory agency reports relating to the examination of Bank which have been made available to Bank or NBC for the past five (5) years;

              ii) the name of each bank with which Bank or NBC has an account or safekeeping or custodial arrangement or correspondent relationship and the names of all persons who are authorized with respect thereto;

              iii) all mortgages, indentures, promissory notes, deeds of trust, loan or credit agreements or similar instruments under which Bank or NBC is indebted in an amount greater than $50,000 for borrowed money or the price of purchased property, accompanied by originals or certified copies thereof and all amendments or modifications of any thereof (other than certificates of deposit and other depository instruments);

              iv) any loans, including any other credit arrangements by Bank, to any holder of ten percent (10%) or more of NBC Common Stock, to any of Bank's or NBC's directors or executive officers, to any members of the immediate families of any of Bank's or NBC's directors or executive officers or to any corporation, firm or other organization in which any of such directors or executive officers has, directly or indirectly, beneficial ownership of more than ten percent (10%); and

              v) any pending application, including any documents or materials relating thereto, which has been filed by Bank or NBC with any bank regulatory authority in order to obtain the approval of such bank regulatory authority for the establishment of a new branch bank or a new subsidiary bank.

         (b) Except as set forth in Schedule 3.20 hereto, neither Bank nor NBC is a party to or bound by, nor have any bids or proposals been made by or to Bank or NBC with respect to, any written or oral, express or implied:

              i)    contract relating to the matters referred to in paragraph
        (a) above;

              ii) contract with or arrangement for directors, officers, employees, former employees, agents or consultants with respect to salaries, bonuses, percentage compensation, pensions, deferred compensation or retirement payments, or any profit-sharing, stock option, stock purchase or other employee benefit plan or arrangement, other than the contracts or arrangements referred to in Schedule 3.19(a) and Schedule 3.24;

              iii)  collective bargaining or union contract or agreement;

              iv) contract, commitment or arrangement for the borrowing of money or for a line of credit in an amount greater than $50,000;

              v) contract, commitment or arrangement for the lending of money or for the granting of a line of credit in an amount greater than $100,000;

              vi) contract or agreement for the future purchase by it of any materials, equipment, services, or supplies, which is not in the ordinary course of business, and has a term of more than twelve (12) months (including periods covered by any option to renew by either party);

              vii) contract containing covenants purporting to limit its freedom to compete; or

              viii) contract or commitment for the acquisition, construction or refurbishment of any property, plant or equipment, other than contracts and commitments for the acquisition, construction or refurbishment of any property, plant or equipment not in excess of $20,000 for any one establishment or $50,000 in the aggregate.

         (c) Each of Bank and NBC has performed all the obligations required to be performed by it under any contract, agreement, arrangement, commitment or other instrument to which it is a party (including, without limitation, any of those described in paragraphs (a) and (b) of this Section 3.20), and there is not, with respect to any such contract, agreement, commitment or other instrument, (i) any notice of violation, or (ii) any existing default (or event which, with or without due notice or lapse of time or both, would constitute a default) on the part of Bank or NBC, which default would have a material adverse effect on its business, operations, properties, assets or financial condition, and neither Bank nor NBC has received notice of any such default, nor has Bank or NBC knowledge of any facts or circumstances which would reasonably indicate that it will be or may be in default under, any such contract, agreement, arrangement, commitment or other instrument subsequent to the date hereof.

         3.21 Disclosure. All facts material to the business, operations, properties, assets, liabilities (contingent or otherwise), financial condition and prospects of Bank and NBC have been disclosed to DGC and DGNB Louisiana in writing in or pursuant to this Agreement. No representation or warranty contained in this Agreement, and no statement contained in any schedule or certificate, list or other writing furnished to DGC or DGNB Louisiana pursuant to the provisions hereof, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements herein or therein not misleading. No information material to this transaction which is necessary to make the representations and warranties herein contained not misleading has been withheld from, or has not been delivered in writing to, DGC and DGNB Louisiana.

         3.22 Litigation. Except as listed on Schedule 3.22, there are no actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of NBC or Bank, threatened, before any court, any governmental agency or instrumentality or any arbitration panel, against or affecting NBC or Bank or any of their subsidiaries or any of the directors, officers, or employees of the foregoing in their capacities as such, and to the knowledge of NBC or Bank no facts or circumstances exist that would be likely to result in the filing of any such action that would have a material adverse effect on NBC or Bank. Neither NBC or Bank nor any of their subsidiaries is subject to any currently pending judgment, order or decree entered in any lawsuit or proceeding.

         3.23 Environmental Matters. (a) To the best knowledge of each, NBC and Bank are, and have been, in compliance with all applicable federal, state and local laws, regulations, rules and decrees pertaining to pollution or protection of the environment ("Environmental Laws"), including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., the Louisiana Environmental Quality Act, La. R.S. 30: 2001 et seq., or any similar federal, state or local law, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of NBC and Bank.

         (b) To the best knowledge of each, all property owned, leased, operated or managed by NBC or Bank, or in which NBC or Bank has any interest, including any mortgage or security interest ("Business Property"), and all businesses and operations conducted on any of the Business Property (whether by NBC or Bank, a mortgagor, or any other person), are, and have been, in compliance with all applicable Environmental Laws, except for such instances of non-compliance that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of NBC or Bank.

         (c) To the best knowledge of each, there is no judicial, administrative, arbitration or other similar proceeding pending or threatened before any court, governmental agency, authority or other forum in which NBC or Bank or any prior owner of any Business Property has been or, with respect to threatened matters, is threatened to be named as a party relating to (i) alleged noncompliance with any applicable Environmental Law or (ii) the release or threatened release into the environment of any Hazardous Substance (as defined below), and relating to any of the Business Property, except for such proceedings pending or threatened that are not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of NBC or Bank, and to the knowledge of each there is no reasonable basis for any such proceeding. The term "Hazardous Substance" means any pollutant, contaminant, or toxic or hazardous substance, chemical, or waste defined, listed or regulated by any Environmental Law (and specifically shall include, but not be limited to, asbestos, polychlorinated biphenyls, and petroleum and petroleum products).

         (d) To the best knowledge of each, there has been no release or threatened release of a Hazardous Substance in, on, under, or affecting any of its Business Property, except such release or threatened release that is not reasonably likely to have, individually or in the aggregate, a material adverse effect on the financial condition, results of operations, business or prospects of NBC or Bank.

         3.24 Contract Termination Provisions. Except for those contracts set forth in Schedule 3.24 hereto, all contracts between Bank or NBC and any employee thereof or independent contractor thereto shall, by the terms of such contracts or a written addendum thereto, be terminable by DGC or DGNB Louisiana following the Mergers, upon no more than thirty (30) day's written notice to the employee or independent contractor.

                                  Article IV.

                     REPRESENTATIONS AND WARRANTIES OF DGC
                              AND DGNB LOUISIANA

         DGC and DGNB Louisiana represent and warrant to Bank and NBC as follows:

         4.01 Corporate Organization. DGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and DGNB Louisiana is a national banking association duly organized, validly existing and in good standing under the laws of the United States. DGC and DGNB Louisiana, respectively, have the corporate power and authority (and DGNB Louisiana has received appropriate authorizations from the OCC), to own or lease all of their properties and assets and to carry on their businesses as they are now being conducted.

         4.02 Capitalization. The authorized capital stock of DGC consists of 100,000,000 shares of DGC Common Stock, 25,000,000 shares of Class A Voting Preferred Stock, no par value, and 25,000,000 shares of Class B Non-Voting Preferred Stock, no par value (collectively, "the DGC Preferred Stock"). At the close of business on December 31, 1996, there were 19,379,643 shares of DGC Common Stock issued and outstanding and no shares of DGC Preferred Stock had been issued. In addition, options to acquire 677,584 shares of DGC Common Stock were outstanding. The authorized capital stock of DGNB Louisiana consists of 234,121 shares of DGNB Louisiana Common Stock. At the close of business on December 31, 1996, there were 234,121 shares of DGNB Louisiana Common Stock issued and outstanding, one hundred percent (100%) of which shares were owned by Deposit Guaranty Louisiana Corp., a wholly-owned subsidiary of DGC. All issued and outstanding shares of DGC Common Stock have been, and the shares of DGC Common Stock to be issued pursuant to the Holding Company Merger will be, duly authorized and validly issued, and all such shares are and will be fully paid. Except as referred to above, DGC does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of DGC Common Stock or DGC Preferred Stock or any security representing the right to purchase or otherwise receive any DGC Common Stock or DGC Preferred Stock.

         4.03 Authority; No Violation. (a) DGC and DGNB Louisiana, respectively, have full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The respective Boards of Directors of DGC and DGNB Louisiana, or a majority thereof, have duly and validly approved and adopted this Agreement and the transactions contemplated hereby, have executed or authorized the execution of and have authorized the delivery of this Agreement, and except for approval by the sole shareholder of DGNB Louisiana, no other corporate proceedings on the part of DGC or DGNB Louisiana are necessary or desirable to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by DGC and DGNB Louisiana and constitutes a valid and binding obligation of each of DGC and DGNB Louisiana, enforceable in accordance with its terms.

         (b) Neither the execution and delivery of this Agreement by DGC or DGNB Louisiana nor the consummation by DGC or DGNB Louisiana of the transactions contemplated hereby, nor compliance by DGC or DGNB Louisiana with any of the provisions hereof, will (i) violate any provision of the Certificate of Incorporation or Bylaws of DGC, or the Articles of Association or Bylaws of DGNB Louisiana, (ii) to the best knowledge of DGC and DGNB Louisiana violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to DGC or DGNB Louisiana, or any of their subsidiaries or any of their respective properties or assets, or (iii) to the best knowledge of DGC and DGNB Louisiana violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with or without due notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or other encumbrance upon any of the respective properties or assets of DGC or DGNB Louisiana, or any of their subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which

DGC or DGNB Louisiana, or any of their respective subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, or which either individually or in the aggregate will not have a material adverse effect on the business, operations, properties, assets or financial condition of DGC, DGNB Louisiana or any of their respective subsidiaries.

         4.04 Consents and Approvals. Except for consents and approvals of, or filings or registrations, with the SEC, the NYSE, OCC, the Federal Reserve Bank, the FDIC, and the Commissioner, no consents or approvals of or filings or registrations with any third party or any public body or authority are necessary in connection with (i) the execution and delivery by DGC and DGNB Louisiana of this Agreement or (ii) the consummation of the Mergers and the other transactions contemplated hereby.

         4.05 Legality of DGC Common Stock. The DGC Common Stock to be issued in connection with the Holding Company Merger, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and non-assessable, and free of pre-emptive rights.

         4.06 SEC Documents; Financial Statements. DGC has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1994 (the "DGC SEC Documents"), complete copies of which have been provided to NBC. The DGC SEC Documents complied as to form in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such DGC SEC Documents, and none of the DGC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The DGC financial statements included in the DGC SEC Documents have been audited by KPMG Peat Marwick LLP, certified public accountants (in the case of the DGC audited financial statements) in accordance with generally accepted auditing standards, have been prepared in accordance with generally accepted accounting principles and, except as disclosed therein, applied on a basis consistent with prior periods, and present fairly, in all material respects, the financial position of DGC and its consolidated subsidiaries at such dates and the results of operations and cash flows for the periods then ended, except, in the case of the DGC interim financial statements, as permitted by Rule 10-01 of Regulation S-X of the SEC. The DGC interim financial statements reflect all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair statement of the results for the interim periods presented therein. Neither DGC nor any of its consolidated subsidiaries has, nor are any of their respective assets subject to, any liability, commitment, debt or obligation (of any kind whatsoever whether absolute or contingent, accrued, fixed, known, unknown, matured or unmatured) that is material individually or in the aggregate, except as and to the extent reflected on the latest balance sheet included in the DGC interim financial statements (the "DGC Latest Balance Sheet"), or as may have been incurred or may have arisen since the date of the DGC Latest Balance Sheet in the ordinary course of business. Since the date of the DGC Latest Balance Sheet, there has been no change that has had or is likely to have a material adverse effect on DGC or its subsidiaries.

         4.07 Litigation. Except as disclosed by DGC in any report filed by it with the SEC prior to the date of this Agreement, there are no material actions, suits, proceedings, arbitrations or investigations pending or, to the knowledge of DGC and its subsidiaries, threatened against DGC or its consolidated subsidiaries which are required to be disclosed pursuant to Items 3 and 5 of Form 8-K, Items 1 and 5 of Form 10-Q and Item 103 of Regulation S-K of the SEC's Rules and Regulations, and, to the knowledge of DGC and its subsidiaries, no facts or circumstances exist that would form the basis for such actions, suits, proceedings, arbitrations or investigations.

         4.08 Statements are True and Correct. None of the information included in (a) the Registration Statement to be filed by DGC with the SEC in connection with the DGC Common Stock to be issued in the Holding Company Merger in accordance with Section 5.06 hereof, (b) the Proxy Statement to be mailed to the shareholders of NBC in connection with its shareholders meeting, and (c) any other documents to be filed with the SEC or any other regulatory authority in connection with the transactions contemplated hereby that has been or will be supplied by DGC or any of its subsidiaries, will, at the respective times such documents are filed, and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when first mailed to the shareholders of NBC, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading, or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the NBC shareholders' meeting, be false or misleading with respect to any material fact or omit to state any material fact necessary to make the statements therein in light of the circumstances under which they were made not misleading. All documents that DGC is responsible for filing with the SEC or any other regulatory authority in connection with the transactions contemplated hereby, will comply in all material respects with the provisions of applicable law.

         4.09 No Shareholder Vote. No vote of any class of shareholders of DGC is required to approve this Agreement or the transactions contemplated hereby in order to comply with the Mississippi Business Corporation Act, DGC's Articles of Incorporation or Bylaws, or the rules and regulations of any exchange on which the DGC Common Stock is listed or traded.

         4.10 Broker's and Finder's Fee. No agent, broker, person or firm acting on behalf of DGC or DGNB Louisiana is or will be entitled to any commission or broker's or finder's fee from any of the parties hereto, or from any affiliate of the parties hereto, in connection with any of the transactions contemplated herein.

         4.11 Disclosure. No representations or warranties by DGC or DGNB Louisiana in this Agreement and no statement contained in the schedules or exhibits or in any certificates to be delivered pursuant to this Agreement, contains or will contain any untrue statement of material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was made, in order to make the statements herein or therein not misleading.


                                  Article V.

                           COVENANTS OF THE PARTIES

         5.01 Conduct of Business. Except with the consent of the other parties hereto, during the period from the date of this Agreement to the Effective
Date:

         (a) Bank and NBC will conduct their businesses and engage in transactions only in the ordinary course and consistent with prudent banking practice.

         (b) Neither NBC nor Bank shall (i) increase by more than ten percent (10%) the compensation payable by Bank or NBC to any of its directors, officers, agents, consultants, or any of its employees whose total compensation after such increase would be in excess of $25,000 per annum, (ii) grant or pay any extraordinary bonus, percentage compensation, service award or other like benefit to any such director, officer, agent, consultant or employee, or (iii) make or agree to any extraordinary welfare, pension, retirement or similar payment or arrangement for the benefit of any such director, officer, agent, consultant or employee.

         (c) Neither NBC nor Bank shall sell or dispose of material assets except in the ordinary course of business.

         (d) Neither NBC nor Bank shall enter into any new capital commitments or make any capital expenditures, except commitments or expenditures within existing operating and capital budgets or otherwise in the ordinary course of business.

         (e) Neither Bank nor NBC shall authorize or issue any additional shares of any class of its capital stock or any securities exchangeable for or convertible into any such shares or any options or rights to acquire any such shares, nor shall Bank or NBC otherwise authorize or affect any change in its capitalization.

         (f) No dividends shall be paid by NBC. No dividends shall be paid by Bank except dividends by Bank to NBC to the extent necessary to fund authorized dividends of NBC and to pay necessary and routine expenses of NBC.

         5.02 Limitation on Actions. Prior to the Effective Date or until the termination of this Agreement, NBC shall not, without the prior approval of the chief executive officer of DGC,

         (a) solicit or encourage inquiries or proposals with respect to; or

         (b) except to the extent required in the opinion of its counsel by its legal obligations, furnish any information relating to or participate in any negotiations or discussions concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of a substantial equity interest in, NBC or any subsidiary thereof, or any business combination with NBC or any subsidiary thereof, other than as contemplated by this Agreement; and shall instruct its officers, directors, agents and affiliates to refrain from doing any of the above; provided, however, nothing herein shall be construed to prohibit the Board of Directors of NBC, after prior notice to DGC, from discussing or providing information to any person or entity that makes an unsolicited, bona fide proposal to acquire all of the stock or assets of NBC, if the said Board of Directors determines in good faith, on advice of counsel, that such action is required for their compliance with fiduciary duties to shareholders of NBC. If NBC furnishes information to or enters into discussions or negotiations with another party prior to December 31, 1997, and (ii) NBC enters into a definitive agreement with such party prior to June 30, 1998, then NBC shall pay DGC a fee of $100,000, unless the Agreement is terminated by DGC or DGNB Louisiana pursuant to Section 8.01(b) prior to NBC entering into a definitive agreement with such party.

         Bank and NBC agree to notify DGC by telephone within twenty-four hours of receipt of any inquiry with respect to a proposed merger, consolidation, assets acquisition, tender offer or other takeover transaction with another person or receipt of a request for information from the FDIC, OCC or other governmental authority with respect to a proposed acquisition of Bank or NBC by another party.

         5.03 Current Information. During the period from the date of this Agreement to the Effective Date, Bank and NBC will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of DGC and to report the general status of its ongoing operations. In addition, separate reporting on matters involving the loan portfolio will occur monthly and will include, but not be limited to, (i) all board reports, (ii) new and renewed loans (including loan applications), (iii) delinquency reports, (iv) loan extensions, (v) to the extent possible, loan policy exceptions, loan documentation exceptions, and financial statement exceptions, (vi) watch list reports, (vii) all written communications concerning problem loan accounts greater than $50,000, (viii) notification and written details involving new loan products and/or loan programs, and (ix) such other information regarding specific loans, the loan portfolio and management of the loan portfolio as may be requested. Bank and NBC will promptly notify DGC of any material change in the normal course of their business or in the operation of their properties and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving either party, and will keep DGC fully informed of such events.

         5.04 Access to Properties and Records; Confidentiality. (a) For purposes of allowing the parties and their counsel to prepare regulatory submissions, and for other relevant purposes, each party shall permit the other reasonable access to their properties during normal business hours, and shall disclose and make available to the other party and its agents all books, papers and records relating to its assets, stock ownership, properties, operations, obligations and liabilities, and, with respect to the NBC Consolidated Group, including, but not limited to its: books of account (including their general ledgers); tax records; minute books of directors' and shareholders' meetings; charter documents; bylaws; material contracts and agreements; filings with any regulatory authority; litigation files; compensatory plans affecting its employees; and any other materials pertaining to business activities, projects or programs in which the other parties may have a reasonable interest in light of the proposed Mergers. No member of the NBC Consolidated Group shall be required to provide access to or to disclose information where such access



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



or disclosure would violate or prejudice the rights of any customer or other person, would jeopardize the attorney-client privilege of the institution in possession or control of such information, or would contravene any law, rule, regulation, order, judgment, decree or binding agreement. The parties will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

         (b) All information furnished by any member of the NBC Consolidated Group pursuant hereto shall be treated as the sole property of the party furnishing the information until consummation of the Mergers contemplated hereby and, if such Mergers shall not occur, DGC and DGNB Louisiana shall return to NBC all documents or other materials containing, reflecting or referring to such information, shall use its best efforts to keep confidential all of such information, and shall not directly or indirectly use such information for any competitive or other commercial purpose. The obligation to keep such information confidential shall continue for two (2) years from the date the proposed Mergers are abandoned and shall not apply to (a) any information which (i) DGC and DGNB Louisiana can establish by convincing evidence was already in its possession prior to the disclosure thereof by NBC or Bank, (ii) was then generally known to the public or set forth in public records, (iii) became known to the public through no fault of DGC or DGNB Louisiana, or (iv) was disclosed to the party receiving the information by a third party not bound by an obligation of confidentiality, or (b) disclosures in accordance with an order of a court of competent jurisdiction.

         5.05 Interim Financial Statements. As soon as reasonably available, but in no event more than fifteen (15) days after the end of each month ending after the date of this Agreement, Bank and NBC will deliver to DGC copies of their monthly financial statements.

         5.06 Regulatory Matters. (a) DGC shall prepare and file a registration statement with the SEC on Form S-4 under the Securities Act (the "Registration Statement"), including a proxy statement (the "Proxy Statement") to be mailed to NBC shareholders in connection with the meeting to be called to consider the Holding Company Merger, as soon as reasonably practicable following the date of this Agreement. The Registration Statement shall comply in all material respects with the Securities Act and DGC will use its best efforts to cause the Registration Statement to be declared effective as soon as practicable, to qualify the DGC Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby.

         (b) DGC will use its best efforts to prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, approvals and authorizations of all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement, including those required by the OCC, the Federal Reserve Board, the FDIC and the Commissioner.

         (c) The parties shall cooperate in preparing the Registration Statement and the Proxy Statement. NBC will promptly furnish all such data and information relating to it and its subsidiaries as DGC may reasonably request for the purpose of including such data and information in the Registration Statement.

         (d) DGC will indemnify and hold harmless NBC, each of its directors, each of its officers and each person, if any, who controls NBC within the meaning of the Securities Act against any losses, claims, damages or liabilities, joint, several or solidary, to which they or any of them may become subject, under the Securities Act or the Securities Exchange Act of 1934, any state securities or blue sky laws, or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or Proxy Statement, or in any amendment or supplement thereto, or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred, promptly as they are incurred, by such person in connection with investigating or defending any such action or claim; provided, however, that DGC shall not be liable in any case to the extent that any such loss, claim, damage or liability (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement or Proxy Statement or any such amendment or supplement in reliance upon or in conformity with information furnished to DGC by or on behalf of the NBC Consolidated Group for use therein.

         (e) Promptly after receipt by an indemnified party under subparagraph
(d) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against DGC under such subparagraph, notify DGC in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify DGC of the commencement thereof, DGC shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party, and, after notice from DGC to such indemnified party of its election so to assume the defense thereof, DGC shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if DGC elects not to assume such defense or counsel for the indemnified parties advises in writing that there are material substantive issues which raise conflicts of interest between DGC or NBC and one or more of the indemnified parties, such indemnified parties may retain counsel satisfactory to them, and DGC shall pay all reasonable fees and expenses of such counsel for the indemnified parties promptly as statements therefor are received.

         5.07 Approval of Shareholders. NBC will (i) take all steps necessary to call, give notice of, convene and hold a special meeting of its shareholders as soon as practicable for the purpose of approving this Agreement and the transactions contemplated hereby and for such other purposes as may be necessary or desirable, (ii) recommend to its shareholders the approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its shareholders in connection with this Agreement, subject to any action taken by, or upon the authority of, such Board of Directors in the exercise of its good faith judgment as to its fiduciary duties to its shareholders based on the advice of legal counsel, and (iii) cooperate and consult with DGC and DGNB Louisiana with respect to each of the foregoing matters. NBC, as the sole shareholder of Bank, shall approve this Agreement and the Bank Merger.

         5.08 Compliance with SEC Rules 144 and 145. NBC shall identify in a letter to DGC, after consultation with its counsel and with DGC and its counsel, persons who may be deemed to be affiliates of NBC as that term is defined in Rule 145 under the Securities Act and who will become beneficial owners of Common Stock of DGC pursuant to the Holding Company Merger ("NBC Affiliates"). NBC shall use its best efforts to cause all NBC Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rules 144 and 145 under the Securities Act.

         5.09 Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall take all such necessary or desirable action.

         5.10 Public Announcements. DGC, DGNB Louisiana, Bank and NBC will cooperate with each other in the development and distribution of all news releases and other public information disclosures with respect to this Agreement or any of the transactions contemplated hereby. No party to this agreement shall make any public announcement or otherwise make any disclosure (either public or private), other than such disclosure to employees or agents of any such party as may be required to carry out the transactions contemplated by this Agreement and except as may be required by law, without the express written consent of all parties hereto. Each party hereto shall undertake such reasonable steps as may be required to ensure that its employees and agents comply with the provisions of this Section 5.10.

         5.11 Benefits. From and after the Effective Date, DGC will, subject to compliance with applicable legal and regulatory requirements, provide coverage for all Bank employees under all DGC employee benefit plans for which they are eligible, as soon as practicable after the Effective Date. All prior years of service of Bank employees will be counted for vesting and eligibility purposes under all applicable DGC employee benefit plans to the extent permitted by applicable law. Any Bank employee who, immediately prior to the Effective Date, is covered by or is a participant in a Bank employee benefit plan listed in Schedule 3.19 of this Agreement, shall, on the Effective Date, be covered by or participate in the comparable DGC employee benefit plan if a comparable plan otherwise is maintained by DGC and if the eligibility requirements of the DGC plan are met.

         5.12 Indemnification. (a) From and after the Effective Date, DGC shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of NBC (each such director, officer, employee or agent referred to as a "Holding Company Indemnified Party") against all losses, claims, damages, liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which the Holding Company Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law or by NBC's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

         (b) From and after the Effective Date, DGNB Louisiana shall indemnify, defend, and hold harmless the former directors, officers, employees and agents of Bank (each such director, officer, employee or agent referred to as a "Bank Indemnified Party") against all losses, claims, damages liabilities, judgments (and related expenses including but not limited to, attorney's fees and amounts paid in settlement), joint, several or solidary, and any action or other proceeding in respect thereof, to which Bank Indemnified Parties or any of them become subject, based upon or arising out of actions or omissions of such persons occurring at or prior to the Effective Date (including the transactions contemplated by this Agreement) to the full extent permitted under Louisiana Law or by Bank's Articles of Incorporation and Bylaws as in effect on the date hereof, whichever is greater.

         (c) DGNB Louisiana and DGC shall use its best efforts to maintain the existing directors' and officers' liability insurance policy of Bank and NBC, respectively, covering persons who are currently covered by such insurance for a period of five (5) years after the Effective Date on terms generally no less favorable than those in effect on the date of this Agreement; provided, however, that DGNB Louisiana and DGC may substitute therefor policies providing at least comparable coverage containing terms and conditions no less favorable than those in effect on the date of this Agreement.

         (d) The rights granted to the Holding Company Indemnified Parties and Bank Indemnified Parties hereby shall be contractual rights inuring to the benefit of all such parties and shall survive this Agreement and the Mergers, and any merger, consolidation or reorganization of DGC.

         5.13 Post-Merger Financial Information. During the six-month period following the Effective Date, DGC shall file all Forms 10-Q and 10-K required to be filed by it with the SEC timely.

         5.14 Listing Application. DGC shall promptly prepare and submit to the New York Stock Exchange a listing application covering the shares of DGC Common Stock issuable in the Holding Company Merger, and shall use its best efforts to obtain, prior to the Effective Date, approval for the listing of such DGC Common Stock for trading on the New York Stock Exchange upon official notice of issuance.


                                  Article VI.

                              CLOSING CONDITIONS

         6.01 Conditions to Each Party's Obligations under this Agreement. The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Effective Date of the following conditions, none of which may be waived:

         (a) This Agreement and the transactions contemplated hereby shall have been approved by two-thirds of the voting power present at the special meeting of shareholders of NBC called pursuant to Section 5.07 hereof.

         (b) None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Mergers.

         (c) DGC, DGNB Louisiana, NBC and Bank shall have received an opinion of Messrs. Watkins Ludlam & Stennis, P.A. substantially to the effect that the transactions contemplated by this Agreement will be treated for federal income tax purposes as a tax-free reorganization under Section 368 of the Code.

         (d) A Registration Statement relating to the shares of DGC Common Stock to be issued pursuant to this Agreement shall have become effective under the Securities Act and shall not be subject to any stop order or a threatened stop order. All necessary consents or permits from or registrations or filings with state securities commissions shall have been obtained or made.

         (e) This Agreement and the transactions contemplated hereby shall have been approved by the OCC and all other applicable federal and state authorities.

         6.02 Conditions to the Obligations of DGC and DGNB Louisiana under this Agreement. The obligations of DGC and DGNB Louisiana under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by DGC and DGNB Louisiana:

         (a) Each of the obligations of Bank and NBC required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with and the representations and warranties of Bank and NBC contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and DGC and DGNB Louisiana shall have received a certificate to that effect signed by the president of Bank and NBC.

         (b) All action required to be taken by, or on the part of, Bank and NBC to authorize the execution, delivery and performance of this Agreement by Bank and NBC and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of Bank and NBC and DGC and DGNB Louisiana shall have received certified copies of the resolutions evidencing such authorization.

         (c) Any and all permits, consents, waivers, clearances, approvals and authorizations (in addition to those referred to in Section 6.01 hereof) of all third parties and governmental bodies shall have been obtained by Bank and NBC, which are necessary in connection with the consummation of the Mergers by NBC and Bank and the other transactions contemplated hereby.

         (d) DGC and DGNB Louisiana shall have received an opinion from Kantrow, Spaht, Weaver & Blitzer (A Professional Law Corporation), counsel to Bank and NBC, dated the date of the Closing, in form satisfactory to DGNB Louisiana and DGC to the effect that:

              i) NBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Bank is a state banking corporation duly organized, validly existing and in good standing under the laws of Louisiana (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking Laws of the State of Louisiana, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

              ii) This Agreement has been duly and validly authorized, executed and delivered by NBC and Bank and is valid and enforceable against each of them, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

              iii) The authorized capital stock of NBC consists of 10,000,000 shares of NBC Common Stock, of which, as of December 31, 1996, 469,660 shares have been duly issued, are presently outstanding and are fully paid and non-assessable and 1,000,000 shares of Preferred Stock of which, as of December 31, 1996, no shares are outstanding;

              iv) The authorized capital stock of Bank consists of 125,000 shares of Bank Common Stock of which, as of December 31, 1996, 100,000 shares are issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

              v) The execution and delivery by NBC and Bank of this Agreement, consummation by NBC and Bank of the transactions contemplated hereby and compliance by NBC and Bank with the provisions hereof will not violate the Articles of Incorporation of NBC or Bank or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which NBC or Bank is a party or to which they may be subject; and

              vi) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to NBC and Bank may rely, to the extent they deem appropriate, upon certificates of officers of NBC and Bank, provided, such certificates are delivered to DGC and DGNB Louisiana prior to the Closing or attached to the opinion of counsel.

         (e) There shall not have occurred any material adverse change in the financial condition, results of operations, business or prospects of NBC or Bank from the date of the NBC Latest Balance Sheet to the Closing.

         (f) NBC shall have used it bests efforts to cause all Affiliates to execute and deliver to DGC written agreements to comply with the applicable resale restrictions set forth in Rule 145 under the Securities Act.

         (g) Prior to the Effective Date, all outstanding options to acquire shares of NBC Common Stock listed on Schedule 6.02(g) shall have been exercised or terminated.

         Bank and NBC will furnish DGC and DGNB Louisiana with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.02 as DGC and DGNB Louisiana may reasonably request.

         6.03 Conditions to the Obligations of Bank of Commerce and NBC Financial Corporation under this Agreement. The obligations of Bank and NBC under this Agreement shall be further subject to the satisfaction, at or prior to the Effective Date, of the following conditions, any one or more of which may be waived by Bank and NBC:

         (a) Each of the obligations of DGC or DGNB Louisiana, respectively, required to be performed by them at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied in all material respects with and the representations and warranties of DGC and DGNB Louisiana contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Effective Date as though made at and as of the Effective Date (except as otherwise contemplated by this Agreement) and Bank and NBC shall have received certificates to that effect signed by the presidents of DGC and DGNB Louisiana, respectively.

         (b) All action required to be taken by, or on the part of, DGC and DGNB Louisiana to authorize the execution, delivery and performance of this Agreement of DGC and DGNB Louisiana and the consummation of the transactions contemplated hereby shall have been duly and validly taken by the Boards of Directors of DGC and DGNB Louisiana, respectively, and Bank and NBC shall have received certified copies of the resolutions evidencing such authorization.

         (c) There shall not have occurred any material adverse change in the financial condition, results of operations, business or prospects of DGC or DGNB Louisiana from December 31, 1996 to the Closing.

         (d) NBC and Bank shall have received from Messrs. Watkins, Ludlam and Stennis, P.A., counsel for DGC and DGNB Louisiana (or as to certain matters involving Louisiana law from Louisiana counsel to DGC, DG Louisiana and DGNB Louisiana), an opinion, dated as of the Closing, in form and substance satisfactory to NBC and Bank, to the effect that:

                  i) DGC is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. DGC is qualified to do business as a foreign corporation in Louisiana. DGNB Louisiana is a national bank duly organized, validly existing and in good standing under the laws of the United States (a) has all requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, (b) is duly authorized to conduct a general banking business under the Banking
         Laws of the United States, and (c) is an insured bank as defined in the Federal Deposit Insurance Act;

                  ii) This Agreement has been duly and validly authorized, executed and delivered by DGC and DGNB Louisiana is valid and enforceable, except that enforcement may be limited by bankruptcy, reorganization, insolvency and other similar laws and court decisions relating to or affecting the enforcement of creditors' rights generally and by general equitable principles;

                  iii) The authorized capital stock of DGC consists of 100,000,000 shares of DGC Common Stock, 25,000,000 shares of Class A Voting Preferred Stock, no par value, and 25,000,000 shares of Class B Non-Voting Preferred Stock, no par value of which, as of December 31, 1996, 39,185,394 shares of Common Stock have been duly issued, are presently outstanding and are fully paid and non-assessable. All shares of DGC Common Stock to be issued to holders of NBC Common Stock will be, when issued as described in this Agreement and the Registration Statement, duly authorized and validly issued, fully paid and non-assessable, free of liens, security interests, pledges or other encumbrances and all preemptive or similar rights other than liens, security interests, pledges or other encumbrances placed thereon by the holders of NBC Common Stock;

                  iv) The authorized capital stock of DGNB Louisiana consists of 234,121 shares of DGNB Louisiana Common Stock of which, as of December 31, 1996, 234,121 shares are issued and outstanding; all of such outstanding shares are validly issued, fully paid and non-assessable;

                  v) The execution and delivery by DGC and DGNB Louisiana of this Agreement, consummation by DGC and DGNB Louisiana of the transactions contemplated hereby and compliance by DGC and DGNB Louisiana with the provisions hereof will not violate the Articles of Incorporation or Association of DGC and DGNB Louisiana or violate, result in a breach of, or constitute a default under, any material lease, mortgage, contract, agreement, instrument, judgment, order or decree to which DGC and DGNB Louisiana is a party or to which they may be subject;

                  vi) the Registration Statement has become effective, and to such counsel's knowledge, no stop order suspending its effectiveness has been issued nor have any proceedings for that purpose been instituted;

                  vii) the Registration Statement and each amendment or supplement thereto, as of their respective effective or issue dates, complied as to form in all material respects with the requirements of the Securities Act and the rules and regulations promulgated thereunder, and we do not know of any contracts or documents required to be filed as exhibits to the Registration Statement which are not filed as required; it being understood that such counsel need express no opinion as to the financial statements or other financial or statistical data contained in or omitted from the Registration Statement or the Proxy Statement; and

                  viii) Such counsel has participated in several conferences with representatives of the parties of this Agreement and their respective accountants and counsel in connection with the preparation of the Registration Statement and the Proxy Statement to be filed in connection with the transactions contemplated by this Agreement and have considered the matters required to be stated therein and the statements contained therein, and based on the foregoing (in certain circumstances relying as to materiality on the opinions of officers and representatives of the parties to this Agreement) nothing has come to the attention of such counsel that would lead them to believe that such Registration Statement or the Proxy Statement, as amended or supplemented if it has been amended or supplemented, at the time it became effective and as amended or supplemented, (in the case of the Registration Statement) or at the time distributed to shareholders (in the case of the Proxy Statement), contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein not misleading (except in each such case for the financial statements and other financial and statistical data included therein, as to which no opinion need be rendered).

         As to matters of fact, counsel to DGC and DGNB Louisiana may rely, to the extent they deem appropriate, upon certificates of officers of DGC and DGNB Louisiana, provided, such certificates are delivered to NBC and Bank prior to the Closing or attached to the opinion of counsel.

         (e) NBC shall have received a letter from National Capital Corporation, or another financial advisor selected by NBC dated within five (5) days of the date of mailing of the Proxy Statement to its shareholders to the effect that the terms of the Holding Company Merger are fair to its shareholders from a financial point of view.

         DGC and DGNB Louisiana will furnish Bank and NBC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 6.03 as Bank and NBC may reasonably request.

                                 Article VII.

                                    CLOSING

         7.01 Time and Place. Subject to the provisions of Articles VI and VIII hereof, the Closing of the transactions contemplated hereby shall take place at the offices of DGC, One Deposit Guaranty Plaza, 210 East Capitol Street, Jackson, Mississippi 39205 at 9:00 A.M., local time, on the last business day of the month after all of the conditions contained in Section 6.01(a) and
Section 6.01(e) are satisfied or at such other place, at such other time, or on such other date as DGC, DGNB Louisiana, NBC and Bank may mutually agree upon for the Closing to take place.

         7.02 Deliveries at the Closing. Subject to the provisions of Articles VI and VIII hereof, at the Closing there shall be delivered to DGC, DGNB Louisiana, NBC and Bank the opinions, certificates, and other documents and instruments required to be delivered under Article VI hereof.


                                 Article VIII.

                                  TERMINATION

         8.01 Termination. This Agreement may be terminated at any time prior to the Effective Date, whether before or after approval of the Holding Company Merger by the shareholders of NBC:

         (a) by mutual written consent of the parties, properly authorized by their respective Boards of Directors;

         (b) by DGC and DGNB Louisiana, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, business or prospects of NBC or Bank from the date of the NBC Latest Balance Sheet;

         (c) by NBC and Bank, if at the time of such termination there shall have been any material adverse change in the financial condition, results of operations, business or prospects of DGC from December 31, 1996;

         (d) by any party hereto, if a United States District Court shall rule upon application of the Department of Justice after a full trial on the merits or a decision on the merits based on a stipulation of facts that the transactions contemplated by this Agreement violate the antitrust laws of the United States;

         (e) by any party hereto, if at the special meeting of shareholders to be called by NBC pursuant to this Agreement, this Agreement shall not have been approved by the affirmative vote of the holders of at least a majority of the outstanding shares of NBC Common Stock voted at the special meeting of shareholders of NBC called pursuant to Section 5.07 hereof;

         (f) by DGC and DGNB Louisiana, in the event dissenters' rights are exercised with respect to more than ten percent (10%) of the shares of NBC Common Stock;

         (g) by any party hereto if Closing shall not have occurred by December 31, 1997.

         8.02 Effect of Termination. In the event of termination of this Agreement by either DGC, DGNB Louisiana, NBC or Bank as provided above, this Agreement shall forthwith become void and except as provided in Section 5.02,
Section 5.04 and Section 9.01 hereof there shall be no further liability on the part of Bank, NBC, DGC, DGNB Louisiana, or their respective officers or directors.

                                  Article IX.

                                 MISCELLANEOUS

         9.01 Expenses. Except as set forth below, all out-of-pocket costs and expenses incurred in connection with the Mergers (including, but not limited to, counsel fees) shall be paid by the party incurring such costs and expenses.

         9.02 Notices. All notices or other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by prepaid registered or certified first class mail (return receipt requested) or by facsimile, cable, telegram or telex addressed as follows:

         (a)      If to DGC or DGNB Louisiana, to:

                  Deposit Guaranty Corp.
                  One Deposit Guaranty Plaza
                  210 East Capitol Street
                  P.0. Box 730
                  Jackson, Mississippi  39205
                  Attention: Thomas M. Hontzas
                  Fax Number: (601) 354-8288

                  Copy to:

                  Watkins Ludlam & Stennis, P.A.
                  633 North State Street  (39202)
                  Post Office Box 427
                  Jackson, Mississippi  39205-0427
                  Attention: L. Keith Parsons, Esq.
                  Fax Number: (601) 949-4804

         (b)      If to Bank or NBC, to:

                  NBC Financial Corporation
                  7777 Jefferson Highway
                  Baton Rouge, LA 70809
                  Attn: Thomas A. Boone
                  Fax Number: (504) 926-7582

                  Copy to:

                  Kantrow, Spaht, Weaver & Blitzer (APLC)
                  445 North Blvd. (70802)
                  P. O. Box 2997
                  Baton Rouge, LA 70821
                  Attn: Bob D. Tucker, Esq.
                  Fax Number:   (504) 343-0637

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

         9.03 Parties in Interest. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other parties, and that nothing in this Agreement is intended to confer, expressly or by implication, upon any other person any rights or remedies under or by reason of this Agreement.

         9.04 Amendment, Extension and Waiver. Subject to applicable law, at any time prior to the consummation of the Mergers, whether before or after approval thereof by the NBC shareholders, DGC, DGNB Louisiana, NBC and Bank may, by action taken by their respective Boards of Directors (i) amend this Agreement, (ii) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (iii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (iv) waive compliance with any of the agreements or conditions contained in Articles V and VI (other than the conditions set forth in Section 6.01 hereof); provided, however, that, except as explicitly set forth in Section 1.01 hereof, after any approval of the Holding Company Merger by the shareholders of NBC, there may not be, without further approval of such shareholders, any amendment, extension or waiver of this Agreement which changes the amount or form of consideration to be delivered to shareholders of NBC. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         9.05 Complete Agreement. This Agreement, including the documents and other writings referred to herein or delivered pursuant hereto and the Confidentiality Agreement dated December 4, 1996, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties, both written and oral, with respect to its subject matter.

         9.06 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date, or the earlier termination of this Agreement pursuant to Article VIII hereof. Each party hereby agrees that its sole right and remedy with respect to any breach of a representation or a warranty by the other party shall be to not consummate the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6.02(a) or 6.03(a) hereof, provided, however, that the foregoing shall not be deemed a waiver of any claim for intentional misrepresentation or fraud.

         9.07 Counterparts. This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

         9.08 Governing Law. This Agreement shall be governed by the laws of the State of Louisiana, without giving effect to the principles of conflicts of laws thereof.

         9.09 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         IN WITNESS WHEREOF, a majority of the members of the Boards of Directors of DGNB Louisiana and Bank of Commerce, respectively, have each executed this Agreement and directed the authorized signature and seal of each respective bank to be set hereunto by its President and attested to by its Secretary or Cashier, and the Boards of Directors of DGC and NBC have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first above written.

                                 [Signatures]

                                   EXHIBIT B

               FAIRNESS OPINION OF NATIONAL CAPITAL CORPORATION

                               __________, 1997


The Board of Directors
NBC Financial Corporation
7777 Jefferson Highway
Baton Rouge, Louisiana  70809

Attention:  Mr. Thomas A. Boone, President and Chief Executive Officer

Gentlemen:

We understand that NBC Financial Corporation ("NBC") and Deposit Guaranty Corporation ("Deposit Guaranty") have entered into an Agreement and Plan of Merger, dated as of February 20, 1997, (the "Agreement"). Pursuant to the Agreement, NBC will be merged with and into a wholly owned subsidiary of Deposit Guaranty with the wholly owned subsidiary as the surviving entity resulting from the merger (the "Merger"). Upon consummation of the Merger, each share of common stock of NBC will be converted into 0.75808 shares of Deposit Guaranty Corporation common stock. You have provided us with the proxy statement/prospectus, which includes the Agreement, in substantially the form to be sent to the stockholders of Deposit Guaranty and NBC (the "Proxy Statement").

National Capital Corporation ("NCC") has extensive experience in investment analysis and the valuation of bank and bank holding company securities in connection with acquisitions and mergers. Neither NCC, nor any of its officers, directors, or employees has an interest in the common stock of NBC. NCC has performed valuation services for NBC prior to the present engagement, and an affiliate of NCC, American Planning Corporation ("APC"), has provided strategic planning advisory services to NBC and its subsidiary bank. The revenues derived from such services are insignificant when compared to the total gross revenues of NCC and/or APC. NCC is currently acting as financial advisor to the Board of Directors of NBC in connection with the Merger and will receive a fee for such services, payment of a portion of which is contingent upon consummation of the Merger.

You have asked us to render our opinion as to whether the Exchange Ratio is fair, from a financial point of view, to the stockholders of NBC.

In the course of our analysis for rendering this opinion, we have:

         reviewed the Proxy Statement;

         reviewed Deposit Guaranty's Annual Report to Stockholders, Annual
              Report on Form 10-K for the fiscal year ended December 31, 1996, and the materials incorporated by reference in the Proxy Statement;

         reviewed NBC's Audited Financial Report for the fiscal years ended
              December 31, 1995, and December 31, 1996;

         reviewed certain operating and financial information provided to us by Deposit Guaranty's management related to its business and prospects and reviewed certain operating and financial information, including projections, provided to us by NBC's management relating to its business and prospects;

         met with certain members of NBC's senior management to discuss their operations, historical financial statements, and future prospects;

         reviewed the historical prices and trading volumes of the shares of Deposit Guaranty Common Stock and NBC Common Stock;

         reviewed publicly available financial data and stock market performance data of companies which we deemed generally comparable to Deposit Guaranty and NBC;

         reviewed the terms of recent acquisitions of companies which we deemed generally comparable to the Merger; and

         conducted such other studies, analyses, inquiries, and investigations as we deemed appropriate.

In the course of our review, we have relied upon and assumed the accuracy and completeness of the financial and other information provided to us by Deposit Guaranty and NBC. With respect to NBC's projected financial results, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of NBC as to the expected future performance of NBC. We have not assumed any responsibility for the information or projections provided to us and we have further relied upon the assurances of the management of NBC that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets of Deposit Guaranty and NBC. Our opinion is necessarily based on economic, market, and other conditions, and the information made available to us, as of the date hereof.

Based on the foregoing, it is our opinion that the Exchange Ratio is fair, from a financial point of view, to the stockholders of NBC.

Yours very truly,



NATIONAL CAPITAL CORPORATION





By:
   ------------------------------
   J. Ken Walters
   President

                                   EXHIBIT C

                     SECTION 131 OF THE LOUISIANA BUSINESS
                                CORPORATION LAW

                            La. R.S. 12:131 (1993)

Section 131.  Rights of a shareholder dissenting from certain corporate actions

         A. Except as provided in subsection B of this section, if a corporation has, by vote of its shareholders, authorized a sale, lease or exchange of all of its assets, or has, by vote of its shareholders, become a party to a merger or consolidation, then, unless such authorization or action shall have been given or approved by at least eighty percent of the total voting power, a shareholder who voted against such corporate action shall have the right to dissent. If a corporation has become a party to a merger pursuant to R.S. 12:112(H), the shareholders of any subsidiaries party to the merger shall have the right to dissent without regard to the proportion of the voting power which approved the merger and despite the fact that the merger was not approved by vote of the shareholders of any of the corporations involved.

         B. The right to dissent provided by this Section shall not exist in the case of:

         (1) A sale pursuant to an order of a court having jurisdiction in the premises.

         (2) A sale for cash on terms requiring distribution of all or substantially all of the net proceeds to the shareholders in accordance with their respective interests within one year after the date of the sale.

         (3) Shareholders holding shares of any class of stock which, at the record date fixed to determine shareholders entitled to receive notice of and to vote at the meeting of shareholders at which a merger or consolidation was acted on, were listed on a national securities exchange, or were designated as a national market system security on an inter-dealer quotation system by the National Association of Securities Dealers, unless the articles of the corporation issuing such stock provide otherwise or the shares of such shareholders were not converted by the merger or consolidation solely into shares of the surviving or new corporation.

         C. Except as provided in the last sentence of this subsection, any shareholder electing to exercise such right of dissent shall file with the corporation, prior to or at the meeting of shareholders at which such proposed corporate action is submitted to a vote, a written objection to such proposed corporate action, and shall vote his shares against such action. If such proposed corporate action be taken by the required vote, but by less than eighty percent of the total voting power, and the merger, consolidation or sale, lease or exchange of assets authorized thereby be effected, the corporation shall promptly thereafter give written notice thereof, by registered mail, to each shareholder who filed such written objection to, and voted his shares against, such action, at such shareholder's last address on the corporation's records. Each such shareholder may, within twenty days after the mailing of such notice to him, but not thereafter, file with the corporation a demand in writing for the fair cash value of his shares as of the day before such vote was taken; provided that he state in such demand the value demanded, and a post office address to which the reply of the corporation may be sent, and at the same time deposit in escrow in a chartered bank or trust company located in the parish of the registered office of the corporation, the certificates representing his shares, duly endorsed and transferred to the corporation upon the sole condition that said certificates shall be delivered to the corporation upon payment of the value of the shares determined in accordance with the provisions of this section. With his demand the shareholder shall deliver to the corporation, the written acknowledgment of such bank or trust company that it so holds his certificates of stock. Unless the objection, demand and acknowledgment aforesaid be made and delivered by the shareholder within the period above limited, he shall conclusively be presumed to have acquiesced in the corporate action proposed or taken. In the case of a merger pursuant to R.S. 12:112(H), the dissenting shareholder need not file an objection with the corporation nor vote against the merger, but need only file with the corporation, within twenty days after a copy of the merger certificate was mailed to him, a demand in writing for the cash value of his shares as of the day before the certificate was filed with the secretary of state, state in such demand the value demanded and a post office address to which the corporation's reply may be sent, deposit the certificates representing his shares in escrow as hereinabove provided, and deliver to the corporation with his demand the acknowledgment of the escrow bank or trust company as hereinabove prescribed.

         D. If the corporation does not agree to the value so stated and demanded, or does not agree that a payment is due, it shall, within twenty days after receipt of such demand and acknowledgment, notify in writing the shareholder, at the designated post office address, of its disagreement, and shall state in such notice the value it will agree to pay if any payment should be held to be due; otherwise it shall be liable for, and shall pay to the dissatisfied shareholder, the value demanded by him for his shares.

         E. In case of disagreement as to such fair cash value, or as to whether any payment is due, after compliance by the parties with the provisions of subsections C and D of this section, the dissatisfied shareholder, within sixty days after receipt of notice in writing of the corporation's disagreement, but not thereafter, may file suit against the corporation, or the merged or consolidated corporation, as the case may be, in the district court of the parish in which the corporation or the merged or consolidated corporation, as the case may be, has its registered office, praying the court to fix and decree the fair cash value of the dissatisfied shareholder's shares as of the day before such corporate action complained of was taken, and the court shall, on such evidence as may be adduced in relation thereto, determine summarily whether any payment is due, and, if so, such cash value, and render judgment accordingly. Any shareholder entitled to file such suit may, within such sixty-day period but not thereafter, intervene as a plaintiff in such suit filed by another shareholder, and recover therein judgment against the corporation for the fair cash value of his shares. No order or decree shall be made by the court staying the proposed corporate action, and any such corporate action may be carried to completion notwithstanding any such suit. Failure of the shareholder to bring suit, or to intervene in such a suit, within sixty days after receipt of notice of disagreement by the corporation shall conclusively bind the shareholder (1) by the corporation's statement that no payment is due, or (2) if the corporation does not contend that no payment is due, to accept the value of his shares as fixed by the corporation in its notice of disagreement.

         F. When the fair value of the shares has been agreed upon between the shareholder and the corporation, or when the corporation has become liable for the value demanded by the shareholder because of failure to give notice of disagreement and of the value it will pay, or when the shareholder has become bound to accept the value the corporation agrees is due because of his failure to bring suit within sixty days after receipt of notice of the corporation's disagreement, the action of the shareholder to recover such value must be brought within five years from the date the value was agreed upon, or the liability of the corporation became fixed.

         G. If the corporation or the merged or consolidated corporation, as the case may be, shall, in its notice of disagreement, have offered to pay to the dissatisfied shareholder on demand an amount in cash deemed by it to be the fair cash value of his shares, and if, on the institution of a suit by the dissatisfied shareholder claiming an amount in excess of the amount so offered, the corporation, or the merged or consolidated corporation, as the case may be, shall deposit in the registry of the court, there to remain until the final determination of the cause, the amount so offered, then, if the amount finally awarded such shareholder, exclusive of interest and costs, be more than the amount offered and deposited as aforesaid, the costs of the proceeding shall be taxed against the corporation, or the merged or consolidated corporation, as the case may be; otherwise the costs of the proceeding shall be taxed against such shareholder.

         H. Upon filing a demand for the value of his shares, the shareholder shall cease to have any of the rights of a shareholder except the rights accorded by this section. Such a demand may be withdrawn by the shareholder at any time before the corporation gives notice of disagreement, as provided in subsection D of this section. After such notice of disagreement is given, withdrawal of a notice of election shall require the written consent of the corporation. If a notice of election is withdrawn, or the proposed corporate action is abandoned or rescinded, or a court shall determine that the shareholder is not entitled to receive payment for his shares, or the shareholder shall otherwise lose his dissenter's rights, he shall not have the right to receive payment for his shares, his share certificates shall be returned to him (and, on his request, new certificates shall be issued to him in exchange for the old ones endorsed to the corporation), and he shall be reinstated to all his rights as a shareholder as of the filing of his demand for value, including any intervening preemptive rights, and the right to payment of any intervening dividend or other distribution, or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Deposit Guaranty is incorporated under the laws of Mississippi. Subarticle E of Article 8 of the Mississippi Business Corporation Act prescribes the conditions under which indemnification may be obtained by a present or former director or officer of Deposit Guaranty who incurs expenses or liability as a consequence of matters arising out of his activities as a director or officer.

         Article Nine of Deposit Guaranty's Articles of Incorporation also provides for indemnification of officers and directors under certain circumstances. Deposit Guaranty has purchased a liability policy which, subject to any limitations set forth in the policy, indemnifies Deposit Guaranty's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed by such person in his capacity as an officer or director.

ITEM 21.  EXHIBITS

         The following exhibits are furnished (or incorporated by reference) as a part of this Registration Statement:

         Exhibit Number                              Description
         --------------                              -----------
                2                   Agreement and Plan of Merger dated as of February 20, 1997, as amended, included as Exhibit A to the Proxy Statement/Prospectus contained herein

                5                   Opinion of Watkins Ludlam & Stennis, P.A. regarding legality of common stock registered hereby

                8                   Opinion of Watkins Ludlam & Stennis, P.A. regarding tax matters

                23(a)               Consent of KPMG Peat Marwick LLP,
                                    independent auditors, with respect to
                                    consolidated financial statements of
                                    Deposit Guaranty Corp.

                23(b)               Consent of Hannis T. Bourgeois & Co., L.L.P., independent accountants, with respect to consolidated financial statements of NBC Financial Corporation

                23(c)               Consent of Watkins Ludlam & Stennis, P.A. is contained in their opinion filed as Exhibit 5 to this Registration Statement

                23(d)               Consent of National Capital Corporation

                24                  Power of attorney included as part of signature page

                99                  Form of Proxy


ITEM 22.  UNDERTAKINGS

         (1) The Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

         (2) The Registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and issued in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         (4) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         (5) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (6) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, Deposit Guaranty certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jackson, State of Mississippi on this the 15th day of April, 1997.

DEPOSIT GUARANTY CORP.

BY:  /s/ E. B. Robinson, Jr.
   ----------------------------------
     E. B. Robinson, Jr.
     Chairman of the Board and
     Chief Executive Officer

           KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below constitutes and appoints E. B. Robinson, Jr., Howard L. McMillan, Jr., and J. Clifford Harrison, and each of them (with full power to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and on his behalf and in his name, place and stead, in any and all capacities, to sign, execute and affix his name and signature to and file any and all documents relating to the registration under the Securities Act of 1933 of shares of Deposit Guaranty Common Stock for issuance to the shareholders of NBC Financial Corporation in accordance with the Merger Agreement, and do hereby grant to said attorneys, and each of them full power and authority to do and perform each and every act and thing necessary to be done in and about the premises in order to effectuate such registration as fully to all intents and purposes as he might do personally, and do hereby ratify and confirm all that said attorneys, or any of them, may lawfully do or cause to be done by virtue hereof. The documents referred to include a Registration Statement under the Securities Act of 1933 on Form S-4, and any amendments (including post effective amendments) thereto, and all documents deemed necessary or desirable by said attorneys-in-fact to be filed with departments or agencies of the several states regulating the qualification or registration of securities under Blue Sky laws of said states, together with any and all documents and all exhibits relating to the registration statement, amendments, or exhibits required to be filed with any administrative or regulatory agency or authority.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.



         NAME                              TITLE                  DATE
         ----                              -----                  ----
/s/ E. B. ROBINSON, JR.
------------------------------    Chairman of the Board       April 15, 1997
E. B. Robinson, Jr.               and Director  (Principal
                                  Executive Officer)


/s/ HOWARD L. MCMILLAN, JR.
------------------------------    President and Director      April 15, 1997
Howard L. McMillan, Jr.


/s/ ARLEN L. MCDONALD
------------------------------    Executive Vice President    April 15, 1997
Arlen L. McDonald                 (Principal Financial
                                  Officer)

/s/ STEPHEN E. BARKER
--------------------------------    Controller (Principal      April 15, 1997
Stephen E. Barker                     Accounting Officer)


/s/ HALEY R. BARBOUR
--------------------------------    Director                   April 15, 1997
Haley R. Barbour


/s/ RICHARD H. BREMER
--------------------------------    Director                   April 15, 1997
Richard H. Bremer


/s/ SHARON S. GREENER
--------------------------------    Director                   April 15, 1997
Sharon S. Greener


/s/ WARREN A. HOOD, JR.
--------------------------------    Director                   April 15, 1997
Warren A. Hood, Jr.


/s/ CHARLES L. IRBY
--------------------------------    Director                   April 15, 1997
Charles L. Irby


/s/ WILLIAM R. JAMES
--------------------------------    Director                   April 15, 1997
William R. James


/s/ BOOKER T. JONES
--------------------------------    Director                   April 15, 1997
Booker T. Jones


/s/ RICHARD D. MCRAE, JR.
--------------------------------    Director                   April 15, 1997
Richard D. McRae, Jr.


/s/ W. R. NEWMAN, III
--------------------------------    Director                   April 15, 1997
W. R. Newman, III


/s/ JOHN N. PALMER
--------------------------------    Director                   April 15, 1997
John N. Palmer


/s/ J. KELLEY WILLIAMS
--------------------------------    Director                   April 15, 1997
J. Kelley Williams

                               INDEX TO EXHIBITS


Exhibit Number         Description                                                                   Page Number
--------------         -----------                                                                   -----------
2                      Agreement and Plan of Merger dated as of February 20, 1997, as amended, included as Exhibit A to the Proxy Statement/Prospectus contained herein

5                      Opinion of Watkins Ludlam & Stennis, P.A. regarding legality of common stock registered hereby

8                      Opinion of Watkins Ludlam & Stennis, P.A. regarding tax matters

23(a) Consent of KPMG Peat Marwick LLP, independent auditors, with respect to consolidated financial statements of Deposit Guaranty Corp.

23(b)                  Consent of Hannis T. Bourgeois, & Co., L.L.P., independent accountants, with respect to consolidated financial statements of NBC Financial
                       Corporation

23(c)                  Consent of Watkins Ludlam & Stennis, P.A. is contained in their opinion filed as Exhibit 5 to this Registration Statement

23(d)                  Consent of National Capital Corporation

24                     Power of attorney included as part of signature page


99                     Form of Proxy